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TABLE OF CONTENTS Table of Contents
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 14, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YCC HOLDINGS LLC*
(Exact Name of Each Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3990 (Primary Standard Industrial Classification Code Number)	20-8284193 (I.R.S. employer identification number)

16 Yankee Candle Way
South Deerfield, Massachusetts 01373
(413) 665-8306
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Gregory W. Hunt
Treasurer
YCC Holdings LLC
16 Yankee Candle Way
South Deerfield, Massachusetts 01373
(413) 665-8306
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Carol Anne Huff, Esq.
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
(312) 862-2000
* The co-registrant listed below is included in this Form S-4 Registration Statement as an additional registrant.

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after this registration statement becomes effective.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934 (Check One):

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer ☒	Smaller reporting company: ☐
(Do not check if a smaller reporting company):

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer): ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer): ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered[1]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

10.25%/11.00% Senior Notes due 2016	$315,000,000	$36,571.50

10.25%/11.00% Senior Notes due 2016[2]	$222,960,211	$25,885.68

Total	$537,960,211	$62,457.18

1
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.

2
The Registrants are registering an additional amount of 10.25%/11.00% Senior Notes due 2016 which may be issued, at the option of the Registrants, in lieu of cash interest payments thereon. Such additional principal amount constitutes the Registrants' reasonable good faith estimate of the amount of such notes which may be paid as interest in lieu of cash.

           THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrants*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Yankee Finance, Inc.	DE	3990	27-4826720

*
Address and telephone numbers of principal executive offices are the same as those of YCC Holdings LLC.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 14, 2011

Preliminary Prospectus

$315,000,000
YCC Holdings LLC and Yankee Finance, Inc.
Exchange Offer for
10.25%/11.00% Senior Notes due 2016

Offer (which we refer to as the "Exchange Offer") for outstanding 10.25%/11.00% Senior Notes due 2016, in the aggregate principal amount of $315,000,000 (which we refer to as the "Old Notes") in exchange for up to $315,000,000 in aggregate principal amount of 10.25%/11.00% Senior Notes due 2016 which have been registered under the Securities Act (which we refer to as the "Exchange Notes" and, together with the Old Notes, the "notes").

Material Terms of the Exchange Offer:

  •
  Expires 5:00 p.m., New York City time,                  , 2011, unless extended.

  •
  You may withdraw tendered outstanding Old Notes any time before the expiration of the Exchange Offer.

  •
  Not subject to any condition other than that the Exchange Offer does not violate applicable law or any interpretation of the staff of the United States Securities and Exchange Commission (the "SEC").

  •
  We can amend or terminate the Exchange Offer.

  •
  We will not receive any proceeds from the Exchange Offer.

  •
  The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Terms of the Exchange Notes:

  •
  The terms of the Exchange Notes are substantially identical to those of the outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

  •
  The Exchange Notes will (i) be our general unsecured senior obligations, (ii) rank equally in right of payment with any of our future senior indebtedness that is not subordinated to the notes, (iii) be effectively subordinated to any of our future secured indebtedness to the extent of the collateral securing such indebtedness and (iv) not be guaranteed by any of our subsidiaries, and as a result will be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries, including the borrowings of The Yankee Candle Company, Inc. ("Yankee Candle") under its senior secured credit facility (the "Credit Facility"), its 8 1/2% Senior Notes due 2015 (the "2015 Notes") and its 9 3/4% Senior Subordinated Notes due 2017 (the "2017 Notes and together with the 2015 Notes, the "Yankee Candle Notes") and the guarantees thereof by Yankee Holding Corp. ("Yankee Holdings") and certain subsidiaries of Yankee Candle.

  •
  The Exchange Notes will mature on February 15, 2016. The Exchange Notes will bear interest semi-annually on February 15 and August 15 of each year, commencing August 15, 2011. The first interest payment on the notes on August 15, 2011 will be payable in cash. For each interest period thereafter, we will be required to pay interest on the Exchange Notes entirely in cash ("Cash Interest"), unless the conditions described in this prospectus are satisfied, in which case, we will be entitled to pay, to the extent described herein, interest on the Exchange Notes by (i) increasing the principal amount of the Exchange Notes or (ii) issuing new Exchange Notes ("PIK Notes") for up to the entire amount of the interest payment (in each case, "PIK Interest").

  •
  We may redeem the Exchange Notes in whole or in part from time to time. See "Description of the Exchange Notes."

  •
  Upon the occurrence of specific kinds of changes of control, we must offer to repurchase all of the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the Exchange Offer, see "Risk Factors" beginning on page 14 of this prospectus.

There is no established trading market for the Old Notes or the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this Exchange Offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The date of this prospectus is                  , 2011.

i

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the Exchange Offer, we will make this prospectus available for use in connection with any such resale. See "Plan of Distribution".

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 10.25%/11.00% Senior Notes due 2016.

        YCC Holdings LLC is a Delaware limited liability company ("YCC Holdings") and owns 100% of the stock of Yankee Finance, Inc., a Delaware corporation ("Yankee Finance" and collectively with YCC Holdings, the "Issuers"), and 100% of the stock of Yankee Holdings, the parent company of Yankee Candle. In this prospectus, unless the context requires otherwise, the terms "we," "us," "our" and other similar terms refer to the business of YCC Holdings and its direct and indirect consolidated subsidiaries. On February 6, 2007 (the "Merger Date"), Yankee Candle, our predecessor public company (the "Predecessor Company"), merged with an entity formed by Madison Dearborn Partners, LLC ("Madison Dearborn") and Yankee Candle became privately-held. The transactions completed in connection with this merger are referred to herein as the "Merger," and YCC Holdings, created in connection with the Merger, may be referred to herein as the "Successor Company." In connection with the issuance of the Old Notes, Madison Dearborn, members of management and directors with equity interests exchanged their equity interests in YCC Holdings for identical interests in Yankee Candle Investments LLC, YCC Holdings' direct parent company ("Yankee Candle Investments"). As used in this prospectus, "initial purchasers" refers to Barclays Capital, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the initial purchasers of the Old Notes.

ii

PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to participate in the Exchange Offer. You should carefully read the entire prospectus, including the section entitled "Risk Factors" beginning on page 5 and our financial statements and the notes to those financial statements.

 Our Company

        We are the largest specialty branded premium scented candle company in the United States based on our annual sales. We sell our products in multiple channels of distribution across many countries. Our customer touchpoints include our own company-operated retail stores, our direct-to-consumer catalogs and e-commerce/web business at www.yankeecandle.com (collectively, the "Consumer Direct business"), our Yankee Candle Fundraising business (the "Fundraising business"), and a global network of both national account and independent specialty gift customers and channels. We have a 41-year history of category leadership and growth by marketing Yankee Candle products as affordable luxuries, consumable products, and valued gifts. We offer approximately 2,300 stock-keeping units (SKUs) of candle products in approximately 340 fragrances, which include a wide variety of jar candles, Samplers® votive candles, Tarts® wax potpourri, pillars and other candle products, the vast majority of which are marketed under the Yankee Candle® brand. We also sell a wide range of other home fragrance products, including electric plug home fragrancers, decorative reed diffusers, room sprays, potpourri, scented oils and coordinated candle related and home decor accessories. Additionally, we offer products such as the Yankee Candle Car Jars® auto air freshener product line, travel sprays and other products to fragrance cars and small spaces. We operate a vertically integrated business model with approximately 75% of our gross sales for the fifty-two weeks ended January 1, 2011 generated by products we manufactured at our Whately, Massachusetts facility.

        During the fifty-two weeks ended January 1, 2011, we generated sales of $733.7 million. Our sales, combined with our limited capital expenditure and working capital needs, have enabled us to pay down $286.5 million in indebtedness from the Merger Date through January 1, 2011. We believe our strong operating performance has primarily been the result of the strength of the Yankee Candle® brand, the loyalty of our customer base, our commitment to product quality and innovation, the efficiency of our vertically integrated business model and the success of our multi-channel distribution strategy.

        We operate our business through our wholesale and retail segments.

        Wholesale Segment.    We have an attractive and growing wholesale segment with a diverse customer base. As of January 1, 2011, we had approximately 20,200 wholesale locations in North America, including independent gift stores, leading national gift retailers such as Hallmark, leading home specialty retailers such as Bed, Bath & Beyond, national department stores such as Kohl's, regional department stores, "premium mass" retailers such as Target, home improvement retailers such as Home Depot, selected club stores and other national accounts. Outside of North America, we sell our products primarily through our subsidiary, Yankee Candle (Europe), LTD ("YCE"), which has an international wholesale customer network of approximately 5,000 store locations and distributors covering 47 countries as of January 1, 2011. We also sell our products in Japan, Korea, China and other Asian countries through our Asian distributors. We believe that as a result of our strong brand name, the popularity, quality and profitability of our products, our emphasis on customer service, and our successful in-store merchandising and display system, our domestic wholesale customers are extremely loyal, with approximately 80% of our U.S. wholesale accounts having been customers for over five years.

        Retail Segment.    We are the largest specialty retailer of premium scented candles in the U.S. We operate 515 specialty retail stores under the Yankee Candle® name as of January 1, 2011. Our retail stores, excluding our two flagship stores, average approximately 1,640 gross square feet and are primarily located in high traffic shopping malls and lifestyle centers. We operate two flagship stores, a 90,000-square-foot store in South Deerfield, Massachusetts, which is a major tourist destination in Massachusetts, and a second 42,000-square-foot store in Williamsburg, Virginia. These stores promote our brand image and culture and allow us to test new product and fragrance introductions. In addition to our retail stores, we also sell our products directly to consumers through the Consumer Direct business and the Fundraising business. We believe these two businesses will continue to serve as important sources of revenue growth and profitability, while also helping to build brand awareness, introduce our products to new customers and drive traffic to our retail stores.

Our Company's Significant Milestones

1969	Yankee Candle founded in Holyoke, Massachusetts; first store opened
1998	Forstman Little & Co. buys Yankee Candle for $500 million; 80 stores opened
1999	Initial public offering on the New York Stock Exchange; 100th store opened
2000	Yankee Candle Europe launched
2002	200th store opened
2004	300th store opened
2006	400th store opened
2007	Madison Dearborn Partners takes Yankee Candle private in $1.7 billion transaction
2010	500th store opened

Fiscal Periods

        Our fiscal year consists of the fifty-two week or fifty-three week period ending on the Saturday closes to December 31st. The fifty-two week period ended December 30, 2006, the fifty-two week period ended December 27, 2007, the fifty-three week period ended January 3, 2009, the fifty-two week period ended January 2, 2010, the fifty-two week period ended January 1, 2011 and the fifty-two week period ending December 31, 2011 are sometimes referred to in this prospectus as "fiscal year 2006" or "fiscal 2006," "fiscal year 2007" or "fiscal 2007," "fiscal year 2008" or "fiscal 2008," "fiscal year 2009" or "fiscal 2009," fiscal year 2010" or "fiscal 2010" and "fiscal year 2011" or "fiscal 2011," respectively.

 Corporate Structure

        The following chart summarizes our corporate structure and principal indebtedness as of February 9, 2011, immediately after issuance of the Old Notes:

 Market and Industry Data

        We obtained the market and industry data and other statistical information used throughout this prospectus from our own research, surveys or studies conducted by third parties, independent industry or general publications and other published independent sources. In particular, we have based much of our discussion of the giftware industry on information published by Kline & Company. References to Kline & Company are to Kline & Company, Inc., an industry-leading international consulting firm, whose most recent report referenced herein was published in 2010. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these sources is reliable, neither we nor the initial purchasers have independently verified such data, and neither we nor the initial purchasers make any representations as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

Trademarks and Tradenames

        We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business, including Yankee® (for candles), Yankee Candle®, Housewarmer®, Samplers®, Tarts® and Car Jars®.

Equity Sponsor

        Madison Dearborn, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. Madison Dearborn has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. Madison Dearborn-affiliated investment funds invest in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services, and health care. Madison Dearborn's objective is to invest in companies with strong competitive characteristics that it believes have potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn seeks to partner with outstanding management teams who have a solid understanding of their businesses and track records of building shareholder value.

Company Information

        The Issuers are Delaware entities. The Issuers' and Yankee Candle's principal executive offices are located at 16 Yankee Candle Way, South Deerfield, Massachusetts 01373, and our telephone number is (413) 665-8306. Our website is www.yankeecandle.com. The information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

SUMMARY OF THE EXCHANGE OFFER

        The summary below describes the principal terms of the Exchange Offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Offer" section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Offer.

Initial Offering of Old Notes	On February 9, 2011, we sold, through a private placement exempt from the registration requirements of the Securities Act, $315,000,000 of our 10.25%/11.00% Senior Notes due 2016, all of which are eligible to be exchanged for Exchange Notes. Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes (the "Registration Rights Agreement"). Under the Registration Rights Agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical debt securities (and related guarantees), which will be issued in exchange for the Old Notes, to be filed with the SEC. You may exchange your Old Notes for Exchange Notes in this Exchange Offer. You should read the discussion under the headings "—Summary of Terms of the Exchange Notes," "Exchange Offer" and "Description of the Exchange Notes" for further information regarding the Exchange Notes.
Exchange Notes Offered	$315,000,000 aggregate principal amount of 10.25%/11.00 Senior Notes due 2016.
Exchange Offer
We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This Exchange Offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.
Expiration Date; Withdrawal of Tender
The Exchange Offer will expire 5:00 p.m., New York City time, on , 2011 [date 21 business days following the commencement of the Exchange Offer], or a later time if we choose to extend the Exchange Offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the Exchange Offer.

Broker-Dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the Exchange Offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the Exchange Offer.
Prospectus Recipients	We mailed this prospectus and the related exchange offer documents to registered holders of the Old Notes as of , 2011.
Expiration Date	The Exchange Offer will expire on , 2011 unless we decide to extend the expiration date.
Conditions to the Exchange Offer
Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the Exchange Offer does not violate any law, statute, rule, regulation or interpretation by the staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with HSBC Bank USA, National Association, as custodian for The Depository Trust Company ("DTC").

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under "Exchange Offer." Your outstanding Old Notes must be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In order for your tender of Old Notes for Exchange Notes in the Exchange Offer to be considered valid, you must transmit to the exchange agent on or before 5:00 p.m., New York City time on the expiration date either:

•       an original or facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding Old Notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•       if the Old Notes you own are held of record by DTC, in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC ("ATOP)", in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Old Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the Exchange Offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange date on or before 5:00 p.m., New York City time on the expiration date:
• a timely confirmation of book-entry transfer of your outstanding Old Notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer; or
• if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special Procedures for Beneficial Holders
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Old Notes in the Exchange Offer, you should contact the person in whose name your book-entry interests or outstanding Old Notes are registered promptly and instruct that person to tender on your behalf.
United States Federal Income Tax Considerations
The Exchange Offer should not result in any income, gain or loss to the holders of Old Notes for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.
Exchange Agent	HSBC Bank USA, National Association is serving as the exchange agent for the Exchange Offer.
Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

 Consequences of Not Exchanging Old Notes

        If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely resell Exchange Notes received in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see "Exchange Offer—Consequences of Failure to Exchange" and "Description of the Exchange Notes—Registration Rights."

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

        The summary below describes the principal terms of the Exchange Notes. This summary is provided solely for your convenience and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read the full text of the "Description of the Exchange Notes" section of this prospectus for a more detailed description of the terms and conditions of the Exchange Notes.

Issuers	YCC Holdings LLC and Yankee Finance, Inc. (together, the "Issuers")
Exchange Notes Offered	$315 million aggregate principal amount of 10.25%/11.00% Senior Notes due 2016
Maturity Date	The Exchange Notes will mature on February 15, 2016.
Interest Payments
The first interest payment on the notes will be made in Cash Interest on August 15, 2011. For each interest period thereafter, we will be required to pay interest on the Exchange Notes entirely as Cash Interest, unless the conditions described in this prospectus are satisfied, in which case we will be entitled to pay, to the extent described herein, interest for such interest period as PIK Interest. PIK Interest will accrue on the Exchange Notes at a rate per annum equal to the Cash Interest rate of 10.25% plus 75 basis points. Following an increase in the principal amount of the outstanding Exchange Notes as a result of a payment of PIK Interest, the Exchange Notes will accrue interest on such increased principal amount from the date of such payment. For additional information on the requirement to pay Cash Interest or a combination of Cash Interest and PIK Interest, see "Description of the Exchange Notes—Principal, Maturity and Interest."
Interest Payment Dates	Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2011.
Guarantees	The Exchange Notes will not be guaranteed.
Ranking	The Exchange Notes will be the Issuers' general unsecured senior obligations. The indebtedness evidenced by the notes will:
• be equal in right of payment with the Issuers' future senior indebtedness;
• be effectively subordinated to any of the Issuers' future secured indebtedness to the extent of the value of the collateral securing such obligations; and

•       not be guaranteed by any of our subsidiaries, and as a result will be structurally subordinated to all of the existing and future indebtedness and other liabilities of the Issuers' subsidiaries, including Yankee Candle's borrowings under the Credit Facility, which is comprised of a senior secured term loan facility (the "Term Facility") and a senior secured revolving credit facility (the "Revolving Facility"), the Yankee Candle Notes, all of which are guaranteed by Yankee Holdings and Yankee Candle's domestic subsidiaries. As of January 1, 2011, the notes would have been structurally subordinated to approximately $901.1 million of indebtedness. In addition, we would have had an additional $123.4 million of secured indebtedness available for borrowing under the Revolving Facility.

Optional Redemption
We may redeem some or all of the Exchange Notes at the redemption prices specified in this prospectus under "Description of the Exchange Notes—Optional Redemption." In addition, at any time prior to February 15, 2012, we may redeem up to 35% of the Exchange Notes with the proceeds of one or more equity offerings at the redemption price set forth in this prospectus.
In each case, we must also pay accrued and unpaid interest, if any, to the redemption date.
Change of Control
If we experience specific types of changes of control, we must offer to repurchase the Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant payment date. See "Description of the Exchange Notes—Repurchase at the Option of Holders."
Certain Covenants	The indenture governing the notes contains covenants limiting, among other things, our ability to:
• incur additional debt;
• incur certain liens;
• pay dividends and make other distributions;
• make certain investments;
• repurchase our stock;
• enter into transactions with affiliates;
• merge or consolidate;
• enter into agreements that restrict the ability of our subsidiaries to make dividends or other payments to us; and
• transfer or sell assets.
These covenants are subject to important exceptions and qualifications. See "Description of the Exchange Notes—Certain Covenants."

Absence of an Established Market for the Exchange Notes	The Exchange Notes will be a new class of securities for which there is currently no market. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.
Absence of Public Market for the Notes
The notes will be a new class of security and there is currently no established trading market for the notes. The initial purchasers have advised us that they currently intend to make a market in the notes. However, they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you wish to sell your notes. See "Risk Factors—Risks Relating to the Notes—There is no public market for the notes, and you cannot assume that an active trading market will develop for them" and "Plan of Distribution."
Risk Factors
You should consider carefully all of the information included in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 5 prior to deciding to invest in the Exchange Notes.

        For additional information regarding the notes, see the "Description of the Exchange Notes" section of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        YCC Holdings was formed on October 20, 2006 and Yankee Finance was incorporated on January 27, 2011. YCC Holdings has no assets other than the stock of Yankee Finance, which has no assets, and the stock of Yankee Holdings, which has no assets other than the stock of Yankee Candle. The financial statements of YCC Holdings for periods after the Merger Date are those of the Successor Company. We have not provided separate historical financial statements or financial data for Yankee Finance. Yankee Finance is a holding company with no operations or assets. The following table sets forth our summary historical consolidated financial data as of and for the periods indicated. The summary consolidated financial data as of January 1, 2011 and January 2, 2010 and for the fifty-two weeks ended January 1, 2011 and January 2, 2010 and the fifty-three weeks ended January 3, 2009 have been derived from the audited consolidated financial statements of YCC Holdings included in this prospectus and are referred to as financial statements of the Successor Company.

        The summary historical and consolidated data presented below should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Successor Company
	Fifty-three Weeks Ended January 3, 2009	Fifty-two Weeks Ended January 2, 2010	Fifty-two Weeks Ended January 1, 2011
Statement of Income Data:
Sales	$689,146	$681,064	$733,717
Cost of sales	291,445	276,793	307,103

Gross profit	397,701	404,271	426,614
Selling expenses	196,098	198,116	212,580
General and administrative expenses	53,485	69,598	62,609
Restructuring charges	393	1,881	829
Goodwill and intangible asset impairments	452,427 [1]	—	—

(Loss) income from operations	(304,702)	134,676	150,596
Other expense, net	94,410	94,064	84,620

(Loss) income from continuing operations before (benefit from) provision for income taxes	(399,112)	40,612	65,976
(Benefit from) provision for income taxes	(13,036)	16,544	23,688

(Loss) income from continuing operations	(386,076)	24,068	42,288
Loss from discontinued operations, net of income taxes	(23,248)	(7,696)	(379)

Net (loss) income	$(409,324)	$16,372	$41,909

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$130,577	$9,095	12,713
Working capital	116,260	35,144	25,739
Total assets	1,372,569	1,219,080	1,209,700
Total debt	1,183,125	989,125	901,125
Total members' (deficit) equity	(2,821)	23,243	70,008
Other Data:
Number of retail stores (at end of period)	463	498	515
Comparable store sales[2]	(7.8)%	(3.2)%	0.1%
Comparable sales including Consumer Direct[2]	(6.1)%	(3.0)%	0.7%
Ratio of earnings to fixed charges[3]	n/a	1.4	1.7
Capital expenditures	19,983	15,587	18,019
Other Financial Data:
Net cash provided by (used in):
Operating activities	$88,641	$90,633	$110,405
Investing activities	(18,747)	(17,965)	(17,449)
Financing activities	55,390	(194,287)	(89,242)

1
We completed our annual impairment testing of goodwill and indefinite-lived intangible assets as of November 1, 2008. As a result of the annual impairment testing, we recorded an impairment charges of $452.4 million related to our goodwill and indefinite lived intangible assets during the fourth quarter of 2008.

2
Comparable store sales represent a comparison of sales during the corresponding fiscal periods for stores in our comparable store sales base. A store first enters our comparable store sales base in the fourteenth fiscal month of operation. We have relocated only one store and had only seven store expansions or remodels over the last five years. In these instances, the stores were not excluded from our comparable store calculation due to the short period of time that the stores were closed. Permanently closed stores are excluded from the comparable store calculation beginning in the month in which the store closes.

3
The deficit for the fifty-three weeks ended January 3, 2009 was $293.0 million.

RISK FACTORS

        Participating in the Exchange Offer is subject to a number of important risks and uncertainties, some of which are described below. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such a case, you may lose all or part of your investment in the notes.

Risks Relating to the Exchange Offer

Because there is no public market for the Exchange Notes, you may not be able to resell your notes.

        The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their Exchange Notes; or

  •
  the price at which the holders would be able to sell their Exchange Notes.

        If a trading market were to develop, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

        We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so and any market marking with respect to the notes may be discontinued at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act") and may be limited during the pendency of the Exchange Offer or the effectiveness of the registration statement.

        We offered the Old Notes in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the Old Notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We are conducting the Exchange Offer pursuant to an effective registration statement, whereby we are offering to exchange the Old Notes for nearly identical notes that you will be able to trade without registration under the Securities Act provided you are not one of our affiliates. We cannot assure you that the Exchange Offer will be conducted in a timely fashion. Moreover, we cannot assure you that an active or liquid trading market for the Exchange Notes will develop. For more information, see "Exchange Offer."

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

        Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent's account at DTC, as depositary, including an agent's message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate. See "Exchange Offer—Procedures for Tendering Old Notes" and "Exchange Offer—Consequences of Failure to Exchange."

Holders of Old Notes who fail to exchange their Old Notes in the Exchange Offer will continue to be subject to restrictions on transfer.

        If you do not exchange your Old Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the Exchange Offer, see the discussion herein under the caption "Exchange Offer—Consequences of Failure to Exchange."

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Old Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to Our Business

The current economic conditions and uncertain future outlook, including the credit and liquidity crisis in the financial markets and the continued deterioration in consumer confidence and spending, may continue to negatively impact our business and results of operations.

        As widely reported, since the latter part of 2008 financial and credit markets in the United States and globally have experienced significant volatility and disruption, which has resulted in, among other things, diminished liquidity and credit availability and a widespread reduction in business activity and consumer spending and confidence. Since 2008, these economic conditions have negatively impacted our business and our results of operations and continue to do so. Any continuation or deterioration in the current economic conditions, or any prolonged global, national or regional recession, may materially adversely affect our results of operations and financial condition.

        These economic developments affect businesses such as ours in a number of ways. The current adverse market conditions, including the tightening of credit in financial markets, negatively impacts the discretionary spending of our consumers and may result in a decrease in sales or demand for our products. Similarly, these conditions may negatively impact the financial and operating condition of our wholesale customer base, or their ability to obtain credit, either of which in turn could cause them to reduce or delay their purchases of our products and increase our exposure to losses from bad debts. These conditions could also increase the likelihood that one or more of our wholesale customers may file for bankruptcy or similar protection from creditors, which also may result in a loss of sales and increase our exposure to bad debt.

        From a financing perspective, we believe that we currently have sufficient liquidity to support the ongoing activities of our business, service our existing debt and invest in future growth opportunities. While the existing conditions have therefore not currently impacted our ability to finance our operations, the continuation or further tightening of the credit markets may adversely affect our ability to access the credit market and to obtain any additional financing or refinancing on satisfactory terms or at all.

        We are unable to predict the likely duration and severity of the ongoing economic downturn in the United States and the economies of other countries, nor are we able to predict the long-term impact of these conditions on our operations.

Many aspects of our manufacturing and distribution facilities are customized for our business; as a result, the loss of one of these facilities would materially disrupt our operations.

        Approximately 75% of our gross sales for the fifty-two weeks ended January 1, 2011 were generated by products we manufactured at our manufacturing facility in Whately, Massachusetts and we rely primarily on our distribution facilities in South Deerfield, Massachusetts to distribute our products. Because most of our machinery is designed or customized by us to manufacture our products, and because we have strict quality control standards for our products, the loss of our manufacturing facility, due to natural disaster or otherwise, would materially affect our operations. Similarly, our distribution facilities rely upon customized machinery, systems and operations, the loss of which would materially affect our operations. Although our manufacturing and distribution facilities are adequately insured, if our facilities were destroyed we believe it would take up to twelve months to resume operations at a level equivalent to current operations.

It will be difficult to maintain our historical growth rates. If we fail to grow our business as planned, our future operating results may suffer.

        We intend to continue to pursue a long-term business strategy of increasing sales and earnings by expanding our retail and wholesale operations both in the United States and internationally. However, our ability to grow these operations in the short-term may be negatively impacted by the current economic conditions. Our ability to implement our long-term growth strategy successfully will also be dependent in part on several factors beyond our control, including economic conditions, consumer preferences, and the competitive environment in the markets in which we compete, and we may not be able to achieve our planned growth or sustain our financial performance. Our ability to anticipate changes in the candle, home fragrance and giftware industries, and identify industry trends, will be critical factors in our ability to remain competitive.

        We expect that it will become more difficult to maintain our historical growth rate, which could negatively impact our operating margins and results of operations. New stores typically generate lower operating margin contributions than mature stores because (i) fixed costs, as a percentage of sales, are higher and (ii) pre-opening costs are fully expensed in the year of opening. In addition, our retail sales generate lower segment margins than our wholesale sales. Over the past several years, our wholesale business has grown by increasing sales to existing customers and by adding new customers. If we are not able to continue this, our sales and profitability could be adversely affected. In addition, as we expand our wholesale business into new channels of trade that we believe to be appropriate, sales in some of these new channels may, for competitive reasons within the channels, generate lower margins than do our existing wholesale sales. Similarly, as we continue to broaden our product offerings in order to meet consumer demand, we may do so in part by adding products that have lower product margins than those of our core candle products.

Further increases in wax prices above the rate of inflation may negatively impact our cost of goods sold and margins. Any shortages in refined oil supplies could impact our wax supply.

        In the past several years significant increases in the price of crude oil have adversely impacted our transportation and freight costs and have contributed to significant increases in the cost of various raw materials, including wax, which is a petroleum-based product. These price increases continued in 2010. This in turn negatively impacts our cost of goods sold and margins. In addition, we believe that rising oil prices and corresponding increases in raw materials and transportation costs negatively impact not only our business but consumer sentiment and the economy at large. Continued weakness in consumer confidence and the macro-economic environment could negatively impact our sales and earnings. Future significant increases in wax prices could have an adverse affect on our cost of goods sold and could lower our margins.

        In addition to the impact of increased wax prices, any shortages in refined oil supplies may impact our wax supply. The closing or disruption of oil refineries could significantly limit our ability to source wax and negatively impact our operations. While we experienced no supply issues in 2010, any future prolonged interruption or reduction in wax supplies could negatively impact our operations, sales and earnings.

We face significant competition in the giftware industry. This competition could cause our revenues or margins to fall short of expectations which could adversely affect our future operating results, financial condition, liquidity and our ability to continue to grow our business.

        We compete generally for the disposable income of consumers with other producers and retailers in the giftware industry. The giftware industry is highly competitive with a large number of both large and small participants and relatively low barriers to entry.

        Our products compete with other scented and unscented candle, home fragrance and personal care products and with other gifts within a comparable price range, like boxes of candy, flowers, wine, fine soap and related merchandise. Our retail stores compete primarily with specialty candle retailers and a variety of other retailers including department stores, gift stores and national specialty retailers that carry candles along with personal care items, giftware and houseware. In addition, while we focus primarily on the premium scented candle segment, scented and unscented candles are also sold outside of that segment by a variety of retailers, including mass merchandisers. In our wholesale business, we compete with numerous manufacturers and importers of candles, home fragrance products and other home decor and gift items for the limited space available in our wholesale customer locations for the display and sale of such products to consumers. Some of our competitors are part of large, diversified companies which have greater financial resources and a wider range of product offerings than we do. Many of our competitors source their products from low cost manufacturers outside of the United States. This competitive environment could adversely affect our future revenues and profits, financial condition and liquidity and our ability to continue to grow our business.

A material decline in consumers' discretionary income could cause our sales and income to decline.

        Our results depend on consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during periods of significant economic volatility and disruption such as the one we are currently experiencing, or during other economic downturns or periods of uncertainty like that which followed the September 11, 2001 terrorist attacks on the United States or which result from the threat of war or the possibility of further terrorist attacks. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales and income.

Current environmental laws and regulations, or those enacted in the future, could result in additional liabilities and costs.

        The manufacturing of our products may require the use of materials that are subject to a variety of environmental, health and safety laws and regulations. For example, various federal and state agencies regulate the petroleum used to produce our wax products and certain ingredients contained in our fragrance oils. Compliance with these laws and regulations could increase our costs and impact the availability of components required to manufacture our products. Violation of these laws and regulations may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position or cash flows.

We may be unable to continue to open new stores successfully or renew leases for existing locations.

        Our retail strategy depends in large part on our ability to successfully open new stores in both existing and new geographic markets. For our strategy to be successful, we must identify and lease favorable store sites on favorable economic terms, hire and train managers and associates and adapt management and operational systems to meet the needs of our expanded operations. These tasks may be difficult to accomplish successfully and any changes in the availability of suitable real estate locations on acceptable terms could adversely impact our retail growth. If we are unable to open new stores as quickly as planned or at all, then our future sales and profits could be materially adversely affected. Even if we succeed in opening new stores, these new stores may not achieve the same sales or profit levels as our existing stores. Also, our retail strategy includes opening new stores in markets where we already have a presence so we can take advantage of economies of scale in marketing, distribution and supervision costs, or the opening of new malls or lifestyle centers in the market. However, these new stores may result in the loss of sales in existing stores in nearby areas, thereby negatively impacting our comparable store sales. A decrease in our retail comparable store sales will have an adverse impact on our cash flows and earnings. This is due to the fact that a significant portion of our expenses are comprised of fixed costs, such as lease payments, and our ability to decrease expenses in response to negative comparable store sales is limited in the short term. Our retail strategy also depends upon our ability to successfully renew the expiring leases of our profitable existing stores. If we are unable to do so at planned levels and upon favorable economic terms, then our future sales and profits could be negatively affected.

The loss or significant deterioration in the financial condition of a significant wholesale customer, or a bankruptcy filing and subsequent bankruptcy proceedings by such a customer, could negatively impact our sales and operating results.

        The loss or significant deterioration in the financial condition of one of our major customers could have a material adverse effect on our sales, profitability and cash flow to the extent that we are unable to offset any revenue losses with additional revenue from existing customers or by opening new accounts. We continually monitor and evaluate the credit status of our customers and attempt to adjust trade and credit terms as appropriate. Given the current economic environment, there is an increased risk that wholesale customers could be forced to cease or significantly reduce their purchases from us. The loss of one or more significant wholesale customers, or a significant reduction in their operations, could materially adversely impact our results of operations and financial condition. In addition, in the event that one of our significant wholesale customers files for bankruptcy protection, there are various potential claims that may arise in connection therewith that, if filed and adversely decided, could potentially negatively impact our operating results and financial condition.

The failure or delay of a third party to supply goods to our customers could adversely impact our business.

        For certain of our operations, we rely on third-party vendors to supply goods to our customers. The failure of such vendors to deliver our goods in a timely or appropriate manner could adversely impact our customer relationships, which would adversely impact our business. For example, we currently utilize a third party fulfillment provider for the Fundraising business and the Consumer Direct business. This party recently experienced difficulty in timely delivering goods to our Fundraising business and Consumer Direct business customers. Delays such as these or other problems encountered by our third-party vendors could have an adverse effect on our business, including our reputation and ability to grow our operations as planned.

Sustained interruptions in the supply of products from overseas may affect our operating results.

        We source various accessories and other products from Asia. A sustained interruption of the operations of our suppliers, as a result of economic difficulties, the impact of global shipping capacity constraints, the impact of health epidemics, natural disasters or other factors, could have an adverse effect on our ability to receive timely shipments of certain of our products, which might in turn negatively impact our sales and operating results.

Counterparties to the Credit Facility and interest rate swaps may not be able to fulfill their obligations due to disruptions in the global financial and credit markets.

        As a result of concerns about the stability of the financial and credit markets and the strength of counterparties during this challenging global macroeconomic environment, many financial institutions have reduced, and in some instances ceased to provide, funding to borrowers. Based upon information available to us, we have no indication that financial institutions syndicated under Yankee Candle's Revolving Facility would be unable to fulfill their commitments to us. However, if certain counterparties were to become unable to fulfill those obligations, it may adversely affect our results of operations, financial condition and liquidity.

        Additionally, we have entered into interest rate swap agreements to hedge the variability of interest payments associated with the Term Loan. We may be exposed to losses in the event of nonperformance by counterparties on these instruments. Continued turbulence in the global credit markets and the U.S. economy may adversely affect our results of operations and financial condition.

Because we are not a diversified company and are primarily dependent upon one industry, we have less flexibility in reacting to unfavorable consumer trends, adverse economic conditions or business cycles.

        We rely primarily on the sale of premium scented candles and related products in the giftware industry. In the event that sales of these products decline or do not meet our expectations, we cannot rely on the sales of other products to offset such a shortfall. As a significant portion of our expenses is comprised of fixed costs, such as lease payments, our ability to decrease expenses in response to adverse business conditions is limited in the short term. As a result, unfavorable consumer trends, adverse economic conditions or changes in the business cycle could have a material and adverse impact on our earnings.

If we lose our senior executive officers, or are unable to attract and retain the talent required for our business, our business could be disrupted and our financial performance could suffer.

        Our success is in part dependent upon the retention of our senior executive officers. If our senior executive officers become unable or unwilling to participate in our business, our future business and financial performance could be materially affected. In addition, as our business grows in size and complexity we must be able to continue to attract, develop and retain qualified personnel sufficient to allow us to adequately manage and grow our business. If we are unable to do so, our operating results could be negatively impacted. We cannot guarantee that we will be able to attract and retain personnel as and when necessary in the future.

In the past we have been required to recognize a pre-tax, non-cash impairment charge related to goodwill and other intangible assets, and we may be required to recognize additional impairment charges against goodwill or intangible assets in the future.

        At January 1, 2011, the net carrying value of our goodwill and intangible assets totaled approximately $643.6 million and $281.8 million, respectively. Our amortizing intangible assets are subject to impairment testing in accordance with the Property Plant and Equipment Topic of the Accounting Standards Codification (the "ASC"), and our non-amortizing goodwill and trade names are subject to impairment tests in accordance with the Intangibles, Goodwill and Other Topic of the ASC. We review the carrying value of our intangible assets and goodwill for impairment whenever events or circumstances indicate that their carrying value may not be recoverable, at least annually for our goodwill and trade names. Significant negative industry or economic trends, including disruptions to our business, unexpected significant changes or planned changes in the use of our intangible assets, and mergers and acquisitions could result in an impairment charge for any of our intangible assets, goodwill or other long-lived assets.

        In the impairment analyses we used certain estimates and assumptions, including a combination of market-based and income-based approaches, each of which were weighted at 50% for the impairment test performed as of November 6, 2010. The market-based approach estimates fair value by applying multiples of potential earnings, such as EBITDA and revenue, of publicly traded comparable companies. We believe this approach is appropriate because it provides a fair value using multiples from companies with operations and economic characteristics similar to our reporting units. The income-based approach is based on projected future debt-free cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. We believe this approach is appropriate because it provides a fair value estimate based upon the reporting units expected long-term operations and cash flow performance. The income-based approach is based on future projections of operating results and cash flows. These projections are discounted to present value using a weighted average cost of capital for market participants, who are generally thought to be industry participants. The future projections are based on both past performance and the projections and assumptions used in our current operating plan. Such assumptions are subject to change as a result of changing economic and competitive conditions and could result in additional impairment charges. Further, if the economic market conditions were to worsen and our estimated future discounted cash flows decrease further we may incur additional impairment charges. Additional impairment charges related to our goodwill, tradenames or other intangible assets could have a significant impact on our financial position and results of operations.

Our international operations subject us to a number of risks, including unfavorable regulatory, labor, tax and political conditions in foreign countries.

        Sales from our international operations were $76.9 million for the fifty-two weeks ended January 1, 2011, and were primarily generated in Europe. As a result, we are subject to the legal, political, social and regulatory requirements and economic conditions of many jurisdictions other than the United States. Risks inherent to maintaining international operations, include, but are not limited to, the following:

  •
  withholding taxes or other taxes on our foreign income, tariffs or other restrictions on foreign trade and investment, including currency exchange controls imposed by or in other countries;

  •
  the inability to obtain, maintain or enforce intellectual property rights in other jurisdictions, at a reasonable cost or at all;

  •
  difficulty with staffing and managing widespread operations;

  •
  trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make our product offering less competitive in some countries; and

  •
  our establishing ourselves and becoming tax resident in foreign jurisdictions.

        Our business in foreign markets requires us to respond to rapid changes in market conditions in these countries. Our overall success in these international markets depends, in part, on our ability to succeed under differing legal, regulatory, economic, social and political conditions. There can be no assurance that we will be able to develop, implement and maintain policies and strategies that will be effective in each location where we do business. As a result of any of the foregoing factors, our financial condition, results of operations, business and/or prospects could be materially adversely affected.

Seasonal, quarterly and other fluctuations in our business, and general industry and market conditions, could affect the market for our results of operations.

        Our sales and operating results vary from quarter to quarter. We have historically realized higher sales and operating income in our fourth quarter, particularly in our retail business, which accounts for a larger portion of our sales. We believe that this has been due primarily to an increase in giftware industry sales during the holiday season of the fourth quarter. In addition, in anticipation of increased holiday sales activity, we incur certain significant incremental expenses, including the hiring of a substantial number of temporary employees to supplement our existing workforce. As a result of this seasonality, we believe that quarter to quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. In addition, we may also experience quarterly fluctuations in our sales and income depending on various factors, including, among other things, the number of new retail stores we open in a particular quarter, changes in the ordering patterns of our wholesale customers during a particular quarter, pricing and promotional activities of our competitors, and the mix of products sold. Most of our operating expenses, such as rent expense, advertising and promotional expense and employee wages and salaries, do not vary directly with sales and are difficult to adjust in the short term. As a result, if sales for a particular quarter are below our expectations, we might not be able to proportionately reduce operating expenses for that quarter, and therefore a sales shortfall could have a disproportionate effect on our operating results for that quarter. Further, our comparable store sales from our retail business in a particular quarter could be adversely affected by competition, the opening nearby of new retail stores or wholesale locations, economic or other general conditions or our inability to execute a particular business strategy. As a result of these factors, we may report in the future sales, operating results or comparable store sales that do not match the expectations of analysts and investors. This could cause the price of the notes to decline.

Other factors may also cause our actual results to differ materially from our estimates and projections.

        In addition to the foregoing, there are other factors which may cause our actual results to differ materially from our estimates and projections. Such factors include the following:

  •
  changes in the general economic conditions in the United States including, but not limited to, consumer debt levels, financial market performance, interest rates, consumer sentiment, inflation, commodity prices, unemployment and other factors that impact consumer confidence and spending;

  •
  changes in levels of competition from our current competitors and potential new competition from both retail stores and alternative methods or channels of distribution;

  •
  loss of a significant vendor or prolonged disruption of product supply;

  •
  the successful introduction of new products and technologies in our product categories, including the frequency of such introductions, the level of consumer acceptance of new products and technologies, and their impact on demand for existing products and technologies;

  •
  the impact of changes in pricing and profit margins associated with our sourced products or raw materials;

  •
  changes in income tax laws or regulations, or in interpretations of existing income tax laws or regulations;

  •
  adverse outcomes from significant litigation matters;

  •
  changes in the interpretation or enforcement of laws and regulations regarding our business or the sale of our products, or the ingredients contained in our products; or the imposition of new or additional restrictions or regulations regarding the same;

  •
  changes in our ability to attract, retain and develop highly-qualified employees or changes in the cost or availability of a sufficient labor force to manage and support our operations;

  •
  changes in our ability to meet objectives with regard to business acquisitions or new business ventures;

  •
  the occurrence of severe weather events prohibiting or discouraging consumers from traveling to retail or wholesale locations;

  •
  the disruption of global, national or regional transportation systems;

  •
  the occurrence of certain material events including natural disasters, acts of terrorism, the outbreak of war or other significant national or international events;

  •
  an outbreak of certain public health issues, including contagious diseases;

  •
  our ability to react in a timely manner and maintain our critical business processes and information systems capabilities in a disaster recovery situation; and

  •
  changes in our ability to manage our existing computer systems and technology infrastructures, and our ability to implement successfully new computer systems and technology infrastructures.

Risks Relating to the Exchange Notes

The Issuers are the sole obligors under the Exchange Notes, and neither Yankee Holdings nor Yankee Candle and its subsidiaries will guarantee the Issuers' obligations under the notes, and none of these entities have any obligation with respect to the notes.

        The Issuers have no operations of their own and their revenues and cash flow are generated by Yankee Candle and its subsidiaries. Yankee Candle and its subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Yankee Candle's and its subsidiaries' ability to generate sufficient cash from operations to make distributions to the Issuers will depend upon their future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond their control. The notes are the Issuers' general unsecured senior obligations, will rank equal in right of payment to any future unsecured indebtedness of the Issuers, will be effectively subordinated to any future secured indebtedness of the Issuers to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to all of Yankee Holdings' and its subsidiaries' existing and future indebtedness and other liabilities, including Yankee Candle's borrowings under its Credit Facility and the Yankee Candle Notes and Yankee Holdings' and Yankee Candle's subsidiaries' guarantees thereof. The claims of Yankee Candle's and its subsidiaries' creditors will be required to be paid before the holders of the notes have a claim (if any) against those entities and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such entity, the holders of the notes would not receive any amounts with respect to the notes from the assets of such entity until after the payment in full of the claims of creditors (including preferred stockholders) of such entity.

The Issuers have no independent operations or assets. Repayment of the Issuers' debt, including the notes, is dependent on cash flow generated by Yankee Candle and its subsidiaries. Restrictions in our subsidiaries' debt instruments and under applicable law limit their ability to provide funds to us.

        YCC Holdings has no assets other than the stock of Yankee Finance, which has no assets, and the stock of Yankee Holdings, which has no assets other than the stock of Yankee Candle. Furthermore, the Issuers conduct no operations. Accordingly, repayment of the Issuers' indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by Yankee Candle and its subsidiaries and their ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Yankee Candle and its subsidiaries are distinct legal entities and they do not have any obligation to pay amounts due on the notes or to make funds available for that purpose or other obligations in the form of loans, distributions or otherwise. Yankee Candle and its subsidiaries may not be able to, or may not be permitted to, make distributions to the Issuers in order to enable the Issuers to make payments in respect of their indebtedness, including the notes. The Credit Facility and the Yankee Candle Notes significantly restrict the ability of Yankee Candle or any of its other subsidiaries to pay dividends or make distributions to the Issuers to pay Cash Interest or any other payments with respect to the notes. If certain conditions described in this prospectus are met, the Issuers may elect to make some or all of the interest payments (other than the first interest payment, which will be in Cash Interest) in additional notes rather than cash. To repay or repurchase the notes (for example, upon a specified change of control), Yankee Candle would have to obtain amendments to the Credit Facility and the Yankee Candle Notes to permit, or pay or refinance such indebtedness prior to its maturity on terms that permit, our subsidiaries to make the necessary distributions to the Issuers. We cannot assure you that Yankee Candle will obtain such amendments or be able to pay or refinance such indebtedness on a timely basis or at all, in which case, we would not be able to repay or repurchase the notes. See "—The Issuers may elect to pay interest on the notes in additional notes rather than cash." In addition under certain circumstances, legal restrictions may limit the Issuers' ability to obtain cash from Yankee Candle. Under the Delaware General Corporation Law (the "DGCL"), the Issuers' subsidiaries may only make dividends (i) out of their "surplus" as defined in the DGCL or (ii) if there is no such surplus, out of their net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

        Under fraudulent transfer laws, our subsidiaries may not pay dividends if the relevant entity is insolvent or is rendered insolvent thereby. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

        While we believe that our relevant subsidiaries currently have surplus and are not insolvent, there can otherwise be no assurance that these subsidiaries will not become insolvent or will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service our indebtedness.

The notes are structurally subordinated to all of Yankee Holdings' and its subsidiaries' indebtedness and other liabilities and will be effectively subordinated to any of the Issuers' secured indebtedness and if a default occurs, Yankee Holdings and its subsidiaries may not be able to make funds available to the Issuers by dividend, debt repayment or otherwise and the Issuers may not have sufficient funds to fulfill their obligations under the notes.

        The notes are the Issuers' general unsecured senior obligations, will rank equal in right of payment to any future senior indebtedness of the Issuers, are and will be structurally subordinated to all of Yankee Holdings' and its subsidiaries' existing and future indebtedness and other liabilities, including Yankee Candle's borrowings under the Credit Facility and the Yankee Candle Notes and Yankee Holdings' and Yankee Candle's subsidiaries' guarantee thereof, and will be effectively subordinated to any future secured indebtedness of the Issuers to the extent of the value of the collateral securing such indebtedness. As of January 1, 2011, the total aggregate amount outstanding under the Credit Facility and the Yankee Candle Notes was approximately $901.1 million, excluding $123.4 million of secured indebtedness available for borrowing under the Revolving Facility.

        In the event of the bankruptcy, liquidation, reorganization or other winding up of Yankee Candle or any of its subsidiaries, the holders of the notes would not receive any amounts with respect to the notes from the assets of such entity until after the payment in full of the claims of the creditors of such entity, including the lenders under the Credit Facility and the holders of the Existing Notes.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and require noteholders to return payments received.

        The Issuers used the proceeds from the sale of the Old Notes to pay a dividend to their equity holders as described under "Use of Proceeds." The issuance of the notes may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at a future date by the Issuers or on behalf of their unpaid creditors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the notes or a court may subordinate the notes to the Issuers' and their subsidiaries' existing and future indebtedness.

        While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes if it found that when the Issuers issued the notes, or, in some states, when payments became due under the notes, it received less than reasonably equivalent value or fair consideration and either:

  •
  they were insolvent or rendered insolvent by reason of such incurrence;

  •
  they were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

  •
  they intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature; or

  •
  they were defendants in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        A court might also void the notes without regard to the above factors, if such court found that the Issuers issued the notes with actual intent to hinder, delay or defraud our creditors. A court could also find that the Issuers did not receive reasonably equivalent value or fair consideration for the notes if it did not substantially benefit directly or indirectly from the issuance of the notes. As a general matter, value is given for a note if, in exchange for the note, property is transferred or an antecedent debt is satisfied. A debtor generally may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

        The measures of insolvency applied by courts, as discussed above in "The Issuers have no independent operations or assets. Repayment of the Issuers' debt, including the notes, is dependent on cash flow generated by Yankee Candle and its subsidiaries. Restrictions in our subsidiaries' debt instruments and under applicable law limit their ability to provide funds to us.", will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred.

        In the event of a finding that a fraudulent conveyance or transfer has occurred, a court may void, or hold unenforceable, the notes, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from the

Issuers for the benefit of creditors. Furthermore, the holders of voided notes would cease to have any direct claim against the Issuers. Consequently, the Issuers' assets would be applied first to satisfy its other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources. Moreover, the voidance of the notes could result in an event of default with respect to the Issuers' other debt that could result in acceleration of such debt (if not otherwise accelerated due to insolvency or other proceeding).

If Yankee Candle is not permitted to provide sufficient funds to Yankee Holdings to pay cash interest on the notes offered hereby, interest on the notes may be paid in PIK interest.

        The Issuers are required to pay interest on the notes entirely in cash unless the conditions described in this prospectus are satisfied, in which case the Issuers will be entitled to pay, to the extent described herein, interest by either increasing the principal amount of the outstanding notes or by issuing additional notes as pay-in-kind, or PIK, interest. See "Description of the Exchange Notes—Principal, Maturity and Interest." In addition, the Credit Facility and the Yankee Candle Notes allow Yankee Candle to utilize amounts that would otherwise be available to pay dividends to Yankee Holdings for purposes such as making restricted investments, capital expenditures and prepaying subordinated indebtedness and such uses would reduce the amounts available to pay dividends to Yankee Holdings in order to pay cash interest on the notes offered hereby. The terms of the notes do not restrict the ability of Yankee Candle to use its dividend payment capacity for such alternative uses. See "Description of Other Indebtedness" and "Description of the Exchange Notes—Principal, Maturity and Interest." As a result, we cannot assure you that the Issuers will be required (or able) to make cash interest payments on the notes. In addition, we will need to refinance the Credit Facility and the 2015 Notes prior to the maturity date of the notes. We cannot assure you that after giving effect to any such refinancing, Yankee Candle will continue to have the ability to dividend funds to Yankee Holdings in order to allow the Issuers to make cash interest payments. The payment of interest through an increase in the principal amount of the outstanding notes or as PIK interest will increase the amount of our indebtedness and would increase the risks associated our high level of indebtedness.

Our substantial level of indebtedness could adversely affect our financial condition and prevent the Issuers from making payments on the notes and its other debt obligations.

        We have a substantial amount of debt, including with respect to our obligations under the notes. At January 1, 2011, after giving pro forma effect to the offering of the Old Notes and the application of proceeds therefrom, the Issuers and their subsidiaries would have had approximately $1,216.1 million of total indebtedness, including $388.1 million of secured debt.

        Our substantial level of indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations;

  •
  increase our vulnerability to adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing for future working capital, capital expenditures, raw materials, strategic acquisitions and other general corporate requirements;

  •
  expose us to interest rate fluctuations because the interest on the debt under the Credit Facility is imposed at variable rates;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt (including scheduled repayments on our outstanding term loan borrowings under the Credit Facility), thereby reducing the availability of our cash flow for operations and other purposes, including making cash available to the Issuers, by dividend, debt repayment or otherwise to enable the Issuers to make payments on the notes;

  •
  make it more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

  •
  limit our ability to refinance indebtedness or increase the associated costs;

  •
  require us to sell assets to reduce debt or influence our decision about whether to do so;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or prevent us from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business; and

  •
  place us at a competitive disadvantage compared to any competitors that have less debt or comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns.

        In addition, the Credit Facility, the indenture governing the notes, the indenture governing the 2015 Notes (the "2015 Notes Indenture") and the indenture governing the 2017 Notes (the "2017 Notes Indenture" and together with the 2015 Notes Indenture, the "Yankee Candle Notes Indentures") contain restrictive covenants that will limit our and our subsidiaries' ability to engage in activities that may be in our long-term best interests. At January 1, 2011, based on our borrowing rates and outstanding principal at that time, annual cash interest expense related to the Yankee Candle Notes and the Credit Facility was approximately $65.6 million. At January 1, 2011, we had $25.4 million outstanding subject to variable interest rates. A 1.0% increase in the floating rates would increase our annual cash interest by approximately $0.3 million.

Despite substantial levels of indebtedness, we and our subsidiaries have the ability to incur substantial additional indebtedness. This could further intensify the risks described above.

        We may be able to incur substantial additional indebtedness in the future, including secured debt and debt that will be structurally senior to the notes. The terms of the indenture governing the notes and the Yankee Candle Notes Indentures do not fully prohibit us and our subsidiaries from incurring additional indebtedness, and the Credit Facility permits additional borrowings. In particular, Yankee Candle had approximately $123.4 million available under the Revolving Facility at January 1, 2011 (excluding $1.6 million of issued and undrawn letters of credit) and Yankee Candle has the ability to borrow all or a portion of such amount. If new debt is added to our current debt levels, the related risks that we now face could intensify and we may not be able to meet all our respective debt obligations, including the Issuers' obligation to repay the notes. In addition, the indenture governing the notes and the Yankee Candle Notes Indentures do not prevent us from incurring certain obligations that do not constitute indebtedness.

The indenture governing the notes, the Yankee Candle Notes Indentures and the Credit Facility currently contain cross default or cross acceleration provisions that may cause all of the debt issued under those instruments to become immediately due and payable because of a default under an unrelated debt instrument.

        The indenture governing the notes, the Yankee Candle Notes Indentures and the Credit Facility contain numerous covenants and the Credit Facility requires us to meet certain financial ratios and tests based on EBITDA (as defined in the credit agreement governing the Credit Facility), with adjustments as determined by the applicable debt agreement. Our failure to comply with the obligations contained in these agreements or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments, including the notes, (together with accrued and any unpaid interest and other fees) becoming immediately due and payable. In such an event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail our operations in order to pay our creditors. These alternative measures could have a material adverse effect on our business, financial position, results of operations and/or cash flows which could cause us to become bankrupt or insolvent or otherwise impair Yankee Candle's and its subsidiaries' ability to make cash available to the Issuers, by dividend, debt repayment or otherwise to enable the Issuers to make payments in respect of its indebtedness, including the notes.

Restrictive covenants in the indenture governing the notes, the Yankee Candle Notes Indentures and the Credit Facility could restrict our operating flexibility.

        The indenture governing the notes currently contains covenants that limit the Issuers' ability to take certain actions and the Yankee Candle Notes Indentures and the Credit Facility currently contain covenants that limit Yankee Candle's and its restricted subsidiaries' ability to take certain actions. These restrictions and restrictions in the Issuers' or Yankee Candle's future indebtedness may limit our ability to operate our businesses and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise.

        The indenture governing the notes currently contains covenants that limit the Issuers' ability to, and the Yankee Candle Notes Indentures and the Credit Facility currently contain covenants that limit Yankee Candle's and its restricted subsidiaries' ability to:

  •
  incur additional indebtedness or issue preferred stock;

  •
  pay dividends, redeem stock or make other distributions, including distributions to the Issuers to make payments in respect of the Issuers' indebtedness, including the notes;

  •
  make other restricted payments or investments;

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  create liens on assets;

  •
  create restrictions on payment of dividends or other amounts by us to our restricted subsidiaries;

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  transfer or sell assets;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates; and

  •
  designate subsidiaries as unrestricted subsidiaries.

        The Credit Facility restricts, among other things and subject to certain exceptions, Yankee Candle's ability to:

  •
  incur additional indebtedness;

  •
  pay dividends or other payments on capital stock;

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  guarantee other obligations;

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  grant liens on assets;

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  make loans, acquisitions or other investments;

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  dispose of assets;

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  make optional payments or modify certain debt instruments;

  •
  engage in transactions with affiliates;

  •
  amend organizations documents;

  •
  engage in mergers or consolidations;

  •
  enter into sale and leaseback transactions;

  •
  enter into arrangements that restrict our and our restricted subsidiaries' ability to pay dividends;

  •
  make acquisitions;

  •
  change the nature of the business conducted by Yankee and its subsidiaries;

  •
  change our fiscal quarter and fiscal year; and

  •
  designate our subsidiaries as unrestricted subsidiaries.

        In addition, the Credit Facility requires Yankee Candle to maintain specified financial ratios and satisfy other financial conditions, including a "consolidated total secured leverage ratio" and a "consolidated net interest coverage ratio" (each as defined in the credit agreement governing the Credit Facility).

        Our ability to comply with the covenants and restrictions contained in the indenture governing the notes, the Yankee Candle Notes Indentures and the Credit Facility may be affected by economic conditions and by financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing and sales volume of our products, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy. The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes, the Yankee Candle Notes Indentures or the Credit Facility that would permit the holders or applicable lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest and any applicable redemption premium. In that case, Yankee Candle may be unable to make borrowings under the Credit Facility, may not be able to repay the amounts due under the Yankee Candle Notes and the Credit Facility and may not be able make cash available to the Issuers, by dividend, debt repayment or otherwise to enable the Issuers to make payments on the notes. This could have serious consequences to our financial position, results of operations and/or cash flows and could cause us to become bankrupt or insolvent.

If we do not generate sufficient cash flows, we may be unable to service all of our indebtedness.

        To service our and our subsidiaries' indebtedness, we will require a significant amount of cash. Our ability to generate cash, make scheduled payments or to refinance our debt obligations depends on our successful financial and operating performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control.

        If our subsidiaries' cash flow and capital resources are insufficient to fund our and our subsidiaries' debt service obligations and to repay amounts outstanding under the Revolving Facility when it matures in 2013, the Term Facility when it matures in 2014 and the Yankee Candle Notes when they mature, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets or operations, reducing or delaying capital investments, or seeking to raise additional capital. Any refinancing of our debt could be at higher interest rates and may require us to comply with more restrictive covenants which could further restrict our business operations and Yankee Candle's ability to make cash available to the Issuers, by dividend, debt repayment or otherwise to enable the Issuers to repay the amounts due under the notes. Our ability to implement successfully any such alternative financing plans will be dependent on a range of factors, including general economic conditions, the level of activity in mergers and acquisitions and capital markets generally and the terms of our various debt instruments then in effect. In addition, the Credit Facility is secured by a lien on substantially all of Yankee Candle's and its subsidiaries' assets, and any successor credit facility is likely to be secured on a similar basis. As such, our ability to refinance the notes, seek additional financing or Yankee Candle's ability to make cash available to the Issuers, by dividend, debt repayment or otherwise to enable the Issuers to repay the amounts due under the notes could be impaired as a result of such security interest and the agreements governing such security interests.

        Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms could have a material adverse effect on our business, including our financial condition and results of operations, as well as on Yankee Candle's ability to make cash available to the Issuers, by dividend, debt repayment or otherwise to enable the Issuer to satisfy its obligations on the notes.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the notes.

        Under the indenture governing the notes, if we experience specific kinds of change of control, we must offer to repurchase the notes at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase. The occurrence of specified events that would constitute a change of control under the indenture governing the notes would also constitute a default under the Credit Facility that permits the lenders to accelerate the maturity of borrowings thereunder and would require Yankee Candle to offer to repurchase the Yankee Candle Notes under the Yankee Candle Notes Indentures. In addition, the Credit Facility and the Yankee Candle Notes Indentures may limit or prohibit Yankee Candle's ability to make cash available to the Issuers, by dividend, debt repayment or otherwise to enable the Issuers to purchase of the notes in the event of a change of control, unless and until the indebtedness under the Credit Facility and the Yankee Candle Notes is repaid in full. As a result, following a change of control event, the Issuers may not be able to repurchase the notes unless all indebtedness outstanding under the Credit Facility and the Existing Notes Indentures is first repaid and any other indebtedness that contains similar provisions is repaid, or we obtain a waiver from the holders of such indebtedness to provide the Issuers with sufficient cash to repurchase the notes. If we do not repay such other indebtedness or obtain such waivers, we will remain prohibited from repurchasing the notes, which would constitute an event of default under the indenture governing the notes. Any future debt agreements that we enter into may contain similar provisions. Yankee Candle may not be able to obtain such a waiver, in which case the Issuers may be unable to repay all indebtedness under the notes. Any requirement to offer to repurchase the notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all.

The interests of our controlling stockholders may differ from the interests of the holders of the notes.

        Private equity funds managed by Madison Dearborn indirectly own substantially all of the Issuers' equity interests. As a result, Madison Dearborn exercises a controlling influence over matters requiring stockholder approval and our policies and affairs. The interests of Madison Dearborn may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Madison Dearborn and its affiliates, as equity holders, might conflict with your interests as a note holder. Madison Dearborn and its affiliates may also have an interest in pursuing acquisitions, combinations, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder. Additionally, the indenture governing the notes and the Yankee Candle Notes Indentures currently permit us to pay advisory fees and dividends or make other restricted payments under certain circumstances, and Madison Dearborn may have an interest in our doing so.

You may be required to pay U.S. federal income tax on the notes even if we do not pay Cash Interest.

        For each interest period other than the first and final interest periods, we have the option, in certain circumstances, to elect to pay some or all of the interest on the notes in the form of PIK Interest. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the notes is qualified stated interest. Consequently, the notes are treated for U.S. federal income tax purposes as issued with original issue discount ("OID"). A holder subject to U.S.

federal income tax will be required to include such OID in gross income (as ordinary income) as it accrues, regardless of whether such holder uses the accrual method of accounting.

The filing of a bankruptcy petition against us may limit your recovery of original issue discount on the notes.

        If a bankruptcy petition were filed by or against us under applicable U.S. federal bankruptcy laws, the issuance of the notes and the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price of the notes; and

  •
  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the applicable U.S. federal bankruptcy laws.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing may constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they may be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

  •
  risks associated with the current economic conditions and uncertain future outlook, including the credit and liquidity crisis;

  •
  risks associated with customized manufacturing and distribution facilities;

  •
  the inability to grow our business as planned;

  •
  increases in the cost of wax;

  •
  risks associated with competition in the giftware industry;

  •
  risks associated with a material decline in consumers' discretionary income;

  •
  compliance with environmental laws and regulations;

  •
  the inability to successfully open new stores;

  •
  the loss or significant deterioration in the financial condition of wholesale customers;

  •
  risks associated with the bankruptcy of wholesale customers;

  •
  risks associated with our use of third-party fulfillment providers to supply goods to certain of our customers;

  •
  disruption of product supply;

  •
  the inability of counterparties to the Credit Facility and interest rate swaps to fulfill their obligations thereunder;

  •
  risks associated with our dependence upon one industry;

  •
  the loss of senior executive officers or the inability to attract and retain talent;

  •
  the impact of pre-tax, non-cash impairment charges related to goodwill and other intangible assets;

  •
  risks associated with our international operations;

  •
  the impact of seasonal and quarterly fluctuations on our business; and

  •
  other risks, uncertainties and factors set forth in this prospectus.

        In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

 RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Years
	2006	2007	2008[2]	2009	2010
Ratio of earnings to fixed charges[1]	6.6	1.1	n/a2	1.4	1.7

1
The Ratio of Earnings to Fixed Charges should be read in conjunction with our financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

2
The deficit for the fifty-three weeks ended January 3, 2009 was $293.0 million.

EXCHANGE OFFER

Purpose of the Exchange Offer

        The Exchange Offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

        The Old Notes were originally issued and sold on February 9, 2011 to the initial purchasers, pursuant to the purchase agreement dated February 4, 2011. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

        In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the Exchange Offer. The Registration Rights Agreement provides that we will file with the SEC an Exchange Offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

        Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

        We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

        Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the Exchange Offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Old Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. Holders may tender some or all of their outstanding Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

          (1)   the Exchange Notes will bear a different CUSIP Number from the Old Notes;

          (2)   the Exchange Notes have been registered under the Securities Act and will not bear legends restricting their transfer; and

          (3)   the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer to which this prospectus relates are terminated.

        The Exchange Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the indenture governing the notes and will constitute with the Old Notes a single series of notes under the indenture governing the notes.

        As of March 31, 2011, approximately $315.0 million aggregate principal amount of Old Notes were outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

        Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporate Law of the State of Delaware or the indenture governing the notes in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act.

        We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral notice (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder thereof promptly following the expiration date of the Exchange Offer.

        Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the

Exchange Offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "Fees and Expenses" and "Transfer Taxes" below.

        The Exchange Offer will remain open for at least 20 full business days. The term "expiration date" will mean 5:00 p.m., New York City time, on                                    , 2011, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "expiration date" will mean the latest date and time to which the Exchange Offer is extended.

        To extend the Exchange Offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

          (1)   notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

          (2)   issue a notice by press release or other public announcement.

        Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

        We reserve the right, in our sole discretion:

          (1)   if any of the conditions below under the heading "Conditions to the Exchange Offer" shall have not been satisfied,

            (a)   to delay accepting any Old Notes,

            (b)   to extend the Exchange Offer, or

            (c)   to terminate the Exchange Offer, or

          (2)   to amend the terms of the Exchange Offer in any manner.

        Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Interest on the Exchange Notes

        No interest will be paid on either the Exchange Notes or the Old Notes at the time of the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date of the Exchange Offer.

        Interest on the Exchange Notes is payable semi-annually on each February 15 and August 15 commencing on August 15, 2011. The first interest payment on the notes will be payable in Cash Interest.

Procedures for Tendering Old Notes

        Only a holder of Old Notes may tender outstanding Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and, unless transmitting an agent's message in connection with a book-entry transfer, mail or otherwise deliver the letter of transmittal or the facsimile, together with the Old Notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the Old Notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Old Notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

        To participate in the Exchange Offer, each holder will be required to make the following representations to us:

          (1)   you or any other person acquiring Exchange Notes in exchange for your Old Notes in the Exchange Offer is acquiring them in the ordinary course of business;

          (2)   neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the Exchange Offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

          (3)   neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the Exchange Offer;

          (4)   neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

          (5)   if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

        Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this Exchange Offer prospectus in connection with resales of the Exchange Notes issued in the Exchange Offer.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the Exchange Offer, you or that person:

          (1)   may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the Exchange Offer; and

          (2)   must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

        The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

        The method of delivery of Old Notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Old Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Letter of Transmittal" included with the letter of transmittal.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations) (each an "Eligible Guarantor Institution") unless the outstanding Old Notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Guarantor Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an Eligible Guarantor Institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding Old Notes listed in this prospectus, the outstanding Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding Old Notes with the signature thereon guaranteed by an Eligible Guarantor Institution.

        If the letter of transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent's account with respect to the Old Notes in accordance with DTC's procedures for the transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus on or prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of Old Notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of Old Notes in the Exchange Offer, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC's ATOP. Any notice of withdrawal must be in writing and:

          (1)   specify the name of the person having deposited the Old Notes to be withdrawn;

          (2)   identify the Old Notes to be withdrawn, including the certificate number(s) and principal amount of the Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

          (3)   be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Old Notes register the transfer of the Old Notes into the name of the person withdrawing the tender; and

          (4)   specify the name in which any Old Notes are to be registered, if different from that of the person depositing the Old Notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "—Procedures for Tendering Old Notes" at any time prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the Exchange Offer (whether or not any Old Notes have been accepted for exchange) or amend the Exchange Offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

  •
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1)
  seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction; or

  (2)
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the Exchange Offer; or

  (3)
  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign; or

  •
  any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or the following has occurred:

  (1)
  any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

  (2)
  any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the Exchange Offer; or

  (3)
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

  (4)
  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

  •
  any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange; or

  •
  there shall occur a change in the current interpretation by the staff of the SEC which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

  •
  any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

  •
  we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the Exchange Offer.

        If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the Exchange Offer.

Exchange Agent

        We have appointed HSBC Bank USA, National Association as the exchange agent for the Exchange Offer. You should direct questions with respect to the Exchange Offer procedures, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

HSBC BANK USA, NATIONAL ASSOCIATION, EXCHANGE AGENT

By mail, hand delivery or overnight courier:

HSBC Bank USA, National Association
Two Hanson Place, 14th Floor
Brooklyn, New York 11217
Attention: Corporate Trust Operations

For Information Call:
(800) 662-9844

For facsimile transmission (for eligible institutions only):
(718) 488-4488

Confirm by Telephone:
(800) 662-9844

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

        We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services, including attorneys' fees and expenses, and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

        Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates' officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

        The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the Exchange Offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

        If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old

Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

You May Suffer Adverse Consequences if you Fail to Exchange Outstanding Old Notes

        If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the indenture governing the notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the Exchange Offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the Exchange Offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the Exchange Offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the notes provides for if we do not complete the Exchange Offer.

Consequences of Failure to Exchange

        The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

          (1)   to us upon redemption thereof or otherwise;

          (2)   so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

          (3)   outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

          (4)   pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

        The Registration Rights Agreement also requires that we file a shelf registration statement if:

          (1)   because of any change in applicable law or in currently prevailing interpretations of the staff of the SEC, the issuer is not permitted to effect the Exchange Offer; or

          (2)   upon receipt of a written notification from any holder prior to the 20th business day following the consummation of the Exchange Offer representing that:

    (i)
    it is prohibited by law or SEC policy from participating in the Exchange Offer;

    (ii)
    it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer registration statement is not appropriate or available for such resales;

    (iii)
    it is a broker-dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Issuer); or

    (iv)
    it is an affiliate of the issuer and will not receive Exchange Notes in the Exchange Offer that may be freely transferred without restriction under federal securities laws.

        We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

        Old Notes may be subject to restrictions on transfer until:

          (1)   a person other than a broker-dealer has exchanged the Old Notes in the Exchange Offer;

          (2)   a broker-dealer has exchanged the Old Notes in the Exchange Offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

          (3)   the Old Notes are sold under an effective shelf registration statement that we have filed; or

          (4)   the Old Notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

        This Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the Exchange Offer.

        The gross proceeds from the offering of the Old Notes were $315 million before deducting discounts to the initial purchasers. We used the net proceeds from the offering to make a distribution to Yankee Candle Investments, our parent company, which in turn made a $297.8 million distribution to the holders of its Class A common units and made $3.0 million in payments to certain members of management and our board of directors that hold equity in Yankee Candle Investments. We used cash distributed from Yankee Candle to pay fees and expenses related to the issuance of the Old Notes.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of January 1, 2011 on a historical basis and an adjusted basis giving effect to the issuance of the Old Notes. You should read this table in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

	As of January 1, 2011
	Historical	Adjusted
	($ in thousands)	($ in thousands)
Cash and cash equivalents[1]	$12,713	$12,713

Long-term debt:
Term Facility[2]	388,125	388,125
2015 Notes[2]	325,000	325,000
2017 Notes[2]	188,000	188,000
Notes[3]	—	315,000

Total long-term debt (including current portion)[4]	901,125	1,216,125
Total members' equity (deficit)[5]	70,008	(230,817)

Total capitalization	$971,133	$985,308

1
Cash and cash equivalents are held by Yankee Candle and its subsidiaries, and such cash and cash equivalents are subject to restrictions on dividends and distributions.

2
Represents obligations of Yankee Candle, its existing and future domestic subsidiaries, and Yankee Candle's parent, Yankee Holdings. See "Description of Existing Indebtedness." The Issuers are not guarantors under this indebtedness. Yankee Holdings, Yankee Candle and their subsidiaries are not guarantors of the notes.

3
Represents aggregate principal amount without reduction for original issue discount of $6.3 million.

4
Excludes amounts due under capital leases of $2.3 million as of January 1, 2011.

5
Adjusted members' equity represents historical members' equity adjusted for distributions to Madison Dearborn Class A common unit holders of $295.5 million, distributions to Yankee Candle's management and directors Class A common unit holders of $2.4 million and payments to Yankee Candle's management and directors Class B and Class C common unit holders of $3.0 million. The $3.0 million payment will be recorded as compensation expense during the first quarter of 2011.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        YCC Holdings was formed on October 20, 2006 and Yankee Finance was incorporated on January 27, 2011. YCC Holdings has no assets other than the stock of Yankee Finance, which has no assets, and the stock of Yankee Holdings, which has no assets other than the stock of Yankee Candle. The financial statements of YCC Holdings for periods prior to the Merger Date are those of Yankee Candle. The financial statements of YCC Holdings for periods after the Merger Date are those of the Successor Company. We have not provided separate historical financial statements or financial data for Yankee Finance. Yankee Finance is a holding company with no operations or assets. The following table sets forth our selected historical consolidated financial data as of and for the periods indicated. The selected consolidated financial data as of January 1, 2011 and January 2, 2010 and for the fifty-two weeks ended January 1, 2011 and January 2, 2010, the fifty-three weeks ended January 3, 2009, and the period from the Merger Date to December 29, 2007 have been derived from the audited consolidated financial statements of YCC Holdings, some of which are included in this prospectus. The selected consolidated historical financial data for period from December 31, 2006 to February 5, 2007 has been derived from the audited financial statements of YCC Holdings. The selected consolidated historical financial data for the fifty-two weeks ended December 30, 2006 have been derived from the Predecessor Company's audited financial statements, which are not contained in this prospectus. The selected consolidated financial data as of December 30, 2006 have been derived from the Predecessor Company's audited financial statements, which are not contained in this prospectus. The selected consolidated financial data as of December 29, 2007 have been derived from the audited consolidated financial statements of YCC Holdings not included in this prospectus. Due in part to purchase accounting adjustments resulting from the Merger and differences in the number of days in the Predecessor Company and Successor Company periods, income statement amounts for Predecessor Company and Successor Company in general are not comparable. Financial and other data for less than a full fiscal year include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of the financial position and results of operations as of and for the periods presented. The results for periods of less than a full fiscal year are not necessarily indicative of the results to be expected for a full fiscal year.

        The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the

historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor Company			Successor Company
	Fifty-two Weeks Ended December 30, 2006	Period December 31, 2006 to February 5, 2007		Period February 6, 2007 to December 29, 2007	Fifty-three Weeks Ended January 3, 2009	Fifty-two Weeks Ended January 2, 2010	Fifty-two Weeks Ended January 1, 2011
Statement of Income Data:
Sales	$670,762		$51,552	$656,525	$689,146	$681,064	$733,717
Cost of sales	287,369		23,020	312,026	291,445	276,793	307,103

Gross profit	383,393		28,532	344,499	397,701	404,271	426,614
Selling expenses	159,288		14,886	174,131	196,098	198,116	212,580
General and administrative expenses	73,135		13,828	62,717	53,485	69,598	62,609
Restructuring charges	(397)		—	—	393	1,881	829
Goodwill and intangible asset impairments	—		—	—	452,427 [1]	—	—

Income (loss) from operations	151,367		(182)	107,651	(304,702)	134,676	150,596
Other expense, net	15,223		970	91,248	94,410	94,064	84,620

Income (loss) from continuing operations before provision for (benefit from) income taxes	136,144		(1,152)	16,403	(399,112)	40,612	65,976
Provision for (benefit from) income taxes	50,346		58	6,422	(13,036)	16,544	23,688

Income (loss) from continuing operations	85,798		(1,210)	9,981	(386,076)	24,068	42,288
(Loss) income from discontinued operations, net of income taxes	(1,283)		(620)	(5,454)	(23,248)	(7,696)	(379)

Net income (loss)	$84,515		$(1,830)	$4,527	$(409,324)	$16,372	$41,909

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$22,773	$	n/a	$5,627	$130,577	$9,095	$12,713
Working capital	34,295		n/a	37,663	116,260	35,144	25,739
Total assets	372,922		n/a	1,775,797	1,372,569	1,219,080	1,209,700
Total debt	140,000		n/a	1,130,125	1,183,125	989,125	901,125
Total shareholders'/members' equity (deficit)	115,565		n/a	416,605	(2,821)	23,243	70,008
Other Data:
Number of retail stores (at end of period)	404		n/a	429	463	498	515
Comparable store sales[2]	9.0%		n/a	(2.2)%[3]	(7.8)%	(3.2)%	0.1%
Comparable sales including Consumer Direct[2]	10.4%		n/a	(2.3)%[3]	(6.1)%	(3.0)%	0.7%
Ratio of earnings to fixed charges[4]	6.6		0.4	1.2	n/a	1.4	1.7
Capital expenditures	24,888		733	28,178	19,983	15,587	18,019
Other Financial Data:
Net cash provided by (used in):
Operating activities	$144,045		$(10,067)	$73,224	$88,641	$90,633	$110,405
Investing activities	(50,399)		(2,250)	(1,457,960)	(18,747)	(17,965)	(17,449)
Financing activities	(83,870)		4,317	1,375,540	55,390	(194,287)	(89,242)

1
We completed our annual impairment testing of goodwill and indefinite-lived intangible assets as of November 1, 2008. As a result of the annual impairment testing, we recorded an impairment charges of $452.4 million related to our goodwill and indefinite lived intangible assets during 2008.

2
Comparable store sales represent a comparison of sales during the corresponding fiscal periods for stores in our comparable store sales base. A store first enters our comparable store sales base in the fourteenth fiscal month of operation. We have relocated only one store and had only seven store expansions or remodels over the last five years. In these instances, the stores were not excluded from our comparable store calculation due to the short period of time that the stores were closed. Permanently closed stores are excluded from the comparable store calculation beginning in the month in which the store closes.

3
For the 52 weeks ended December 29, 2007.

4
The deficit for the fifty-three weeks ended January 3, 2009 was $293.0 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis in conjunction with the "Selected Historical Consolidated Financial Data" section of this prospectus and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" sections of this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Critical Accounting Policies and Estimates

        "Management's Discussion and Analysis of Financial Condition and Results of Operations" discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about operating results and the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, involve its more significant estimates and judgments and are therefore particularly important to an understanding of our results of operations and financial position.

Valuation of Long-Lived Assets, Including Intangibles

        Long-lived assets on our consolidated balance sheets consist primarily of property and equipment, customer lists, tradenames and goodwill. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized, but is evaluated annually for impairment. Reaching a determination on useful life requires significant judgments and assumptions regarding the future effects of obsolescence, competition and other economic factors. We have determined that our tradenames have an indefinite useful life and, therefore, are not being amortized. We periodically review the carrying value of all of these assets. We undertake this review when facts and circumstances suggest that cash flows emanating from those assets may be diminished, and at least annually in the case of tradenames and goodwill.

        For goodwill, the annual impairment evaluation compares the fair value of a reporting unit to its carrying value and consists of two steps. First, we determine the fair value of each of our reporting units and compare them to the corresponding carrying values. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of the goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with the Business Combinations Topic of the ASC. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

        We perform our annual impairment testing at the reporting unit level. We reviewed the provisions of the Intangibles, Goodwill and Other Topic of the ASC with respect to the criteria necessary to evaluate the number of reporting units that exist. We also considered the way we manage our operations and the nature of those operations. As of November 6, 2010, the date of our most recent annual impairment test, we had three reporting units: retail, wholesale and international.

        Fair values of the reporting units are derived through a combination of market-based and income-based approaches, each of which were weighted at 50% for the impairment test performed as of November 6, 2010. The market-based approach estimates fair value by applying multiples of potential earnings, such as EBITDA and revenue, of publicly traded comparable companies. We believe this approach is appropriate because it provides a fair value using multiples from companies with operations and economic characteristics similar to our reporting units. The income-based approach is based on projected future debt-free cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. We believe this approach is appropriate because it provides a fair value estimate based upon the reporting units expected long-term operations and cash flow performance. The income-based approach is based on a reporting unit's future projections of operating results and cash flows. These projections are discounted to present value using a weighted average cost of capital for market participants, who are generally thought to be industry participants. The future projections are based on both past performance and the projections and assumptions used in our current operating plan. Such assumptions are subject to change as a result of changing economic and competitive conditions.

        The income-based approach is based on future projections of operating results and cash flows. These projections are discounted to present value using a weighted average cost of capital for market participants, who are generally thought to be industry participants. Our future projections of operating results are based on both past performance and the projections and assumptions used in our current operating plan. Changes to our discount rate assumptions or our operating projections as a result of changing economic and competitive conditions could result in impairment charges. Further, if the economic market conditions worsen and our estimated future discounted cash flows decrease, we may incur additional impairment charges. Additional impairment charges related to our goodwill, tradenames or other intangible assets could have a significant impact on our financial position and results of operations.

        We completed our 2010 annual impairment testing of goodwill and indefinite-lived intangible assets as of November 6, 2010 and no impairment was recorded as the fair value of these assets was substantially in excess of book value. As a result of our impairment testing, for the year ended January 2, 2010, no impairment was recorded as the fair value of these assets was substantially in excess of book value. As a result of our 2008 annual impairment testing, for the year ended January 3, 2009, we recorded impairment charges of $366.3 million and $86.1 million related to goodwill and tradenames, respectively.

Sales/Receivables

        We sell our products both directly to retail customers and through wholesale channels. Merchandise sales are recognized upon transfer of ownership, including passage of title to the customer and transfer of the risk of loss related to those goods. In our wholesale segment, products are shipped "free on board" shipping point; however revenue is recognized at the time the product is received by the customer, unless the customer does not bear the risk of loss, due to our practice of absorbing risk of loss in the event of damaged or lost shipments. In our retail segment, transfer of title takes place at the point of sale (i.e., at our retail stores). There are no situations, either in our wholesale or retail segments, where legal risk of loss does not transfer immediately upon receipt by our customers. Although we do not provide a contractual right of return, in the course of arriving at practical business solutions to various claims, we have allowed sales returns and allowances. In these situations, customer claims for credit or return due to damage, defect, shortage or other reason must be pre-approved by us before credit is issued or such product is accepted for return. Such returns have not precluded sales recognition because we have a long history with such returns, which we use in establishing a reserve.

This reserve, however, is subject to change. In our wholesale segment, we have included a reserve in our financial statements representing our estimated obligation related to promotional marketing activities. In addition to returns, we bear credit risk relative to our wholesale customers. We have provided a reserve for bad debts in our financial statements based on our estimates of the creditworthiness of our customers. However, this reserve is also subject to change. Changes in these reserves could affect our operating results.

Cost of Sales, Selling Expense and General and Administrative Expense

        Included within cost of sales on our consolidated statements of operations are the cost of the merchandise we sell through our retail and wholesale segments, inbound and outbound freight costs, the operational costs of our distribution facilities (which include receiving costs, inspection and warehousing costs and salaries) and expenses incurred by our merchandising and buying operations.

        Included within selling expenses are costs directly related to both wholesale and retail operations and primarily consist of payroll, occupancy, advertising and other operating costs, as well as pre-opening costs, which are expensed as incurred.

        Included within general and administrative expenses are costs associated with corporate overhead departments, including senior management, accounting, information systems, human resources, legal, marketing, management incentive programs and bonus and other costs that are not readily allocable to either the retail or wholesale segments.

Inventory

        We write down our inventory for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value, based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. We value our inventory at the lower of cost or market on a first-in first-out ("FIFO") basis. Fluctuations in inventory levels along with the cost of raw materials could impact the carrying value of our inventory. Changes in the carrying value of inventory could affect our operating results.

Derivative Instruments

        We use interest rate swaps to eliminate the variability of a portion of cash flows associated with the forecasted interest payments on Yankee Candle's Term Facility. This is achieved through converting a portion of the floating rate Term Facility to a fixed rate by entering into pay-fixed interest rate swaps. During the second quarter of 2009 Yankee Candle changed the interest rate election on its Term Facility from the three-month LIBOR rate to the one-month LIBOR rate. As a result, Yankee Candle's existing interest rate swaps were de-designated as cash flow hedges and we no longer account for these instruments using hedge accounting with changes in fair value recognized in the consolidated statement of operations. The unrealized loss included in other comprehensive income "OCI" on the date Yankee Candle changed its interest rate election is being amortized to other expense over the remaining terms of the two interest rate swap agreements. One of the swap agreements expired in March of 2010 and the other expired in March of 2011.

        Simultaneous with the de-designations, Yankee Candle entered into new interest rate swap agreements to further reduce the variability of cash flows associated with the forecasted interest payments on its Term Facility. These swaps are not designated as cash flow hedges and, are measured at fair value with changes in fair value recognized in the consolidated statement of operations as a component of other income (expense). Changes in the fair value of the swaps could materially affect our operating results.

Segment Reporting

        We have segmented our operations in a manner that reflects how our chief operating decision-maker (the Chief Executive Officer) currently reviews our results and our subsidiaries' businesses. We have two reportable segments—retail and wholesale. The identification of these segments results from management's recognition that while the product sold is similar, the type of customer for the product and services and methods used to distribute the product are different.

        The Chief Executive Officer evaluates both our retail and wholesale operations based on an "operating earnings" measure. Our wholesale operations is made up of our wholesale and International reporting units. These reporting units have been aggregated into one reporting segment in accordance with ASC Topic 350. Such measure gives recognition to specifically identifiable operating costs such as cost of sales and selling expenses. Administrative charges are generally not allocated to specific operating segments and are accordingly reflected in the unallocated/corporate/other reconciliation to the total consolidated results. The effects of purchase accounting adjustments related to the Merger are not included in segment operations below, consistent with internal reports used by the Chief Executive Officer. These amounts are also included in the unallocated/corporate/other column. Other components of the consolidated statements of operations, which are classified below operating income, are also not allocated to segments. We do not account for or report assets, capital expenditures or depreciation and amortization by segment to the Chief Executive Officer.

Income Taxes

        We file income tax returns in the U.S. federal jurisdiction, various states, the United Kingdom and Germany. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business there are many transactions and calculations for which the ultimate tax determination is uncertain. We establish reserves for tax-related uncertainties based on estimates of whether, and to what extent, additional taxes will be due. We adjust these reserves in light of changing facts and circumstances. The provision for income taxes includes the impact of our reserve positions and changes to those reserves when appropriate. We also recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

        We have significant deferred tax liabilities recorded on our financial statements, which are attributable to the effect of purchase accounting adjustments recorded as a result of the Merger. We also have a significant deferred tax asset recorded on our financial statements. This asset arose at the time of our recapitalization in 1998 and reflects the tax benefit of future tax deductions for us from the recapitalization. The recoverability of this future tax deduction is dependent upon our future profitability. We have made an assessment that this asset is more likely than not to be recovered and is appropriately reflected on the balance sheet. Should we find that we are not able to utilize this deduction in the future we would have to record a reserve for all or a part of this asset, which would adversely affect our operating results and cash flows.

Share-based Compensation

        We account for our share-based compensation in accordance with the Stock Compensation Topic of the ASC. Share based compensation charges of $1.0 million and $0.9 million were recorded in the accompanying consolidated statements of operations for the fifty-two weeks ended January 1, 2011 and the fifty-two weeks ended January 2, 2010, respectively. For the fifty-three weeks ended January 3, 2009, share based compensation charges of $0.9 million were recorded in the accompanying consolidated statements of operations.

        With respect to the Class B and Class C common units, since we are no longer publicly traded as a result of the Merger, we base our estimate of expected volatility on the median historical volatility of a group of eight comparable public companies. The historical volatilities of the comparable companies were measured over a 5-year historical period. The expected term of the Class B and Class C common units granted represents the period of time that the units are expected to be outstanding and is assumed to be approximately 5 years based on management's estimates of the time to a liquidity event. We do not expect to pay dividends, and accordingly, the dividend yield is zero. The risk free interest rate reflects a five-year period commensurate with the expected time to a liquidity event and was based on the U.S. Treasury yield curve. We do not estimate a forfeiture rate as our unvested shares vest daily.

Performance Measures

        We measure the performance of our retail and wholesale segments through a segment margin calculation, which specifically identifies not only gross profit on the sales of products through the two channels but also costs and expenses specifically related to each segment.

Fluctuations in Quarterly Operating Results

        We have experienced, and will experience in the future, fluctuations in our quarterly operating results. There are numerous factors that can contribute to these fluctuations; however, the principal factors are seasonality, new store openings and store closings and wholesale activity.

        Seasonality.    We have historically realized higher revenues and operating income in our fourth quarter, particularly in our retail business. This has been primarily due to increased sales in the giftware industry during the holiday season in the fourth quarter.

        Retail Store Openings and Closings.    The timing of our new store openings and closings may have an impact on our quarterly results. First, we incur certain one-time expenses related to opening each new store. These expenses, which consist primarily of occupancy, salaries, supplies and marketing costs, are expensed as incurred. Second, most store expenses vary proportionately with sales, but there is a fixed cost component. This typically results in lower store profitability when a new store opens because new stores generally have lower sales than mature stores. Due to both of these factors, during periods when new store openings as a percentage of the base are higher, operating profit may decline in dollars and/or as a percentage of sales. As the overall store base matures, the fixed cost component of selling expenses is spread over an increased level of sales, assuming sales increase as stores age, resulting in a decrease in selling and other expenses as a percentage of sales.

        Wholesale Account Activity.    The timing of new wholesale accounts may have an impact on our quarterly results due to the size of initial opening orders and promotional programs associated with the roll-out of orders. In addition, the loss of wholesale accounts may impact our quarterly results.

Overview

        The following table presents our results of operations for the fifty-two weeks ended January 1, 2011 and January 2, 2010 and the fifty-three weeks ended January 3, 2009:

	Successor Company
	Fifty-three Weeks Ended January 3, 2009	Fifty-two Weeks Ended January 2, 2010	Fifty-two Weeks Ended January 1, 2011
Statement of Income Data:
Sales	$689.1	$681.1	$733.7
Cost of sales	291.4	276.8	307.1

Gross profit	397.7	404.3	426.6
Selling expenses	196.1	198.1	212.6
General and administrative expenses	53.5	69.6	62.6
Restructuring charges	0.4	1.9	0.8
Goodwill and intangible asset impairments	452.4	—	—

(Loss) income from operations	(304.7)	134.7	150.6
Other expense, net	94.4	94.1	84.6

(Loss) income from continuing operations before (benefit from) provision for income taxes	(399.1)	40.6	66.0
(Benefit from) provision for income taxes	(13.0)	16.5	23.7

(Loss) income from continuing operations	(386.1)	24.1	42.3
Loss from discontinued operations, net of income taxes	(23.2)	(7.7)	(0.4)

Net (loss) income	$(409.3)	$16.4	$41.9

        In addition, the following table sets forth the various components of our consolidated statements of operations, expressed as a percentage of sales, for the periods indicated that are used in connection with the discussion herein.

	Successor Company
	Fifty-three Weeks Ended January 3, 2009	Fifty-two Weeks Ended January 2, 2010	Fifty-two Weeks Ended January 1, 2011
Statement of Operations Data:
Sales
Wholesale	43.3%	41.1%	41.9%
Retail	56.7%	58.9%	58.1%

Total net sales	100.0%	100.0%	100.0%
Cost of sales	42.3%	40.6%	41.9%

Gross profit	57.7%	59.4%	58.1%
Selling expenses	28.5%	29.1%	29.0%
General and administrative expenses	7.8%	10.2%	8.5%
Restructuring charges	—	0.3%	0.1%
Goodwill and intangible asset impairments	65.7%	—	—

(Loss) income from operations	(44.3)%	19.8%	20.5%
Other expense, net	13.7%	13.8%	11.5%

(Loss) income from continuing operations before (benefit from) provision for income taxes	(58.0)%	6.0%	9.0%
(Benefit from) provision for income taxes	(2.0)%	2.4%	3.2%
(Loss) income from continuing operations	(56.0)%	3.5%	5.8%
Loss from discontinued operations, net of income taxes	(3.4)%	(1.1)%	(0.1)%

Net (loss) income	(59.4)%	2.4%	5.7%

Executive Summary

        The current retail and economic environment continues to be difficult. General consumer spending levels, including employment levels and other economic conditions, greatly impact the retail and wholesale industries. Like other consumer-facing companies, our business continues to be impacted by these factors. Sluggish mall traffic and reduced consumer spending impact both our retail and wholesale businesses. Our operations for the fifty-two weeks ended January 2, 2010 were impacted by the volatility of the economic environment. The following is a summary of our fifty-two weeks ended January 1, 2011 ("2010"):

  •
  Despite the continued weakened economic environment, including sluggish retail traffic and depressed consumer spending, sales increased 7.7% to $733.7 million in 2010 from $681.1 million in 2009, driven primarily by double digit growth in both our international operations and our fundraising business.

  •
  Comparable store and catalog and Internet sales for our Yankee Candle stores increased 0.7% in 2010 compared to 2009. Yankee Candle comparable store sales for 2010 increased 0.1% compared to 2009. The increase in comparable store sales was driven by a slight increase in transactions, offset by a slight decrease in average ticket.

  •
  In fiscal 2010, we increased our Yankee Candle retail sales base by 17 net stores, ending the year with 515 Yankee Candle retail stores in 44 states.

  •
  We ended fiscal 2010 approximately 25,200 wholesale locations, including our European operations.

  •
  During 2010, we repaid $88.0 million of the Term Facility and ended the year with no revolver borrowings.

  •
  During January 2010, we executed a plan to reduce our administrative workforce and reorganize our distribution network, closing one leased facility. We recorded restructuring charges of $0.8 million during 2010 within continuing operations as part of this plan.

Fifty-Two Weeks Ended January 1, 2011 ("2010") Compared to Fifty-Two Weeks Ended January 2, 2010 ("2009").

Sales

        Sales increased 7.7% to $733.7 million in 2010 from $681.1 million in 2009.

Retail Sales

        Retail sales increased 6.2% to $426.3 million for 2010 from $401.3 million for 2009.

        The increase in retail sales was achieved primarily through (i) increased sales in our Yankee Candle Fundraising division of approximately $9.4 million, (ii) the addition of 26 new Yankee Candle retail stores opened in 2010 which increased sales by approximately $8.6 million, (iii) increased sales attributable to stores opened in 2009 that have not entered the comparable store base (which in 2009 were open for less than a full year) of approximately $4.6 million, (iv) increased sales in our catalog and internet business of approximately $2.1 million and (v) increased comparable store sales of approximately $0.3 million.

        Yankee Candle comparable store sales for 2010 were relatively flat to the prior year with approximately a 0.1% increase over 2009. Total comparable store sales including our catalog and internet business increased approximately 0.7% in 2010 compared to 2009. Comparable store sales represent a comparison of sales during the corresponding fiscal periods on stores in our comparable stores sales base. A store first enters our comparable store sales base in the fourteenth fiscal month of operation. The increase in comparable store sales was driven by an increase in transactions, offset by a slight decrease in average ticket. There were 489 stores included in the Yankee Candle comparable store base as of January 1, 2011 as compared to 460 stores included in the Yankee Candle comparable store base as of January 2, 2010. There were 515 total retail stores open as of January 1, 2011, compared to 498 total retail stores open as of January 2, 2010. Permanently closed stores are excluded from the comparable store calculation beginning in the month in which the store closes.

Wholesale Sales

        Wholesale sales, including European operations, increased 9.9% to $307.4 million for 2010 from $279.8 million for 2009.

        The increase in wholesale sales was primarily due to (i) increased sales in our international operations of approximately $22.7 million, (ii) sales to new domestic wholesale locations opened during the last 12 months of approximately $7.0 million and (iii) increased sales in domestic wholesale locations in operation prior to 2010 of approximately $0.9 million, partially offset by a decrease in sales of new product ventures of approximately $3.0 million.

Gross Profit

        Gross profit is sales less cost of sales. Included within cost of sales are the cost of the merchandise we sell through our retail and wholesale segments, inbound and outbound freight costs, the operational costs of our distribution facilities, which include receiving costs, inspection and warehousing costs, and salaries and expenses incurred by Yankee Candle's buying and merchandising operations.

        Gross profit increased 5.5% to $426.6 million in 2010 from $404.3 million in 2009. As a percentage of sales, gross profit decreased to 58.1% in 2010 from 59.4% in 2009. Included in the calculation of gross profit for fiscal 2010 and 2009 are purchase accounting costs of $0.3 million and $0.1 million, respectively. These costs were not allocated to our segments.

Retail Gross Profit

        Retail gross profit dollars increased 3.8% to $281.0 million for 2010 from $270.8 million for 2009. The increase in gross profit dollars was primarily attributed to sales volume increases in our retail operations, which contributed approximately $20.8 million and increased profitability in our Yankee Candle fundraising division of approximately $4.7 million driven by increased sales volume, offset by increased promotional activity of approximately $14.7 million and increased costs in our supply chain operations of approximately $0.7 million.

        As a percentage of retail sales, retail gross profit decreased to 65.9% for 2010 from 67.5% for 2009. The decrease in retail gross profit rate was primarily the result of increased promotional activity of approximately 1.2% and decreased profitability in our Yankee Candle fundraising division of approximately 0.4%.

Wholesale Gross Profit

        Wholesale gross profit dollars increased 9.3% to $145.9 million for 2010 from $133.5 million for 2009. The increase in gross profit dollars was primarily attributed to sales volume increases within our wholesale operations which contributed approximately $14.8 million offset by increased promotional activity of $1.3 million, reduced sales volume in our new product ventures generating unfavorable margin dollars of approximately $0.7 million and slightly unfavorable results in our supply chain operations of $0.5 million.

        As a percentage of wholesale sales, wholesale gross profit decreased to 47.4% for 2010 from 47.7% for 2009. The decrease in wholesale gross profit rate was primarily the result of increased costs in our supply chain operations of approximately 0.3% and increased promotional activity of approximately 0.2%, offset by decreased sales volume within new product ventures which has a lower profit margin, and which has become a smaller portion of the wholesale business resulting in favorable margin rate of 0.2% relative to the prior year.

Selling Expenses

        Selling expenses were $212.6 million for the fifty-two weeks ended January 1, 2011 as compared to $198.1 million for the fifty-two weeks ended January 2, 2010. These expenses are related to both wholesale and retail operations and consist of payroll, occupancy, advertising and other operating costs, as well as pre-opening costs, which are expensed as incurred. As a percentage of sales, selling expenses were 29.0% and 29.1% for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively. Included in selling expenses for fiscal 2010 and 2009 are purchase accounting costs, primarily amortization of intangible assets, of $14.2 million and $15.5 million, respectively. These costs were not allocated to our segments.

Retail Selling Expenses

        Retail selling expenses were $170.0 million for the fifty-two weeks ended January 1, 2011 as compared to $160.3 million for the fifty-two weeks ended January 2, 2010. These expenses relate to payroll, occupancy, advertising and other store operating costs, as well as pre-opening costs, which are expensed as incurred. As a percentage of retail sales, retail selling expenses were 39.9% and 40.0% for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively. The increase in retail selling expenses in dollars was primarily related to selling expenses incurred in the new Yankee Candle retail stores opened in 2010 and 2009, which together contributed approximately $6.5 million, increases in marketing related spend of approximately $2.7 million and increases in commission expense of $0.9 million driven by our Yankee Candle fundraising sales growth.

        The decrease in selling expenses as a percentage of sales was primarily due to leveraging labor and occupancy costs against a higher sales base of approximately 0.8%. This was offset by increased marketing related costs of approximately 0.6%, increases from new Yankee Candle retail stores opened in 2010 and 2009, which together negatively impacted selling expense by approximately 0.2% and increased commission expense of 0.2% related to increased sales in our Yankee Candle fundraising division.

Wholesale Selling Expenses

        Wholesale selling expenses were $28.3 million for the fifty-two weeks ended January 1, 2011 as compared to $22.2 million for the fifty-two weeks ended January 2, 2010. These expenses relate to payroll, advertising and other operating costs. As a percentage of wholesale sales, wholesale selling expenses were 9.2% and 7.9% for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively.

        The increase in selling expenses was attributable to increased costs in our international business of approximately $5.3 million driven primarily by increased commissions, labor and occupancy costs related to the revenue growth in that business. Increased selling expenses in our domestic wholesale business were approximately $0.6 million driven primarily by sales incentives from increased sales and consulting and marketing related expenses for new product innovations.

        The increase in selling expenses as a percentage of sales was primarily driven by the growth in our international division which incurs higher selling expenses as a percentage of sales. Those increases were primarily related to increases in commissions, labor and occupancy costs which contributed approximately 0.9% as a percentage of sales.

General and Administrative Expenses

        General and administrative expenses consist primarily of personnel-related costs including senior management, accounting, information systems, human resources, legal, marketing, management incentive programs and bonus and other costs that are not readily allocable to either the retail or wholesale operations. General and administrative expenses were $62.6 million and $69.6 million for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively.

        As a percentage of sales, general and administrative expenses were 8.5% and 10.2% for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively.

        The decrease in general and administrative expense in dollars and as a percentage of sales was driven by a decrease in the management incentive plan expense, which contributed $2.9 million to the decrease, decreased medical insurance costs of $1.7 million and decreased consulting fees of $1.6 million.

Restructuring Charges

Fiscal 2010

        During the fifty-two weeks ended January 1, 2011, we recorded restructuring charges of $1.2 million primarily related to reducing our administrative workforce and reorganizing our distribution network and closing one leased facility. Included in the restructuring charge was

$0.6 million of occupancy related costs, primarily consisting of lease termination costs, and $0.6 million primarily related to employee severance costs.

        As of January 1, 2011, we had incurred restructuring charges of $23.9 million, including $12.4 million, $10.3 million, and $1.2 million recorded during the fourth quarter of 2008, and the fifty-two weeks ended January 2, 2010 and January 1, 2011, respectively. As of January 1, 2011, the occupancy related accrual primarily relates to lease termination buyout agreements for the Illuminations retail stores. The lease related to the Illuminations corporate headquarters in Petaluma, California expires in March 2013. This lease will be paid through March 2013 unless we are able to structure a buyout agreement with the landlord.

Fiscal 2009

        During the fifty-two weeks ended January 2, 2010, we recorded restructuring charges of $10.3 million. Included in the restructuring charge was $6.5 million of occupancy related costs, primarily consisting of lease termination costs, $1.4 million primarily related to employee severance costs, $1.2 million related to the impairment of the Aroma Naturals customer list, tradename and goodwill and $1.3 million of other costs associated with the restructuring of the business.

        The following is a summary of restructuring charge activity for the fifty-two weeks ended January 1, 2011 and January 2, 2010:

	Fifty-Two Weeks Ended January 1, 2011
	Accrued as of January 2, 2010	Expense	Costs Paid	Non-Cash Charges	Accrued as of January 1, 2011
	($ in thousands)
Continuing Operations
Occupancy related	$17	$210	$(217)	$(10)	$—
Employee related	32	619	(594)	—	57

Total Continuing Operations	49	829	(811)	(10)	57

Discontinued Operations
Occupancy related	2,474	366	(1,817)	—	1,023
Employee related	41	—	(41)	—	—

Total Discontinued Operations	2,515	366	(1,858)	—	1,023

Total Restructuring Charges	$2,564	$1,195	$(2,669)	$(10)	$1,080

	Fifty-two Weeks Ended January 2, 2010
	Accrued as of January 3, 2009	Expense	Costs Paid	Non-Cash Charges	Accrued as of January 2, 2010
		($ in thousands)
Continuing Operations
Occupancy related	$60	$113	$(157)	$1	$17
Impairment of long-lived assets and other	5	1,112	(1,092)	(25)	—
Employee related	—	656	(624)	—	32

Total Continuing Operations	65	1,881	(1,873)	(24)	32

Discontinued Operations					49

Occupancy related	981	6,428	(5,783)	848	2,474
Impairment of long-lived assets and other	20	139	(151)	(8)	—
Employee related	—	695	(654)	—	41
Impairment of Illuminations tradename	—	1,182	—	(1,182)	—

Total Discontinued Operations	1,001	8,444	(6,588)	(342)	2,515

Total Restructuring Charges	$1,066	$10,325	$(8,461)	$(366)	$2,564

Other Expense, Net

        Other expense, net was $84.6 million and $94.1 million for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively.

        The primary component of other expense, net was interest expense, which was $75.6 million and $86.1 million for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively. The decrease in interest expense primarily relates to lower average borrowings in 2010 versus 2009.

Provision for Income Taxes

        The provision for income taxes for the fifty-two weeks ended January 1, 2011 and January 2, 2010, was $23.7 million and $16.5 million, respectively. The effective tax rates for the fifty-two weeks ended January 1, 2011 and January 2, 2010 were 35.9% and 40.7%, respectively. The decrease in the effective tax rate for the fifty-two weeks ended January 1, 2011 compared to the fifty-two weeks ended January 2, 2010 is primarily attributable to an increase in the manufacturing deduction and a decrease in our state effective tax rate in the current year.

Loss from Discontinued Operations, Net of Tax

        The discontinued operations of both the Illuminations and Aroma Naturals businesses are as follows:

	Fifty-two Weeks Ended January 1, 2011	Fifty-two Weeks Ended January 2, 2010
	($ in thousands)
Sales	—	$9,793

Loss from discontinued operations	$(615)	$(12,639)
Benefit from income taxes	(236)	(4,943)

Loss from discontinued operations, net of income taxes	$(379)	$(7,696)

Fifty-Two Weeks Ended January 2, 2010 ("2009") Compared to Fifty-Three Weeks Ended January 3, 2009 ("2008")

General

        The fiscal year ended January 2, 2010 consisted of 52 weeks and the fiscal year ended January 3, 2009 consisted of 53 weeks.

Sales

        Sales decreased 1.2% to $681.1 million in 2009 from $689.1 million in 2008. The additional 53rd week in 2008 contributed $9.2 million and $4.0 million in retail and wholesale sales, respectively.

Retail Sales

        Retail sales increased 2.7% to $401.3 million for 2009 from $390.6 million for 2008. On a comparable 52 week basis, retail sales increased 5.2% from $381.4 million for 2008.

        The increase in retail sales was achieved primarily through (i) the addition of 36 new Yankee Candle retail stores opened in 2009 which increased sales by approximately $16.3 million, (ii) increased sales in our Yankee Candle Fundraising division of approximately $5.6 million and (iii) increased sales attributable to stores opened in 2008 that have not entered the comparable store base (which in 2008 were open for less than a full year) of approximately $0.5 million. These increases were partially offset by the impact of the current economic environment which was weakened due to high unemployment levels and depressed consumer confidence. This weakened economic environment contributed to decreased comparable store sales of approximately $10.5 million and decreased catalog and Internet sales of approximately $1.2 million.

        Comparable store and catalog and Internet sales for our Yankee Candle stores decreased 3.0% in 2009 compared to 2008. Yankee Candle comparable store sales for 2009 decreased 3.2% compared to 2008. Comparable store sales represent a comparison of sales during the corresponding fiscal periods on stores in our comparable stores sales base. A store first enters our comparable store sales base in the fourteenth fiscal month of operation. The decrease in comparable store sales was driven by a decrease in mall traffic due to the weakened economic environment and low consumer confidence. There were 460 stores included in the Yankee Candle comparable store base as of January 2, 2010 as compared to 426 stores included in the Yankee Candle comparable store base as of January 3, 2009. There were 498 total retail stores open as of January 2, 2010, compared to 463 total retail stores open as of January 3, 2009. Permanently closed stores are excluded from the comparable store calculation beginning in the month in which the store closes.

Wholesale Sales

        Wholesale sales, including international operations, decreased 6.3% to $279.8 million for 2009 from $298.5 million for 2008. On a comparable 52 week basis, wholesale sales decreased 5.0% from $294.5 million for 2008.

        The decrease in wholesale sales was primarily due to decreased sales to domestic wholesale locations in operation prior to 2008 of approximately $43.6 million, partially offset by increased sales to domestic wholesale locations opened during the last 12 months of approximately $15.8 million, increased sales in our international operations of approximately $5.8 million and an increase in sales from new product ventures of approximately $3.2 million.

        The decrease in domestic wholesale sales was primarily driven by the loss of Linens 'N Things in 2009 due to its 2008 bankruptcy, the weakened economic environment which has resulted in continued tight inventory management by our wholesale customers and the absence this year of sales from the prior year test with Pier 1.

Gross Profit

        Gross profit is sales less cost of sales. Included within cost of sales are the cost of the merchandise we sell through our retail and wholesale segments, inbound and outbound freight costs, the operational costs of our distribution facilities, which include receiving costs, inspection and warehousing costs, and salaries and expenses incurred by our buying and merchandising operations.

        Gross profit increased 1.7% to $404.3 million in 2009 from $397.7 million in 2008. As a percentage of sales, gross profit increased to 59.4% in 2009 from 57.7% in 2008. Included in the calculation of gross profit for fiscal 2009 and 2008 are purchase accounting adjustments of $(0.1) million and $0.6 million, respectively. These costs were not allocated to our segments.

Retail Gross Profit

        Retail gross profit dollars increased 4.8% to $270.8 million for 2009 from $258.3 million for 2008. The increase in gross profit dollars was primarily attributed to (i) sales increases in our retail operations, which contributed approximately $9.6 million, (ii) increased productivity in our supply chain operations, which contributed $8.5 million, (iii) the impact of price increases initiated on selected products during the first and third quarters of fiscal 2008, which, assuming no elasticity, contributed approximately $5.6 million, and (iv) increased profitability in our Yankee Candle Fundraising division of approximately $3.4 million. These increases in gross profit were partially offset by increased promotional activity of $14.9 million.

        As a percentage of sales, retail gross profit increased to 67.5% for 2009 from 66.1% for 2008. The increase in retail gross profit rate was primarily the result of the (i) increased productivity in our supply chain operations of approximately 2.1%, (ii) the impact of price increases initiated on selected products during the first and third quarters of fiscal 2008, which, assuming no elasticity, contributed approximately 0.5%, offset in part by increased marketing and promotional activity of approximately 1.2% and decreased profit margin in our Yankee Candle Fundraising division of approximately 0.1%.

Wholesale Gross Profit

        Wholesale gross profit dollars decreased 3.8% to $133.5 million for 2009 from $138.8 million for 2008. The decrease in gross profit dollars was primarily attributed to sales decreases within our wholesale operations, which contributed approximately $9.3 million and increased marketing and promotional activity of approximately $5.8 million. These decreases were partially offset by (i) increased productivity in our supply chain operations, which contributed approximately $6.0 million, (ii) the impact of price increases initiated on selected products during the first and third quarters of fiscal 2008, which, assuming no elasticity, contributed approximately $3.4 million and (iii) increased profitability of our new product ventures of approximately $0.1 million.

        As a percentage of sales, wholesale gross profit increased to 47.7% for 2009 from 46.5% for 2008. The increase in wholesale gross profit rate was primarily the result of (i) increased productivity in our supply chain operations of approximately 2.1% , (ii) the impact of price increases initiated on selected products during the first and third quarters of fiscal 2008 which, assuming no elasticity, contributed approximately 0.6% of the increase, offset in part by decreased profit margin our new product ventures of approximately 0.5% and by increased marketing and promotional activity of approximately 1.1%.

Selling Expenses

        Selling expenses were $198.1 million for the fifty-two weeks ended January 2, 2010 as compared to $196.1 million for the fifty-three weeks ended January 3, 2009. These expenses are related to both wholesale and retail operations and consist of payroll, occupancy, advertising and other operating costs, as well as pre-opening costs, which are expensed as incurred. As a percentage of sales, selling expenses were 29.1% and 28.5% for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009, respectively. Included in selling expenses for fiscal 2009 and 2008 are purchase accounting costs, primarily amortization of intangible assets, of $15.5 million and $16.0 million, respectively. These costs were not allocated to our segments.

Retail Selling Expenses

        Retail selling expenses were $160.3 million for the fifty-two weeks ended January 2, 2010 as compared to $154.7 million for the fifty-three weeks ended January 3, 2009. These expenses relate to payroll, occupancy, advertising and other store operating costs, as well as pre-opening costs, which are expensed as incurred. As a percentage of retail sales, retail selling expenses were 40.0% and 39.6% for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009, respectively. The increase in retail selling expenses in dollars was primarily related to selling expenses incurred in the new Yankee Candle retail stores opened in 2009 and 2008, which together contributed approximately $10.3 million, offset in part by a decrease in store labor and occupancy costs of $1.4 million and reduced marketing related expense driven primarily by a reduction in catalog circulation and advertising costs of $1.4 million.

        The increase in selling expenses as a percentage of sales was primarily due to the de-leveraging of selling expenses as a result of decreased comparable store sales, which contributed approximately 0.6%, new Yankee Candle retail stores opened in 2009 and 2008, which together contributed approximately 0.2%, partially offset by decreased marketing related expenses of 0.3% and a decrease in purchase accounting expense adjustments of 0.1%.

Wholesale Selling Expenses

        Wholesale selling expenses were $22.2 million for the fifty-two weeks ended January 2, 2010 as compared to $25.4 million for the fifty-three weeks ended January 3, 2009. These expenses relate to payroll, advertising and other operating costs. As a percentage of wholesale sales, wholesale selling expenses were 7.9% and 8.5% for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009, respectively.

        The decrease in wholesale selling expenses in dollars and rate was primarily the result of the impairment of our outstanding pre-petition receivable balance with Linens 'N Things of approximately $4.5 million, or 1.5% during 2008, partially offset by de-leveraging of selling expenses against a smaller sales base and an increase in commission expenses of $1.1 million or 0.5%, driven mostly by increased sales in our international operations.

General and Administrative Expenses

        General and administrative expenses consist primarily of personnel-related costs including senior management, accounting, information systems, human resources, legal, marketing, management incentive programs and bonus and other costs that are not readily allocable to either the retail or wholesale operations. General and administrative expenses were $69.6 million and $53.5 million for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009, respectively.

        As a percentage of sales, general and administrative expenses were 10.2% and 7.8% for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009, respectively.

        The increase in general and administrative expense in dollars and as a percentage of sales was driven by an increase in the management incentive plan expense assuming an above target payout in 2009 versus a partial payout in 2008, which contributed $8.2 million, changes in our benefit policies which benefited 2008 by approximately $6.7 million and increased medical insurance costs of approximately $1.0 million.

Restructuring Charges

  Fiscal 2009

        During the fifty-two weeks ended January 2, 2010, we recorded restructuring charges of $10.3 million. Included in the restructuring charge was $6.5 million of occupancy related costs, primarily consisting of lease termination costs, $1.4 million primarily related to employee severance costs, $1.2 million related to the impairment of the Aroma Naturals customer list, tradename and goodwill and $1.3 million of other costs associated with the restructuring of the business.

        As of January 2, 2010, the occupancy related accrual primarily relates to lease termination buyout agreements for the Illuminations retail stores. The lease related to the Illuminations corporate headquarters in Petaluma, California expires in March 2013. This lease will be paid through March 2013 unless Yankee Candle is able to structure a buyout agreement with the landlord.

  Fiscal 2008

        During the first quarter of fiscal 2008, we initiated a restructuring plan designed to close three underperforming Illuminations stores and move the Illuminations corporate headquarters from Petaluma, California our South Deerfield, Massachusetts headquarters. In connection with this restructuring plan, a charge of $1.5 million was recorded during the thirteen weeks ended March 29, 2008. Included in the restructuring charge was $0.6 million related to lease termination costs, $0.5 million related to non-cash fixed assets write-offs and other costs, and $0.4 million in employee related costs. As of March 29, 2008 the three underperforming stores had been closed.

        During the fourth quarter of 2008, we initiated a restructuring plan involving the closing of Yankee Candle's remaining 28 Illuminations retail stores and the discontinuance of the related Illuminations consumer direct business, the closing of one underperforming Yankee Candle retail store, and limited reductions in Yankee Candle's corporate and administrative workforce. As of July 4, 2009, Yankee Candle had closed all of its Illuminations stores and had discontinued the Illuminations consumer direct business. In addition, on July 14, 2009, the Board of Directors of Yankee Holdings (the "Board of Directors") approved a decision to discontinue Yankee Candle's Aroma Naturals division and explore different strategic alternatives, including a potential sale. On October 21, 2009, Yankee Candle sold certain assets associated with the Aroma Naturals division. In conjunction with the decision to discontinue the Aroma Naturals division Yankee Candle performed an impairment analysis on the Aroma Naturals tradename, customer list and goodwill and determined that these assets were fully impaired. Accordingly, the results of operations of the Aroma Naturals division, including restructuring charges related to the write-off of its intangible assets and goodwill, lease and severance obligations are classified as discontinued operations for all periods presented.

        During the fourth quarter of 2008, an additional $12.4 million of restructuring related charges was recorded. Included in the restructuring charge was $0.6 million related to occupancy related costs, primarily consisting of lease termination costs, $7.3 million related to fixed asset write-offs and other costs and the write-off of the Illuminations tradename of $4.5 million.

        The following is a summary of restructuring charge activity for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009:

	Fifty-two Weeks Ended January 2, 2010
	Accrued as of January 3, 2009	Expense	Costs Paid	Non-Cash Charges	Accrued as of January 2, 2010
		($ in thousands)
Continuing Operations
Occupancy related	$60	$113	$(157)	$1	$17
Impairment of long-lived assets and other	5	1,112	(1,092)	(25)	—
Employee related	—	656	(624)	—	32

Total Continuing Operations	65	1,881	(1,873)	(24)	49

Discontinued Operations
Occupancy related	981	6,428	(5,783)	848	2,474
Impairment of long-lived assets and other	20	139	(151)	(8)	—
Employee related	—	695	(654)	—	41
Impairment of Illuminations tradename	—	1,182	—	(1,182)	—

Total Discontinued Operations	1,001	8,444	(6,588)	(342)	2,515

Total Restructuring Charges	$1,066	$10,325	$8,461	$(366)	$2,564

	Fifty-three Weeks Ended January 3, 2009
	Expense	Costs Paid	Non-Cash Charges	Accrued as of January 3, 2009
	($ in thousands)
Continuing Operations
Occupancy related	$(17)	—	$77	$60
Impairment of long-lived assets and other	410	—	(405)	5

Total Continuing Operations	393	—	(328)	65

Discontinued Operations
Occupancy related	1,250	(349)	80	981
Impairment of long-lived assets and other	7,357	(42)	(7,295)	20
Employee related	350	(350)	—	—
Impairment of Illuminations tradename	4,507	—	(4,507)	—

Total Discontinued Operations	13,464	(741)	(11,722)	1,001

Total Restructuring Charges	$13,857	$(741)	$(12,050)	$1,066

Other Expense, Net

        Other expense, net was $94.1 million and $94.4 million for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009, respectively.

        The primary component of other expense, net was interest expense, which was $86.1 million and $95.0 million for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009, respectively.

Provision for (Benefit from) Income Taxes

        The provision for (benefit from) income taxes for the fifty-two weeks ended January 2, 2010 and for the fifty-three weeks ended January 3, 2009, was $16.5 million and ($13.0) million, respectively. The effective tax rates for the fifty-two weeks ended January 2, 2010 and the fifty-three weeks ended January 3, 2009 were 40.7% and 3.3%, respectively. The increase in the effective tax rate for the fifty-two weeks ended January 2, 2010 is primarily related to the goodwill and tradenames impairment charge taken in 2008 causing an impact on the effective tax rate in 2008.

Loss from Discontinued Operations, Net of Tax

        On July 14, 2009, the Board of Directors approved a decision to discontinue Yankee Candle's Aroma Naturals division and explore different strategic alternatives, including a potential sale. Accordingly, the results of operations of the Aroma Naturals division, including impairment charges related to the write-off of its intangible assets and goodwill, lease and severance obligations are classified as discontinued operations for all periods presented. On October 21, 2009, Yankee Candle sold certain assets associated with the Aroma Naturals division for proceeds that were not material.

        In addition, as of July 4, 2009, Yankee Candle had closed all of the Illuminations stores and discontinued the related Illuminations consumer direct business. Accordingly, Yankee Candle has classified the results of operations of the Illuminations division as discontinued operations for all periods presented. The operating results of the Illuminations and Aroma Naturals divisions, which are included in discontinued operations, are as follows:

	Fifty-two Weeks Ended January 2, 2010	Fifty-three Weeks Ended January 3, 2009
Sales	$9,793	$24,597

Loss from discontinued operations	$(12,639)	$(31,969)
Benefit from income taxes	(4,943)	(8,721)

Loss from discontinued operations, net of income taxes	$(7,696)	$(23,248)

        For the fifty-two weeks ended January 2, 2010, the loss from discontinued operations included restructuring charges of $8.4 million. The $8.4 million restructuring charge includes $1.2 million related to the impairment of Aroma Naturals. For the fifty-three weeks ended January 3, 2009, the loss from discontinued operations included restructuring charges of $13.4 million.

Liquidity and Capital Resources

Credit Facility

        The Credit Facility consists of the $650.0 million 7-year Term Facility and the 6-year $125.0 million Revolving Facility. All borrowings under the Credit Facility bear interest at a rate per annum equal to an applicable margin, plus, at our option, (i) the higher of (x) the prime rate (as set forth on the British Banking Association Telerate Page 5) and (y) the federal funds effective rate, plus one-half percent (0.50%) per annum or (ii) the Eurodollar rate, and resets periodically. In addition to paying interest on outstanding principal under the Credit Facility, Yankee Candle is required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum. The Term Facility matures on February 6, 2014 and the Revolving Facility matures on February 6, 2013.

        Subject to certain exceptions, the Credit Facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and 50% (subject to step downs) from excess cash flow, as defined, for each fiscal year must be used to pay down outstanding borrowings. The calculation to determine if Yankee Candle has excess cash flow per the Credit Facility is prepared on an annual basis at the end of each fiscal year. Yankee Candle did not have an outstanding balance under the Revolving Facility at the end of fiscal 2010 compared to $11.0 million as of January 2, 2010. Yankee Candle made a $77.0 million voluntary payment on the Credit Facility in the fourth quarter of 2010. There was no excess cash flow payment required as of January 1, 2011.

        As of January 1, 2011, Yankee Candle had outstanding letters of credit of $1.6 million, leaving $123.4 million in availability under the Revolving Facility. Effective September 28, 2009, Yankee Candle transferred the Administration Agency of the Revolving Facility from LCP to Bank of America N.A. As of January 1, 2011, Yankee Candle was in compliance with all covenants under the Credit Facility.

        Yankee Candle uses interest rate swaps to eliminate the variability of a portion of cash flows associated with the forecasted interest payments on the Term Facility. This is achieved through converting a portion of the floating rate Term Facility to a fixed rate by entering into pay-fixed interest rate swaps. During the second quarter of 2009 Yankee Candle changed the interest rate election on the Term Facility from the three-month LIBOR rate to the one-month LIBOR rate. As a result, Yankee Candle's existing interest rate swaps were de-designated as cash flow hedges and Yankee Candle no longer accounts for these instruments using hedge accounting with changes in fair value recognized in the consolidated statement of operations. The unrealized loss included in other comprehensive income ("OCI") on the date Yankee Candle changed the interest rate election is being amortized to other expense over the remaining terms of the two interest rate swap agreements. One of swap agreements expired in March of 2010 and the other expired in March of 2011.

        Simultaneous with the de-designations, Yankee Candle entered into new interest rate swap agreements to further reduce the variability of cash flows associated with the forecasted interest payments on the Term Facility. These swaps are not designated as cash flow hedges and, are measured at fair value with changes in fair value recognized in the consolidated statement of operations as a component of other income (expense).

        As a result of these transactions, Yankee Candle effectively converted the Term Facility, which is floating-rate debt, to a blended fixed-rate up to the aggregate amortizing notional value of the swaps by having Yankee Candle pay fixed-rate amounts in exchange for the receipt of the floating-rate interest payments. As of January 1, 2011, the aggregate notional value of the swaps was $362.7 million, or 93.4% of the Term Facility, resulting in a blended fixed rate of 3.26%. The aggregate notional value amortizes over the life of the swaps. Under the terms of these agreements, a monthly net settlement is made for the difference between the average fixed rate and the variable rate based upon the one-month LIBOR rate on the aggregate notional amount of the interest rate swaps. One of Yankee Candle's interest rate swaps terminated in March 2010 and the remaining swap agreement terminated in March 2011.

        During the second and third quarters of 2009, Yankee Candle entered into forward starting amortizing interest rate swaps in the aggregate notional amount of $320.7 million with a blended fixed rate of 3.49% to eliminate the variability in future interest payments by having Yankee Candle pay fixed-rate amounts in exchange for receipt of floating-rate interest payments. The effective date of the forward starting swaps is March 31, 2011. The forward starting swaps are not designated as cash flow hedges and, are measured at fair value with changes in fair value recognized in the consolidated statements of operations as a component of other income (expense). The forward starting swap agreements terminate in March 2013.

        All obligations under the Credit Facility are guaranteed by Yankee Holdings and each of Yankee Candle's existing and future domestic subsidiaries. In addition, the Credit Facility is secured by first priority perfected liens on all of Yankee Candle's capital stock and substantially all of Yankee Candle's existing and future material assets and the existing and future material assets of Yankee Candle's guarantors, except that only up to 66% of the voting capital stock of the first tier foreign subsidiaries and 100% of the non-voting capital stock of such foreign subsidiaries will be pledged in favor of the Credit Facility and each of the guarantor's assets.

        The Credit Facility permits all or any portion of the loans outstanding to be prepaid at any time and commitments to be terminated in whole or in part at Yankee Candle's option without premium or penalty. Yankee Candle is required to repay amounts borrowed under the Term Facility in equal quarterly installments in an aggregate annual amount equal to one percent (1.0%) of the original principal amount of the Term Facility with the balance being payable on the maturity date of the Term Facility.

        The Credit Facility contains a customary financial covenant which requires that Yankee Candle maintain at the end of each fiscal quarter, commencing with the quarter ended January 1, 2011 through the quarter ending October 1, 2011, a consolidated total secured debt (net of cash and cash equivalents not to exceed $30.0 million) to consolidated EBITDA ratio (as defined below) of no more than 3.25 to 1.00. The consolidated total secured debt to consolidated EBITDA ratio will change to no more than 2.75 to 1.00 for the fourth quarter ending December 31, 2011. As of January 1, 2011, Yankee Candle's actual secured leverage ratio was 1.95 to 1.00, as calculated in accordance with the Credit Facility. As of January 1, 2011, total secured debt was approximately $377.8 million (net of $12.7 million of cash). Under the Credit Facility, EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Transaction, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to Yankee Candle's common equity. Set forth below is a reconciliation of Consolidated Adjusted EBITDA, as calculated under the Credit Facility, to EBITDA and net income for the fifty-two weeks ended January 1, 2011 (in thousands).

Net income	$41,909
Income tax provision	23,688
Interest expense, net (excluding amortization of deferred financing fees)	80,174
Depreciation and amortization	42,599

EBITDA	188,370
Extraordinary, unusual or non-recurring charges	379
Share-based compensation expense	962
Restructuring charges	829
Fees paid pursuant to the Management Agreement	1,500
Other non-cash income	1,999

Consolidated EBITDA under the Credit Facility	$194,039

        The Credit Facility also contains certain other limitations on Yankee Candle's and certain of its restricted subsidiaries', as defined in the credit agreement related to the Credit Facility, ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict Yankee Candle's ability to pay dividends or grant liens and engage in transactions with affiliates.

        The Consolidated Adjusted EBITDA ratio is a material component of the Credit Facility. Non-compliance with the maximum Consolidated Adjusted EBITDA ratio could prevent Yankee Candle from borrowing under the Revolving Facility and would result in a default under the credit agreement related to the Credit Facility. If there were an event of default under the credit agreement related to the Credit Facility that was not cured or waived, the lenders under the Credit Facility could cause all amounts outstanding under the Credit Facility to be due and payable immediately, which would have a material adverse effect on our financial position and cash flows.

Old Notes

        In February 2011, YCC Holdings formed a new wholly-owned subsidiary, Yankee Finance, for the purpose of issuing in conjunction with YCC Holdings $315.0 million aggregate principal amount of Old Notes pursuant to the indenture governing the notes. Cash interest accrues at a rate of 10.25% per annum, and PIK Interest accrues at the cash interest rate plus 0.75%. YCC Holdings is required to pay interest on the notes (1) for the first interest payment date, entirely in Cash Interest and (2) for all subsequent interest payment dates, entirely in Cash Interest, unless the conditions described in the indenture governing the notes are satisfied with respect to the related interest period, in which case, interest payable on the notes for such interest period shall be payable in PIK Interest to the extent described in the indenture governing the notes.

        YCC Holdings is a holding company with no direct operations. Its principal asset is the indirect equity interests it holds in Yankee Candle, and all of its operations are conducted through Yankee Candle. As a result, YCC Holdings will be dependent upon dividends from Yankee Candle to generate the funds necessary to meet its outstanding debt service obligations. Yankee Candle did not guarantee the notes nor is Yankee Candle obligated to pay dividends to YCC Holdings.

        YCC Holdings used the net proceeds from the offering of the Old Notes to make a distribution to its newly formed parent company, Yankee Candle Investments, who made a distribution to the holders of its Class A common units, together with payments to certain holders of its Class B and Class C common units. Ultimately, distributions and/or payments of $295.5 million and $5.4 million were made to Madison Dearborn and certain members of Yankee Candle's management and directors, respectively. The amounts paid to management related to the Class B and Class C units will be reflected as compensation expense of Yankee Candle in fiscal 2011. Simultaneously with the offering of the Old Notes, all equity interests in YCC Holdings previously held by Madison Dearborn and certain members of management were exchanged for like interests in Yankee Candle Investments.

Cash Flows and Funding of our Operations

        Our cash includes interest bearing and non-interest bearing accounts. We maintain cash balances at several financial institutions. At January 1, 2011 accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250 thousand. Uninsured balances aggregated $2.6 million at January 1, 2011.

        Cash as of January 1, 2011 was $12.7 million as compared to $9.1 million as of January 2, 2010. Cash provided by operating activities for the fifty-two weeks ended January 1, 2011 was $110.4 million as compared to $90.6 million for the fifty-two weeks ended January 2, 2010. Cash provided by operating activities for the year ended January 1, 2011 includes cash paid for interest of $71.0 million as compared to cash paid for interest of $80.4 million in the prior year.

        Net cash used in investing activities was $17.4 million for the fifty-two weeks ended January 1, 2011, which primarily consists of purchases of property and equipment related to new stores. Net cash used in financing activities was $89.2 million for the year ended January 1, 2011 as compared to net cash used in financing activities of $194.3 million for the year ended January 2, 2010. During the fourth quarter of 2010, Yankee Candle repaid $77.0 million of the Term Facility. As a result of this payment the excess cash flow calculation for the year ended January 1, 2011 has yielded no additional payment.

        We fund our operations through a combination of internally generated cash from operations and from borrowings under the Credit Facility. Our primary uses of cash are working capital requirements, new store expenditures, new store inventory purchases and debt service requirements. We anticipate that cash generated from operations together with amounts available under the Credit Facility will be sufficient to meet its future working capital requirements, new store expenditures, new store inventory purchases and debt service obligations as they become due over the next twelve months. However, our ability to fund future operating expenses and capital expenditures and our ability to make scheduled payments of interest on, to pay principal on or refinance indebtedness and to satisfy any other present or future debt obligations will depend on future operating performance which will be affected by general economic, financial and other factors beyond our control. While we do not yet have sufficient visibility to the 2011 retail environment, based upon current trends and our preliminary budget expectations we remain confident that for the foreseeable future we will have sufficient cash flow and liquidity to fund our working capital requirements and meet our debt service obligations. In addition, borrowings under the Credit Facility are dependent upon our continued compliance with the financial and other covenants contained therein.

        Due to the seasonality of the business, we typically do not generate positive cash flow from operations through the first three quarters of our fiscal year. As such, we draw on the revolver portion of the Credit Facility during these times to fund operations. In the fourth quarter, these borrowings are typically repaid in full using cash generated from operations during the fourth quarter holiday season. We typically reach our peak borrowings during the latter part of the third quarter. In fiscal 2010, our peak borrowings were $76.0 million.

        We review and forecast our cash flow on a daily basis for the current year and on a quarterly basis for the upcoming year to ensure we have adequate liquidity to fund our business. We believe that we will, for the foreseeable future, be able to meet our debt service obligations, fund our working capital requirements, fund our capital expenditures and be in compliance with our covenants under the Credit Facility.

  Contractual Commitments

        In addition to obligations to repay our debt obligations, we lease the majority of our retail stores under operating leases. The following table summarizes our contractual commitments including both our debt and lease obligations:

	Payment due by period
Contractual obligations	Total	2011	2012	2013	2014	2015	Thereafter
Debt obligations[1]	$1,216,125	—	—	—	$388,125	$325,000	$503,000
Operating leases	190,613	36,840	32,017	27,817	23,525	20,115	50,299
Capital leases[2]	2,563	797	593	574	565	34	—
Purchase commitments[3]	27,182	27,182	—	—	—	—	—
Estimated interest payments[4]	423,769	81,593	95,782	88,801	79,138	54,023	24,432

Total contractual obligations[5]	$1,860,252	$146,412	$128,392	$117,192	$491,353	$399,172	$577,731

1
Includes the $315.0 million aggregate principal amount of the Old Notes.

2
Includes capital lease payments relating to computer equipment and a fleet of vehicles. Includes interest, excludes lessee guarantee residual value of $0.1 million.

3
Includes open purchase orders for goods purchased in the ordinary course of our business, whether or not we are able to cancel such purchase orders.

4
Estimated interest payments are based on the outstanding debt balance of $1,216.1 million at February 9, 2011. The rates used in the calculation of the estimated interest payments were the rates outstanding at January 1, 2011 on the Credit Facility, the Term Loan, the 2015 Notes and the 2017 Notes. Includes estimated payments on interest rate swaps. The interest rate swaps expire in March 2013. These payments when made are part of interest expense in the consolidated statement of operations.

5
The table above excludes $0.8 million in uncertain tax positions, as we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities.

Recent Accounting Pronouncements

Fair Value Measurements and Disclosures

        In January 2010, the Financial Accounting Standards Board ("FASB") issued authoritative guidance that expands the required disclosures about fair value measurements. This guidance provides for new disclosures requiring us to (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separately information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements. This guidance also provides clarification of existing disclosures requiring us to (i) determine each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and (ii) for each class of assets and liabilities, disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements. This guidance will be effective for annual reporting periods beginning after December 15, 2009, except for the presentation of purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements, which is effective for annual reporting periods beginning after December 15, 2010. Accordingly, we adopted this guidance as of January 3, 2010, with the exception of the guidance related to the presentation of purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements, which will be effective for us for the three months ended April 2, 2011. We do not anticipate that the adoption of the second part of this guidance will have a material impact on our condensed consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        Our market risks relate primarily to changes in interest rates. At January 1, 2011, we had $388.1 million of floating rate debt and $513.0 million of fixed rate debt. For fixed rate debt, interest rate changes affect the fair market value, but do not impact earnings or cash flows. Conversely for floating rate debt, interest rate changes do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. The $388.1 million outstanding under the Credit Facility bears interest at variable rates. All borrowings under the Credit Facility bear interest at a rate per annum equal to an applicable margin, plus, at Yankee Candle's option, (i) the higher of (a) the prime rate (as set forth on the British Banking Association Telerate Page 5) and (b) the federal funds effective rate, plus one-half percent (0.50%) per annum or (ii) the Eurodollar rate, and resets periodically. As of January 1, 2011, the weighted average combined interest rate on the Term Facility and the Revolving Facility was 2.29%. The Credit Facility is intended to fund operating needs. Because the Credit Facility bears a variable interest rate based on market indices, our results of operations and cash flows will be exposed to changes in interest rates.

        The variable nature of our obligations under the Credit Facility creates interest rate risk. In order to mitigate this risk we use interest rate swaps to eliminate the variability of a portion of cash flows associated with the forecasted interest payments on our Term Facility. This is achieved through converting a portion of the floating rate Term Facility to a fixed rate by entering into pay-fixed interest rate swaps. In essence, we convert our Term Facility, which is floating-rate debt, to a fixed-rate up to the aggregate notional value of the swaps by paying fixed-rate amounts in exchange for the receipt of floating-rate interest payments. As of January 1, 2011, the aggregate notional value of the swaps was $362.7 million, or 93.4% of the Term Facility, resulting in a blended fixed rate of 3.26%. Based on our outstanding floating rate debt and the notional amount of our interest rate swaps, as of January 1, 2011, a 1.0% increase or decrease in current market interest rates would have the effect of causing an approximately $0.3 million additional annual pre-tax charge or benefit to our results of operations.

        We buy a variety of raw materials for inclusion in our products. The only raw material that is considered to be of a commodity nature is wax. Wax is a petroleum based product. Its market price has not historically fluctuated with the movement of oil prices and has instead generally moved with inflation. However, in the past several years the price of wax has increased at a rate significantly above the rate of inflation. Future increases in wax prices could have an adverse affect on our cost of goods sold and could lower our margins.

BUSINESS

Overview

        We are the largest specialty branded premium scented candle company in the United States based on our annual sales. We sell our products in multiple channels of distribution across many countries. Our customer touchpoints include our own company-operated retail stores, the Consumer Direct business, the Fundraising business, and a global network of both national account and independent specialty gift customers and channels. We have a 41-year history of category leadership and growth by marketing Yankee Candle products as affordable luxuries, consumable products, and valued gifts. We offer approximately 2,300 stock-keeping units (SKUs) of candle products in approximately 340 fragrances, which include a wide variety of jar candles, Samplers® votive candles, Tarts® wax potpourri, pillars and other candle products, the vast majority of which are marketed under the Yankee Candle® brand. We also sell a wide range of other home fragrance products, including electric plug home fragrancers, decorative reed diffusers, room sprays, potpourri, scented oils and coordinated candle related and home decor accessories. Additionally, we offer products such as the Yankee Candle Car Jars® auto air freshener product line, travel sprays and other products to fragrance cars and small spaces. We operate a vertically integrated business model with approximately 75% of our gross sales for the fifty-two weeks ended January 1, 2011 generated by products we manufactured at our Whately, Massachusetts facility.

Candle & Home Fragrance Assortment

        Candle products are the foundation of our business, and are available in a wide range of fragrances and colors across a variety of jar candles, Samplers® votive candles, Tarts® wax potpourri, pillars and other candle products, the vast majority of which are marketed under the Yankee Candle® brand. Our candle prices range from $1.99 for a Samplers® votive candle to $24.99 for a large 22-ounce jar candle. This variety ensures each customer can find Yankee Candle products appropriate for the consumer's lifestyle and budget. In addition to our core candle business, we have extended the Yankee Candle brand into the growing home fragrance market with a portfolio of innovative fragrance products. Our assortment includes electric plug home fragrancers, decorative reed diffusers, room sprays, potpourri, and scented oils. Additionally, we offer products such as the Yankee Candle Car Jars® auto air fresheners, travel sprays and other products designed to fragrance cars and small spaces. We also offer coordinated candle related and home decor accessories in many exclusive patterns, colors and styles, and numerous giftsets. In addition to our "everyday" product offerings, we also offer seasonally-appropriate fragrances, products, home décor accessories, and giftsets on a limited edition, seasonal basis. These themed temporary programs occur four times a year: Spring, Summer, Fall, and the Christmas/Holiday season.

Distribution: Customer Touchpoints

        We sell our products in multiple channels of distribution across many countries. Our customer touchpoints include our own company-operated retail stores, the Consumer Direct business, the Fundraising business as well as a global network of both national account and independent specialty gift customers and channels. We have an extensive and growing national and international wholesale segment with a diverse customer base. As of January 1, 2011, we had a domestic wholesale network of approximately 20,200 locations in North America, typically in non-mall locations. Outside of North America, we sell our products primarily through our subsidiary YCE, which has an international wholesale customer network of approximately 5,000 locations and distributors covering 47 countries as of January 1, 2011. We also sell our products in Japan, Korea, China and other Asian countries through our Asian distributors.

        We also have a growing retail store base primarily located in shopping malls and lifestyle centers. As of January 1, 2011, we operated 515 Yankee Candle retail stores. We operate two flagship stores, a

90,000-square-foot store in South Deerfield, Massachusetts, which is a major tourist destination in Massachusetts, and a second 42,000-square-foot flagship store in Williamsburg, Virginia. Our Consumer Direct business is an important brand building opportunity with catalog circulation of approximately 6.5 million in 2010 and email circulation of over 130 million in 2010. The Fundraising business distributed selected Yankee Candle brand products through approximately 21,000 fundraising groups and worked with approximately 2.5 million individual sellers as of January 1, 2011.

Industry Overview

        We operate primarily in the domestic giftware industry. Within this industry we compete in sub-segments, including, primarily, the domestic total candle, home fragrance, scented candle and premium scented candle segments. Based upon the market data from Kline & Company, we believe that the domestic home fragrance segment, including candles, has grown at an approximately 3% compound annual growth rate from 2004 to 2009, reaching sales of approximately $6.8 billion; the domestic premium scented candle segment, which is our primary market, represented 57% of the domestic scented candle market in 2009, versus 55% in 2004, reaching sales of approximately $1.7 billion.

Wholesale Operations

        Our wholesale strategy focuses on home decor, gift and other image appropriate retailers. The wholesale business is an integral part of our growth strategy and, together with our other distribution channels, helps to further build our brand awareness. Wholesale sales, as a percentage of total sales, increased slightly from 41% in fiscal 2009 to 42% in fiscal 2010. For the period from fiscal 2005 through fiscal 2010, our wholesale segment achieved 2% compound annual sales growth from $280.2 million to $307.4 million. According to a study conducted by an independent market research firm, the Yankee Candle® brand name is the most recognized brand in the premium scented candle market. Our domestic wholesale customers are also loyal, with approximately 80% of our U.S. wholesale accounts having been customers for more than five years. We believe that our ability to provide industry leading category management expertise to our wholesale customers regarding product knowledge, display suggestions, promotional ideas and geographical consumer preferences is a significant competitive advantage that we plan to continue to leverage.

Domestic Wholesale

        Over the past five years, we have increased our domestic wholesale locations from approximately 16,400 to approximately 20,200 locations in North America as of January 1, 2011. We have done this by continuing to be the leading candle and home fragrance company in the gift channel, working with a diverse customer base which includes independent gift retailers and leading national gift retailers such as Hallmark, while also expanding our business in new channels and national accounts. These channels include leading home specialty retailers such as Bed Bath & Beyond, leading national department stores such as Kohl's, regional department stores, "premium mass" retailers such as Target, home improvement retailers such as Home Depot, and selected club stores and other national accounts. We plan to continue this multi channel approach, using new brands and products to allow us to gain additional selling space in our existing customers and to penetrate new channels and customers as well. In the gift channel, we plan to grow our business by, among other things, employing dedicated gift channel sales teams to work closely with retailers like Hallmark and some of our larger independent gift retailers to provide tailored marketing and merchandising programs specific to the channel and to provide enhanced category management expertise and account level sales planning. We also plan to continue to expand our presence in the specialty retail channels by driving further expansion into other home fragrance categories in retailers such as Bed, Bath & Beyond and by exploring the use of new brands and products to allow us to penetrate new channels, such as the specialty craft channel and the development of branded businesses in other complimentary channels of distribution. In January 2011, we began rolling out our Home Classics® line in 193 Meijer stores and we are also testing our new non-Yankee branded ScentBeads™ product line, which uses a new proprietary candle technology, in select channels. We also plan to explore, using our auto, small space and personal care product lines, to penetrate channels such as premium grocery stores and other food and drug retailers.

        We use a dedicated in-house direct telemarketing sales force along with a third party service to service our wholesale customers. In addition, we have several account managers located in field offices across the United States to help us service our larger accounts. This provides us with greater control over the sales process, and allows us to provide customers with better and more accurate information, faster order turn-around and improved customer service, to create more consistent merchandising nationwide and to reduce costs.

International Business

        Sales from our international operations have grown from $42.6 million for the combined fifty-two weeks ended December 29, 2007 (including Predecessor Company and Successor Company) to $76.9 million for the fifty-two weeks ended January 1, 2011. YCE sells our products through multiple channels, with the majority of its sales occurring in the United Kingdom and Ireland through independent gift stores, national accounts such as Clinton's Cards and Hallmark, QVC and also through its "store within a store" retail concessions business with partners such as Debenhams and House of Fraser in the United Kingdom. YCE also sells directly to wholesale accounts in countries such as Germany, Italy and France, and to numerous other countries through distributors. We intend to continue to grow our business outside of North America by leveraging our wholesale distribution network and our existing distribution center in Bristol, England, and by further expanding our international business, including further geographic expansion in Asia, primarily in Japan, China and Korea. Given the continued strong growth in this business, we are investing in additional talent, systems, marketing and infrastructure, to further drive this growth, including the hiring of a new President of the International Division.

Retail Operations

Retail Stores

        Our retail operations include our retail stores, our Consumer Direct business, our Fundraising business, and Chandler's restaurant (located at our South Deerfield, Massachusetts flagship store). All of our retail stores are Yankee Candle-owned and operated; none are franchised. For the period from fiscal 2005 through fiscal 2010, our retail segment achieved 6% compound annual sales growth from $320.9 million to $426.3 million. Retail sales, as a percentage of total sales, decreased slightly from 59% in fiscal 2009 to 58% in fiscal 2010.

        During fiscal 2010, we increased our Yankee Candle retail sales base by 17 net stores, ending the period with 515 Yankee Candle retail stores in 44 states. The average capital requirement to open a new Yankee Candle store, including working capital, is approximately $200,000.

        In opening new stores, we target high traffic retail locations in shopping malls and lifestyle centers. Our retail stores, excluding our two flagship stores, average approximately 1,640 gross square feet. Of our 515 Yankee Candle retail stores, 333 are located in shopping malls. We plan to open approximately 25 additional stores in 2011.

        The non-shopping mall locations include our South Deerfield, Massachusetts and Williamsburg, Virginia flagship stores. We believe that our flagship stores are the world's largest candle and holiday-themed stores with approximately 90,000 square feet of retail and entertainment space in South Deerfield and 42,000 square feet in Williamsburg. These stores promote Yankee Candle's brand image and culture and allow us to test new product and fragrance introductions. The South Deerfield flagship store is a major tourist destination and provides visitors with a total shopping and entertainment experience including the Yankee Candlemaking Museum and Chandler's, a 240-seat restaurant. This flagship store also includes our Yankee Candle Home "store within a store," which showcases home goods, accessories, furnishings and decorative accents in sophisticated country décor settings. The Williamsburg flagship store features candle dipping, candle-making demonstrations, animated musical entertainment and an old-time photo studio. In addition to our retail stores, we also sell our products directly to consumers through the Consumer Direct business, and the Fundraising business. We believe these two businesses will continue to serve as important sources of revenue growth and profitability, while also helping to build brand awareness, introduce our products to new customers and drive traffic to our retail stores.

        Outstanding customer service and a knowledgeable employee base are key elements of our retail strategy. We emphasize formal employee training, particularly with respect to product quality, candle manufacturing and the heritage of Yankee Candle. We also have a well-developed, eleven-day training program for managers and assistant managers and an in-store training program for sales associates. Our high customer service standards are an integral part of our ongoing success. Each store is responsible for implementing and maintaining these customer service standards. As part of the Consumer Direct business, which is a component of our retail operations, we market our products through our consumer direct mail catalogs and Internet web site. The Consumer Direct business generated $31.8 million of sales in 2010, compared to $29.7 million of sales in 2009.

Consumer Direct Business

        Our consumer direct mail catalogs feature a wide selection of our most popular products, together with additional products and offerings exclusive to our catalog channel. We believe that our consumer direct mail catalog constitutes an important marketing tool, serving to increase the awareness and strength of the Yankee Candle® brand and driving sales to our retail stores and Internet web site.

        Our web site, www.yankeecandle.com provides our on-line customers with an easy and convenient way to purchase a wide variety of our most popular products. The web site also offers features designed to promote sales and provide enhanced customer service and convenience, including personalized guest registration, gift cards and other gift giving programs, a store locator, decorating ideas, sites dedicated to corporate gifts, weddings and other customized purchasing opportunities. We plan to implement various initiatives designed to drive further growth in this business, including an enhanced website scheduled for 2011, and strategic investments designed to increase conversion, continue to build our web database, as well as increase catalog and email circulation and our segmented marketing.

Fundraising Business

        In addition, the Fundraising business distributes selected Yankee Candle® brand products through fundraising organizations. This business has grown from $20.0 million for the fifty-two weeks ended December 29, 2007 (including Predecessor Company and Successor Company) to $37.9 million for the fifty-two weeks ended January 1, 2011. As of January 1, 2011, we sold our products to approximately 21,000 fundraising organizations which in turn resulted in approximately 2.5 million individual sellers selling Yankee Candle products in their local schools and communities. We have increased both our internal sales force and our independent sales representatives over the past several years, and plan to continue to do so as we expand this business into additional geographies. We believe this channel presents significant growth opportunities and also serves to increase our brand awareness and introduce our products to new groups of potential customers.

New Product Innovation

        We target approximately 25% of our total company sales to result from the introduction of new products each year. Our long history as a product innovator in the premium scented candle segment has been supported by our strong and experienced in-house Brand Management, Marketing, Design, and Creative Development teams, which include artists, master fragrance specialists, designers, package developers, trend agents, R&D lab professionals, market researchers, and brand managers. These internal experts work closely together, along with a network of outside partners, to identify key market trends, to translate these key insights into business strategies, and to develop new product concepts.

        In 2010, we introduced 25 new fragrances to our flagship Housewarmer® product line, and an additional 17 new fragrances across our Simply Home™, Yankee Candle Home Classics® and Good Air™ product lines. We also added several new product forms to our existing candle portfolio, including the launch of our new QuickScents™ line of fast-fragrancing candles. We continued to expand our home fragrance product offerings, adding a number of new fragrances and styles to our existing products, adding reed diffusers and other products to our Home Classics® line and introducing new products such as our Yankee Candle vent sticks car freshener. In addition, we expanded the Yankee Candle experience to personal care with the introduction of flavored lip balm and anti-bacterial hand sanitizer.

Manufacturing

        Approximately 75% of our gross sales for the fifty-two weeks ended January 1, 2011 were generated by products manufactured at our 294,000 square foot facility in Whately, Massachusetts. As a vertically integrated manufacturer, we are able to closely monitor the quality of our products, control our production costs and effectively manage inventory. We believe this is an important competitive advantage that enables us to ensure high quality products, maintain affordable pricing and provide reliable customer service.

        Our products are manufactured using filled, molded, extruded, compressed and dipped manufacturing methods. The majority of our products are filled products which are produced by pouring colored, scented liquid wax into a glass container with a wick. Pillars are made by extrusion, in which wax is pressed around a wick through a die. Tapers are produced through a dipping process and Tarts® wax potpourri and Samplers® votive candles are made by compression.

        We use high quality fragrances, premium grade, highly refined paraffin and soy waxes, and superior wicks and dyes to maintain the premium quality characteristics of our products. Our manufacturing processes are designed to ensure the highest quality of candle fragrance, wick quality and placement, color, fill level, shelf life and burn rate. We are continuously engaged in efforts to further improve our quality and lower our costs by using efficient production and distribution methods and technological advancements.

Suppliers

        We maintain strong relationships with our principal fragrance and wax suppliers. We believe we use the highest-quality suppliers in our industry. We have been in the business of manufacturing premium scented candles for many years and are therefore knowledgeable about the different levels of quality of raw materials used in manufacturing candles. As a result, we have developed, jointly with our suppliers, proprietary fragrances which are exclusive to Yankee Candle. Most raw materials used in the manufacturing process, including glassware, wick and packaging materials, are readily available from alternative sources at comparable prices. For each of 2010, 2009 and 2008, no single supplier represented more than 10% of our total cost of goods sold.

Order Processing and Distribution

        Our systems allow us to maintain efficient order processing from the time an order enters the system through shipping and ultimate payment collection from customers. We operate uniform computer and communication software systems allowing for online information access between our headquarters and retail stores. We use a software package that allows us to forecast demand for our products and efficiently plan our production schedules. We also utilize a pick-to-light system which allows Yankee Candle employees at our distribution center to receive information directly from the order collection center and quickly identify, by way of blinking lights, the products and quantity necessary for a particular order. To accurately track shipments and provide better service to customers we also use handheld optical scanners and bar coded labels. Our platform of manufacturing and distribution software enables us to further enhance our inventory management and customer service capabilities and also support a larger infrastructure. We believe that our systems for the processing and shipment of orders from our distribution center have enabled us to improve our overall customer service through enhanced order accuracy and reduced turnaround time.

        The products we sell in the United States are generally shipped by various national small-parcel carriers or other freight carriers. Our products are shipped to our retail stores on a fluctuating schedule, with the frequency of deliveries based upon a store's sales volume and seasonal variances in demand. We ship to wholesale customers as orders are received. We believe that our timely and accurate distribution is an important differentiating factor for our wholesale customers. This belief is based on numerous conversations between our management and sales force, on the one hand, and our wholesale customers, on the other hand.

Intellectual Property

        As of January 1, 2011, Yankee Candle has 119 U.S. registered trademarks, several of which are the subject of multiple registrations, including Yankee® (for candles), Yankee Candle® , Housewarmer® , Samplers® , Tarts® and Car Jars®, and has pending several additional trademark applications with respect to its products. We also register certain of our trademarks in various foreign countries. Trademark registrations allow us to use those trademarks on an exclusive basis in connection with our products. If we continue to use our trademarks and make all required filings and payments these trademarks can continue in perpetuity. These registrations are in addition to various copyright registrations and patents held by us, and all trademark, trade dress, copyright, patent and other intellectual property rights of Yankee Candle under statutory and common law. Our intellectual property further includes various proprietary product formulas, business methods and manufacturing and design "know how."

        We believe that our trademarks and intellectual property rights are valuable assets and we intend to maintain and renew our trademarks and their registrations and to vigorously defend them and all of our intellectual property rights against infringement.

Environmental Matters

        We are subject to various federal, state, local and foreign laws and regulations governing the generation, storage, use, emission, discharge, transportation and disposal of hazardous materials and the health and safety of our employees. In addition, we are subject to environmental laws which may require investigation and cleanup of any contamination at facilities we own or operate or at third party waste disposal sites we use. These laws could impose liability even if we did not know of, or were not responsible for, the contamination.

        We have in the past and will in the future incur costs to comply with environmental laws. We are not, however, aware of any costs or liabilities relating to environmental matters, including any claims or actions under environmental laws or obligations to perform any cleanups at any of our facilities or any third party waste disposal sites, that are expected to have a material adverse effect on our operations, cash flow or financial condition. It is possible, however, that such costs or liabilities may arise in the future.

Competition

        We compete generally for the disposable income of consumers with other manufacturers and retailers in the giftware industry. The giftware industry is highly competitive with a large number of both large and small participants. Our products compete with other scented and unscented candle, home fragrance, personal care and other fragrance-inspired products and with other gifts within a comparable price range, like boxes of candy, flowers, wine, fine soap and related merchandise. Our competitors distribute their products through independent gift retailers, department stores, mass market stores and mail order houses and some of our competitors are part of large, diversified companies having greater financial resources and a wider range of product offerings than us.

        In the premium scented candle segment of the market, in which we primarily compete, our manufacturing competitors include branded and private label manufacturers. There has been some consolidation in recent years in the manufacturing segment of the candle market and based on our current knowledge and understanding of the industry we expect that this trend may continue.

        Our retail stores compete primarily with specialty candle and personal care retailers and a variety of other retailers including department stores, gift stores and national specialty retailers that carry candles along with personal care items, giftware and houseware. In addition, while we focus primarily on the premium scented candle segment, candles are also sold outside of that segment by a variety of retailers including mass merchandisers.

Employees

        At January 1, 2011, we employed approximately 2,300 full-time employees and approximately 2,600 part-time employees, excluding seasonal and temporary employees. We are not subject to any collective bargaining agreements, and we believe that our relations with our employees are good. We also use seasonal and temporary workers, as necessary, to supplement our labor force during peak selling or manufacturing seasons.

Legal Proceedings

        In August 2009, in connection with the Linens 'N Things bankruptcy proceedings, Linens Holding Co. and its affiliates ("Linens") filed a lawsuit against Yankee Holding and certain of its subsidiaries in United States Bankruptcy Court in the District of Delaware alleging that pursuant to the United States Bankruptcy Code Linens was entitled to recover from us certain amounts on the basis that they constitute "preferential transfers" under the Code. On April 4, 2011, the bankruptcy court approved a settlement of this matter, under which Yankee Candle will pay $0.2 million.

        We are also party to various other litigation matters, in most cases involving ordinary and routine claims incidental to our business. We cannot estimate with certainty our ultimate legal and financial liability with respect to such pending litigation matters. However, we believe, based on our examination of such matters, that our ultimate liability will not have a material adverse effect on our financial position, results of operations or cash flows.

Available Information

        Yankee Holdings makes its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and related amendments, available free of charge through our website at www.yankeecandle.com as soon as reasonably practicable after we electronically file such material with (or furnish such material to) the SEC. The information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

MANAGEMENT

Directors, Executive Officers and Key Employees

        The following table sets forth the names, ages and positions of our executive officers and directors as of March 1, 2011:

Name	Age	Position at Yankee Candle
Craig W. Rydin	59	Executive Chairman; Chairman of the Board of Directors
Harlan M. Kent	48	President and Chief Executive Officer, Director
Gregory W. Hunt	54	Chief Financial Officer
Stephen Farley	56	President, Retail Division
John Fontana	52	President, International
Hope Margala Klein	44	Senior Vice President, Brand Design Innovation
Martha S. LaCroix	45	Executive Vice President, Chief Human Resources Officer
James A. Perley	48	Executive Vice President, General Counsel
Arthur F. Rubeck	46	Senior Vice President, Supply Chain
Michael Thorne	46	President, Wholesale Division
Robin P. Selati	44	Director
George A. Peinado	41	Director
Richard H. Copans	34	Director
Terry Burman	65	Director
Trudy Sullivan	61	Director

        Craig W. Rydin is Chairman of the Board of Directors. Mr. Rydin has served as a director of Yankee Candle since February 2007. Prior to being named Executive Chairman in October 2009, Mr. Rydin served as Chief Executive Officer of Yankee Candle from April 2001 until October 2009. Prior to joining Yankee Candle in April 2001, Mr. Rydin was the President of the Away From Home food services division of Campbell Soup Company since 1998, and President of the Godiva Chocolatier division of Campbell from 1996 to 1998. Prior to Godiva, Mr. Rydin held a number of senior management positions at Pepperidge Farm, Inc., also a part of Campbell. Mr. Rydin also serves on the board of directors of Priceline.com Incorporated, where he sits on the audit and compensation committees, and Phillips-Van Heusen Corporation, where he sits on the compensation committee. The Board of Directors believes that Mr. Rydin is qualified to serve as a director due, among other things, to his extensive experience with premium branded consumer product companies, his service as Chief Executive Officer, his knowledge of and experience in the candle and home fragrance industry, consumer package goods and retail, and his general business and financial acumen.

        Harlan M. Kent is the President and Chief Executive Officer. Mr. Kent has served as a director of Yankee Candle since February 2007. Mr. Kent joined Yankee Candle in June 2001 and has held several positions of increasing responsibility since joining Yankee Candle. Mr. Kent was promoted to his current position of Chief Executive Officer in October 2009. Prior to that, Mr. Kent had served as President and Chief Operating Officer since December 2005. Prior to joining Yankee Candle, Mr. Kent was Senior Vice President and General Manager of the Wholesale Division of Totes Isotoner Corporation from 1997 to 2001, and Vice President of Global Sales and Marketing for the Winchester Division of Olin Corporation from 1995 to 1997. Mr. Kent has also held a number of senior marketing and strategic planning positions at both the Campbell Soup Company and its Pepperidge Farm Division. Mr. Kent also serves on the board of directors of the A.T. Cross Company. The Board of Directors believes that Mr. Kent is qualified to serve as a director due, among other things, to his extensive experience with wholesale and consumer product companies, his service as Chief Executive Officer, his knowledge of and experience in the candle and home fragrance industry, consumer package goods and retail, and his general business and financial acumen.

        Gregory W. Hunt is Executive Vice President, Finance and Chief Financial Officer. Mr. Hunt joined Yankee Candle in April 2010. Prior to joining Yankee Candle, Mr. Hunt served as the Executive Vice President of Strategic and Commercial Development for Norwegian Cruise Lines from 2007 to 2009. Prior to joining Norwegian Cruise Lines, Mr. Hunt served as Chief Financial Officer and Chief Restructuring Officer of Tweeter Home Entertainment Group, Inc. from 2006 to 2007 and Chief Financial Officer and Co-Chief Executive of Syratech Corporation from 2001 to 2006. Prior to Syratech, Mr. Hunt held several financial leadership positions of increasing responsibility, including NRT Inc., Culligan Water Technologies, Inc. and Samsonite Corporation.

        Stephen Farley is the President, Retail Division. Prior to joining Yankee Candle in January 2005, Mr. Farley served as Executive Vice President, Marketing and Merchandising for The Bombay Company, a leading specialty retailer of home accessories and home décor. Prior to joining The Bombay Company in 2002, he served as Chief Marketing Officer for J.C. Penney, one of America's largest department store, catalog and e-commerce retailers. Mr. Farley also previously held various senior leadership positions with Payless Shoe Source, Inc., Pizza Hut and the leading marketing and advertising agencies of Earle Palmer Brown and Saatchi & Saatchi.

        John Fontana is the President, International Division. Prior to joining Yankee Candle in January 2011, Mr. Fontana served as Chief Executive Officer of Smith Mountain Industries (Virginia Candle Company), a mid sized candle company, having been appointed in April 2009. Prior to that, Mr. Fontana was associated with Allied Capital, first serving as Managing Director, International & Portfolio Development from 2004 to February 2007 and then as Chief Executive Officer for Hot Stuff Foods, an Allied Capital portfolio company. He has also held senior positions at Electrolux, LLC, Frito Lay and Deloitte & Touche, LLP.

        Hope Margala Klein is the Senior Vice President, Brand Design Innovation. Ms. Margala Klein rejoined Yankee Candle in 2009 as Vice President, Wholesale Marketing and Merchandising and was promoted to her current position in January 2011. She had previously served with Yankee Candle as its General Merchandising Manager, Retail from 2005 to 2006. Prior to rejoining Yankee in 2009, Ms. Margala Klein held several senior leadership positions with The Longaberger Company from 2006 to 2009, the most recent of which was Vice President, Chief Marketing Officer. She also previously held various leadership positions with Limited Brands, including Vice President, Category Leader of its Bath and Body Works Division and Vice President, Group Product Director of its Victoria's Secrets Beauty Division, and with American Eagle Outfitters.

        Martha S. LaCroix is the Executive Vice President, Chief Human Resources Officer. Ms. LaCroix joined Yankee Candle in February 1993 as Director of Employee Relations and has since held various positions of increasing responsibility in Yankee Candle's Human Resources Department. Ms. LaCroix was appointed to her current position in October 2009.

        James A. Perley is the Executive Vice President, General Counsel of Yankee Candle. From April 2006 to December 2010, Mr. Perley also served as President, International Division. Prior to joining Yankee Candle in September 1999, Mr. Perley was Vice President and General Counsel of Star Markets Company, Inc., where he served from 1997 to 1999. From 1987 to 1997, Mr. Perley was a member of the Boston-based law firm of Hale and Dorr LLP, now Wilmer Hale LLP, where he served as an Associate from 1987 to 1992 and as a Junior Partner from 1992 to 1997.

        Arthur F. Rubeck is the Senior Vice President, Supply Chain. Mr. Rubeck joined Yankee Candle in 1981 and has held several operational positions of increasing responsibility, including serving as Vice President, Manufacturing from 2003 until his promotion to his current position in February 2009.

        Michael Thorne is the President, Wholesale Division. Prior to joining Yankee Candle in June 2006, Mr. Thorne was employed by Spalding Sports and the Russell Corp. from 2000 to 2006, where he most recently served as President, Russell Athletic Team and Bike Athletic Divisions. Mr. Thorne also previously held senior sales management positions within Pentland LLC, Franklin Sporting Goods and Wilson Sporting Goods.

        Robin P. Selati has served as a director of Yankee Holdings since February 2007. Mr. Selati is a Managing Director of Madison Dearborn and joined the firm in 1993. Prior to joining Madison Dearborn in 1993, Mr. Selati was associated with Alex Brown & Sons Incorporated in the consumer/retail investment banking group. The Board of Directors believes that Mr. Selati is qualified to serve as a director due, among other things, to his extensive financial and management expertise and experience, his status as a "financial expert" for audit committee purposes, his extensive knowledge of and experience in the consumer package goods, manufacturing and retail sectors, and his general business and financial acumen. Mr. Selati also serves on the board of directors of Ruth's Hospitality Group, Inc., BF Bolthouse Holdco LLC and CDW Corporation and previously served on the board of directors of Tuesday Morning.

        George A. Peinado has served as a director of Yankee Holdings since February 2007. Mr. Peinado is a Managing Director of Madison Dearborn and joined the firm in 2004. Prior to joining Madison Dearborn in 2004, Mr. Peinado was with DLJ Merchant Banking Partners and Morgan Stanley & Co. The Board of Directors believes that Mr. Peinado is qualified to serve as a director due, among other things, to his extensive financial and management expertise and experience, his status as a "financial expert" for audit committee purposes, his extensive knowledge of and experience in the consumer package goods, manufacturing and retail sectors, and his general business and financial acumen. Mr. Peinado also serves on the board of directors of CDW Corporation, BF Bolthouse Holdco LLC and The Chicago Botanic Garden.

        Richard H. Copans has served as a director of Yankee Holdings since February 2007. Mr. Copans is a Director of Madison Dearborn and joined the firm in 2005. Prior to joining Madison Dearborn in 2005, Mr. Copans was an analyst with Morgan Stanley & Co., from 1998 to 2001, and Thomas H. Lee Partners from 2001 to 2005. The Board of Directors believes that Mr. Copans is qualified to serve as a director due, among other things, to his extensive financial and management expertise and experience, his status as a "financial expert" for audit committee purposes, his extensive knowledge of and experience in the consumer package goods, manufacturing and retail sectors, and his general business and financial acumen. Mr. Copans also serves on the board of directors of BWAY Holding Company.

        Terry Burman has served as a director of Yankee Holdings since October 2007. Mr. Burman was the Chief Executive Officer of Signet Jewelers Limited ("Signet") until January 29, 2011. Mr. Burman joined Signet in 2000 as the Chairman and CEO of Sterling Jewelers, Inc., a U.S. division of Signet. Before joining Signet, Mr. Burman held various senior executive positions of increasing responsibility with Barry's Jewelers, Inc. from 1980 to 1995, including President and Chief Executive Officer from 1993 to 1995. Prior to that, Mr. Burman was a Partner with Roberts Department Stores, a regional department store chain specializing in apparel. Mr. Burman also served on the board of directors of Signet until January 29, 2011. The Board of Directors believes that Mr. Burman is qualified to serve as a director due, among other things, to his extensive executive, financial and management expertise and experience, his experience as a chief executive officer in the retail industry, his significant international management experience and particularly in the UK retail sector, and his general business and financial acumen.

        Trudy Sullivan has served as a director of Yankee Holdings since September 2010. Ms. Sullivan is currently the President and Chief Executive Officer of The Talbots, Inc., a leading specialty retail and direct marketer of women's apparel, shoes and accessories with operations in both the United States and Canada. Ms. Sullivan joined The Talbots, Inc. as President and CEO in 2007. Before joining The Talbots, Inc., Ms. Sullivan held various senior executive positions of increasing responsibility with Liz Claiborne, Inc. from 2001 to 2007, including President from January 2006 to July 2007. Prior to that,

Ms. Sullivan held senior leadership roles with J. Crew Group, Inc. Ms. Sullivan also serves on the board of directors of The Talbots, Inc.

        There are no family relationships among any of the executive officers or directors.

Code of Business Conduct and Ethics

        We have adopted a written code of conduct that applies to all of our directors, executive officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of conduct includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior. You can obtain a copy of our code of conduct through the Investor Relations page of our website at www.yankeecandle.com. The code is reviewed annually by the Board of Directors.

Board Committees

        The Board of Directors is responsible for the general supervision and oversight of the affairs of Yankee Holdings. In order to assist it in carrying out these duties, the Board of Directors has established and delegated certain authority to the following standing committees: the Audit Committee and the Compensation Committee. Each of these committees operates under a charter that has been approved by the Board of Directors.

Audit Committee

        Yankee Holdings is not required to have a separately-designated standing Audit Committee composed of independent directors, as its securities are not listed on a national securities exchange. However, in April 2007 the Board of Directors established a separately-designated standing Audit Committee. The current members of the Audit Committee are George A. Peinado (chair), Robin P. Selati, Richard H. Copans and Terry Burman. Messrs. Peinado, Selati and Copans were appointed as members in April 2007 and Mr. Burman was appointed in October 2007. The Board of Directors has determined that each of Messrs. Peinado, Selati and Copans is an audit committee financial expert, as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of Messrs. Peinado, Selati and Copans is employed by Madison Dearborn, a private equity investment firm affiliated with our controlling stockholder, and is therefore not independent.

        Management is responsible for the preparation of our financial statements and our internal control over financial reporting and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee assists the Board of Directors in its oversight of our financial statements and its internal accounting policies and procedures. The Audit Committee's primary duties and responsibilities include (i) monitoring the integrity of Yankee Holdings' financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (ii) monitoring the independence and performance of Yankee Holdings' independent auditor and monitoring the performance of Yankee Holdings' internal audit function, (iii) hiring and firing our independent auditor and approving any non-audit work performed for us by the independent auditor, (iv) providing an avenue of communication among the independent auditor, management and the Board of Directors, and (v) such other functions as may from time to time be delegated to it by the Board of Directors.

Compensation Committee

        The current members of the Compensation Committee of the Board of Directors are Robin P. Selati (Chair), George A. Peinado, Richard H. Copans, Terry Burman and Trudy Sullivan. Messrs. Selati, Peinado and Copans have served on the Compensation Committee since April 2007, Mr. Burman was appointed to the Committee in October 2007 and Ms. Sullivan was appointed in September 2010.

        The Compensation Committee assists the Board of Directors in its oversight of our executive compensation policies and practices. The Compensation Committee's primary responsibilities include (i) establishing total compensation for the Board of Directors, (ii) reviewing and approving total compensation for Yankee Holdings' executive officers, including oversight of all executive officer benefit plans and approve goals, (iii) determining and annually reviewing total compensation for Yankee Holdings' Chief Executive Officer, including reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer's compensation, (iv) overseeing Yankee Holdings' cash-based and equity-based incentive plans, (v) producing a compensation committee report on executive compensation as required by the SEC to be included in Yankee Holdings' Form 10-K or, if applicable, proxy statement and (vi) such other functions as may from time to time be delegated to it by the Board of Directors..

EXECUTIVE AND MANAGER COMPENSATION

Compensation Discussion and Analysis

General Overview

        On February 6, 2007, the Predecessor merged with an entity formed by Madison Dearborn in the Merger and Yankee Candle became privately-held. YCC Holdings, an entity organized and controlled by Madison Dearborn, is the indirect parent of Yankee Candle.

        While several components of our former executive compensation program remain largely unchanged following the Merger, the public company equity component of our prior compensation program has been replaced by an equity program more typical of privately held companies. In connection with the Merger each of our executive officers and certain members of senior management were given the opportunity to purchase equity in YCC Holdings, as described below under "—Long-Term Incentives (Equity Awards)." Newly hired employees for certain senior management or other key positions, or employees promoted to such positions, are also eligible for equity awards under the program. Madison Dearborn believes that equity ownership by management further aligns the interests of our executive officers with those of our other equity investors and encourages our executive officers to operate the business in a manner that enhances our equity value. We do not currently anticipate that additional incentive equity will be issued to our executive officers on an annual basis as part of future compensation arrangements. Our equity compensation is discussed in more detail below.

        The Compensation Committee of the Board of Managers of YCC Holdings (the "Compensation Committee"), which in 2010 consisted of the non-employee members of the Board of Managers of YCC Holdings (the "Board of Managers"), is responsible for the administration of our executive compensation program. As such, decisions with respect to our Chief Executive Officer's compensation are made by the Compensation Committee and those relating to the compensation of our other executive officers are made by the Compensation Committee in consultation with our Chief Executive Officer. As it has in the past, the Compensation Committee has retained and continues to work as needed with an independent compensation consultant, Towers Watson, to assist the Compensation Committee in its ongoing administration and review of our executive compensation program. Towers Watson did not perform any other services for us in 2010.

        Throughout this analysis, our Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table below are collectively referred to as the "named executive officers."

Compensation Objectives and Program Structure

        Our executive compensation philosophy is designed to achieve value for our investors by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our financial and operating performance, the achievement of longer-term strategic goals and objectives, and specific individual performance. The objectives of our compensation policies are (i) to provide a level of compensation that will allow us to attract, motivate, retain and reward talented executives who have the ability to contribute to our success, (ii) to link executive compensation to our success through the use of bonus payments based in whole or in part upon our performance (or that of a particular business unit), (iii) to align the interests of the executives with those of our investors, including through management co-investment with Madison Dearborn in the equity ownership of Yankee Candle Investments under its "Management Equity Plan" (as defined below), thereby providing incentive for, and rewarding the attainment of, objectives that inure to the benefit of our investors and (iv) to motivate and reward high levels of individual performance or achievement.

Overview of Compensation and Process

        The Compensation Committee works with management and its independent compensation consultant, Towers Watson, to administer and oversee a comprehensive executive compensation program covering those members of management at the Vice President level or higher, together with other key management personnel, if any, that may be included from time to time by us and the Compensation Committee in our discretion (the "Program"). The Compensation Committee annually reviews and approves our executive compensation philosophy, which sets forth the objectives of the Program and covers all elements of our rewards for executives, including base salary, annual cash incentive opportunities, equity incentive opportunities and other benefits, and serves as the basis for the Compensation Committee's decisions regarding compensation of our senior management. The executive compensation philosophy and the resulting Program are designed to support our compensation objectives, the key elements of which are discussed below.

        Among other services provided, Towers Watson assists the Compensation Committee in evaluating the Program by providing information on general market pay practices and levels and those of our peer group and other comparable companies, and reviewing our pay policies as compared to those market practices. We would anticipate continuing to use the services of an independent consulting firm in the future on an as-needed basis in order to continue to provide advice and marketplace benchmarking data and to insure that our actual compensation practices remain competitive and consistent with our stated goals and executive compensation philosophy.

        Peer Group.    We are committed to providing competitive compensation opportunities to participants in the Program who are performing at a fully satisfactory level. Accordingly, as part of the Program the Compensation Committee's consultant conducts extensive market research of comparable companies in order to develop the data necessary to establish appropriate market compensation levels. For purposes of determining market levels of compensation, we benchmark ourselves against a group of organizations within the retail/wholesale sector using industry surveys and other available data that reflect, to the extent possible, pay levels at such companies.

        Given the fact that we are a manufacturer, retailer and wholesaler, finding the appropriate peer group is challenging. The organizations comprising our peer group have been selected over time based upon the following characteristics: (i) strong or emerging brands, (ii) strong financial performance (based on objective metrics such as earnings, growth, return on invested capital and other such measures), (iii) multi-channel business and distribution models and (iv) specialty retailing focus. The composition of our peer group is reviewed at least annually by the Compensation Committee. The peer group currently consists of publicly-traded companies, in large part because there is more publicly available compensation information from public companies.

        In 2010 there were a total of 19 companies in the peer group. The companies comprising the peer group are:

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  American Eagle Outfitters

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  Coldwater Creek, Inc.

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  Hot Topic, Inc.

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  Ann Inc.

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  Aeropostale, Inc.

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  Bebe Stores, Inc.

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  Blyth, Inc.

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  Carter's

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  Charming Shoppes, Inc.

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  Chico's FAS, Inc.

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  Children's Place Retail Stores, Inc.

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  Kenneth Cole Productions, Inc.

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  Destination Maternity Corp.

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  Pacific Sunwear of California, Inc.

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  Pier 1 Imports, Inc.

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  Tiffany & Company

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  Tween Brands1

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  Urban Outfitters, Inc.

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  Williams-Sonoma, Inc.

        1  In December 2010 the Compensation Committee decided to remove Tween Brands from the peer group for 2011 due to a recent acquisition which rendered them no longer available for peer review.

        Given the number of companies in our peer group, minor changes in the peer group's composition should not have a significant impact on year to year market pay levels targeted by us. We anticipate continuing to use peer group analysis to establish market compensation levels going forward. The peer group information is supplemented by additional market information provided by Towers Watson, which typically includes a compilation of survey data and reports from national compensation consulting firms and Towers Watson's own market and research information.

        Using the market information from our peer group, together with additional market information from Towers Watson, the Compensation Committee estimates market rates of pay for base salary, total cash compensation (base salary, plus annual cash incentives) and total compensation (total cash, plus the expected value of long-term incentives). These market rates were used to create targeted salary and bonus ranges. The ranges for each component of cash compensation were developed to ensure they were competitive with the appropriate market and targeted at approximately the 50th percentile of the market (the "median"). Over time, depending upon budgetary considerations and other factors, most participants who are performing satisfactorily are intended to be provided total cash compensation generally consistent with the market median. With respect to long-term incentive awards, while the Compensation Committee continues to consider the long-term incentive practices of public companies in our peer group to guide its approach to structuring compensation opportunities for our senior management, as a privately-held company we now seek to provide equity opportunities to our senior management that are intended to be generally consistent with the practices of other comparable privately-held companies. Given the differences between public company and private company equity programs, the Compensation Committee weighs total cash compensation (base salary plus annual cash incentives) more heavily than total compensation (base salary, plus annual cash incentives, plus the annualized expected value of long-term incentives) when benchmarking against the peer group. As such, total compensation opportunities in a given year may not be completely aligned with those of our public company peer group.

        The Program is structured to tie a significant portion of the executive's overall compensation to our performance and/or specific business units within our organization through the use of performance-based reward elements such as annual and long-term incentives. The following elements were included in the Program in fiscal 2010.

  •
  Annual base salary;

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  Annual cash-based incentives (the "Management Incentive Plan" or "MIP");

  •
  long-term equity-based incentives under our Management Equity Plan described below; and

  •
  other benefits based upon prevailing market norms.

        We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information provided by Towers Watson to determine the appropriate level and mix of incentive compensation, with the goal of total cash compensation being targeted at approximately the 50th percentile of the market median developed using our peer group data and other market information. With respect to long-term incentive compensation, Madison Dearborn and the Compensation Committee believe that management's co-investment and other equity incentive awards in YCC Holdings will provide long-term incentives to grow our overall equity value. As a result, it is currently anticipated that additional long-term equity incentive grants beyond those awarded in 2007 in connection with the Merger (or those made or to be made with respect to new management employees hired or promoted into eligible positions subsequent to the Merger) will not be made on an annual basis as was done previously by our public company Predecessor.

        The following summary of our compensation plans should be read in conjunction with the narrative disclosure contained in the section entitled "Executive Compensation Tables."

        Base Salary.    Each participant in the Program is provided a salary based upon market compensation levels for his or her specific position or job function. These market levels are based upon peer group compensation levels, compensation levels at other comparable companies as reported in market data surveys compiled by Towers Watson and general market compensation information, all of which are considered to arrive at a market "going rate." We provide a base salary to attract and retain executive officers and to compensate them for their services rendered during the fiscal year. An individual will be paid a base salary on the basis of his or her skills (based on training, education and experience), contributions over time and annual performance. In establishing base salaries for each of our executive officers, the Compensation Committee considers numerous factors, including (i) its assessment of the executive's performance, (ii) the executive's leadership in executing our initiatives and his or her potential future contributions and ability to enhance long-term enterprise value, (iii) the nature and scope of the executive's responsibilities, (iv) the executive's contributions and importance to us, (v) the executive's integrity and compliance with law and with our Code of Business Conduct and Ethics, and (vi) the executive's historical compensation and the nature and extent of the executive's other forms of compensation. Most participants who are performing satisfactorily will be provided salaries that are generally consistent with the market median based upon similarly-situated executives of the companies in our peer group. Variations to this objective may occur at the discretion of the Compensation Committee and Chief Executive Officer, as applicable, based on the experience level of the individual and market factors as well as our performance, retention concerns and other individual circumstances. Each year, the participant's salary will be reviewed and may be increased if warranted. In general, if a participant's role and performance level have not changed significantly, and his or her salary is consistent with market levels of pay, the participant can typically expect a modest increase in base salary in a given year.

        In October 2009, Harlan M. Kent was appointed Chief Executive Officer. In connection with his appointment Mr. Kent entered into an employment agreement which was approved by the Board of Managers. The base salary of Mr. Kent in 2010 was determined pursuant to the employment agreement as described below under "—Employment Contracts." Mr. Kent's performance is reviewed annually by the Compensation Committee and his base salary and compensation will hereafter be established and approved by the Compensation Committee. The base salaries of the other executive officers were established and approved by the Compensation Committee based upon input and recommendations from the Chief Executive Officer.

        Annual Cash Incentives (Bonuses).    We believe that a significant portion of an executive's compensation should be tied to our performance. Therefore, in addition to a base salary, we provide a Management Incentive Plan (the "MIP") which constitutes the variable, performance-based component of an executive's cash compensation. The MIP is designed to reward members of management and other key individuals for performance within the applicable fiscal year. The MIP provides for a target incentive opportunity for each participant consistent with market practice for his or her position or job function. If Yankee Candle, business unit (if applicable) and individual performance are each at target levels (as pre-approved by the Compensation Committee), the participant's total cash compensation (base salary, plus MIP incentive) is designed to be competitive with market practice for that role (i.e., generally consistent with the 50th percentile of market ranges established using the peer group and other market data provided by Towers Watson). If performance is above or below target, total cash compensation is likewise designed to be above or below market levels, respectively.

        A.    Funding the MIP Pool

        The MIP is structured to provide a "pool" of incentive dollars based on our attainment of certain financial and operating results for the applicable year established and pre-approved by the Compensation Committee. Our actual performance versus the pre-established performance objectives determines the actual funding of the MIP incentive pool. The actual pool may exceed the target pool, or may be less than target, or even zero, based on our actual performance during such fiscal year. In addition, the Compensation Committee may also, in its discretion, consider additional factors in determining the actual funding level of the MIP incentive pool.

        Since the Merger, the financial and operating metric used to measure our performance for purposes of funding the MIP, as determined by the Compensation Committee, has been "Adjusted EBITDA." For MIP purposes, "Adjusted EBITDA" is defined as net income before net interest expense, income taxes, depreciation and amortization, amortization of deferred financing costs, equity compensation expense, expenses related to the Merger, any purchase price accounting adjustments as a result of the Merger, and any other nonrecurring or similar costs as may be deemed appropriate by the Board of Managers or Compensation Committee in its discretion. As a privately held company, the Compensation Committee believes that Adjusted EBITDA is a very important financial and operating metric to our investors and that using it as the measure of our performance under the MIP will best align the interests of management with those of our investors.

        In 2009, the Compensation Committee added "Free Cash" as a second performance metric to the MIP plan design. For MIP purposes, "Free Cash" is defined as (i) our Adjusted EBITDA less (ii) capital expenditures made during the fiscal year, interest expense paid, cash taxes paid, cash charges recorded in connection with a restructuring charge, and management fees and any related payments made to Madison Dearborn; each only to the extent the same were "added back" or included in the Adjusted EBITDA, and (iii) increased or decreased, as the case may be, by the net change in working capital for the fiscal year. The Compensation Committee believes that as a leveraged company our prudent management of our working capital and cash flow from operations is an important measure of our financial and operating performance and that adding Free Cash as a second metric for purposes of MIP will further align management's interests with those of our equity holders.

        The applicable financial and operating objectives to be used for purposes of determining the funding of the MIP pool, in this case Adjusted EBITDA and Free Cash, are determined by the Compensation Committee in the first quarter of the fiscal year in connection with the Board of Directors' review and approval of our annual operating budget for the fiscal year. In establishing the pre-approved performance targets used for purposes of the MIP incentive payments, the Compensation Committee seeks to establish a target objective that is not easily attainable and is instead intended to require a level of our financial performance commensurate with that which could reasonably be expected to reward our equity holders. The performance targets are generally based upon our approved operating budget for the applicable fiscal year, as modified by the Compensation Committee in its discretion, based upon various factors it deems relevant (including, by way of example, its view of the expected level of difficulty of attaining the approved budget). In 2010, the targets were consistent with our 2010 operating budget approved by the Board of Managers. For a discussion of these targets, see "C. 2010 Performance versus Pre-Approved Targets" below.

        Based upon the foregoing, the 2010 MIP plan design was structured as follows:

        Adjusted EBITDA Component.    The Adjusted EBITDA Component was designed to fund 80% of the overall target incentive pool. The actual funding amount under this portion of the Adjusted EBITDA Component is determined based upon a calibration schedule approved by the Compensation Committee, and could exceed the target, or be less or even zero, depending upon our actual Adjusted EBITDA performance.

        Free Cash Component.    The Free Cash Component was designed to fund 20% of the overall target MIP incentive pool. The funding amount under the Free Cash Component is determined based upon a calibration schedule approved by the Compensation Committee and could exceed the target, or be less or even zero, depending upon our actual Free Cash performance as compared to the Free Cash objective pre-approved by the Committee. Funding under the Free Cash Component is separate and independent from funding under the Adjusted EBITDA Component.

        B.    Individual Awards Under MIP

        Each individual participant's target MIP incentive bonus payment is established annually by the Compensation Committee and expressed as percentage of the participant's base salary earned in the fiscal year. The applicable percentage used to establish the participant's target MIP award is based upon the participant's position in Yankee Candle, performance and market benchmarks. Actual incentive bonus awards paid to individual participants are generally based upon the following factors:

        1.    Free Cash Component:    20% of the individual's target incentive bonus will be determined based upon our performance under the Free Cash Component described above. The payouts to the individual participants will be determined based upon our actual Free Cash performance, using the calibration schedule established by the Compensation Committee.

        2.    Adjusted EBITDA Component and Individual Performance:    80% of the individual's target incentive bonus (the "Adjusted EBITDA and Individual Portion") will be determined based upon a combination of (i) our performance under the Adjusted EBITDA Component described above, as modified to incorporate business unit performance where applicable (see below), and (ii) individual performance. Bonus award amounts to be paid under this component will typically be determined as follows (the percentage allocations provided below with respect to each factor are those applicable to participants who are managers and above; percentages may vary slightly for participants below the manager level):

        Corporate Participants.    For those MIP participants who do not work in one of Yankee Candle's specified business units (for example, our Retail, Wholesale and International divisions), the Adjusted EBITDA and Individual Portion of their total MIP incentive award is determined as follows: (i) 80% of such amount shall be determined by our actual Adjusted EBITDA performance versus the Adjusted EBITDA objective pre-approved by the Compensation Committee and (ii) 20% of the participant's target award level under the Adjusted EBITDA and Individual Portion shall be determined based on the individual's performance against his or her pre-determined key performance objectives established by his or her supervisor (and in the case of the Chief Executive Officer by the Compensation Committee) at the start of the fiscal year, combined with an overall assessment of the participant's individual contributions and performance in the applicable year, longer-term potential and other considerations deemed appropriate by the Chief Executive Officer.

        Business Unit Participants.    For those MIP participants who do work in one of Yankee Candle's specified business units (for example, our Retail, Wholesale and International divisions), the Adjusted EBITDA and Individual Portion of their total MIP incentive award is determined as follows: (i) 40% of such amount shall be determined by our actual Adjusted EBITDA performance versus the Adjusted EBITDA objective pre-approved by the Compensation Committee, (ii) 40% of such amount shall be determined by the segment profit achieved by such business unit as compared to the segment profit objectives pre-determined by the Compensation Committee (the pre-approved segment profit objectives for each business unit are aligned with the pre-approved total Yankee Candle Adjusted EBITDA objective), and (iii) 20% of the participant's target award level under the Adjusted EBITDA and Individual Portion shall be determined based on the individual's performance against his or her pre-determined key performance objectives established by his or her supervisor (and in the case of the Chief Executive Officer by the Compensation Committee) at the start of the fiscal year, combined with an overall assessment of the participant's individual contributions and performance in the applicable year, longer-term potential and other considerations deemed appropriate by the Chief Executive Officer.

        Amounts awarded under this Component with respect to Adjusted EBITDA and, where applicable, business unit segment profit, will be determined based upon the actual Adjusted EBITDA and segment profit achievement in the applicable fiscal year, using the calibration schedules approved by the Compensation Committee.

        All awards made to our executive officers shall be reviewed and approved by the Compensation Committee. The Compensation Committee is also responsible for determining the annual incentive amount for the Chief Executive Officer.

        The Compensation Committee has the discretion to modify all or any portion of any award as it deems necessary or appropriate. While there are no express factors which must be considered by the Compensation Committee in exercising this discretion, among the factors that may be considered by the Compensation Committee are input from our Chief Executive Officer as to individual performance, the relative performance of Yankee Candle or business unit as compared to its peers or the market generally, unforeseen economic conditions, matters beyond our control, other matters or conditions not foreseen at the time any applicable performance targets were established, the prior history of MIP payouts, the current status of our total cash and total direct compensation in relation to its peer group, retention concerns and other matters that the Compensation Committee may deem appropriate.

        C.    2010 Performance Versus Pre-Approved Targets

        In 2010, our actual Adjusted EBITDA performance as determined by the Compensation Committee for MIP purposes was $193.7 million, which exceeded its pre-approved Adjusted EBITDA target of $192.0 established in March 2010. Our actual Free Cash performance in 2010 as determined by the Compensation Committee for MIP purposes was $93.0 million versus a pre-approved target of $85.0 million. As a result of the foregoing actual results, under the terms of the 2010 MIP the MIP incentive pool was funded at 111.6% of the target amount and participants will generally receive an incentive payment higher than their target incentive amount.

        Long-Term Incentives (Equity Awards).    In connection with the issuance of the Yankee Candle Notes, Madison Dearborn and members of management and managers with equity interests exchanged their equity interests in YCC Holdings for identical interests in Yankee Investments LLC, YCC Holdings' direct parent company. Our equity program consists of ownership interests in Yankee Candle Investments issued pursuant to the Yankee Candle Investments LLC 2011 Incentive Equity Plan adopted on February 8, 2011 (the "Management Equity Plan"). The objective of the Management

Equity Plan is to align the interests of management with those of Madison Dearborn and our other investors through direct personal investment that provides the potential for financial benefit to management if it operates Yankee Candle in a manner that enhances our equity value. The value of these investments will only be realized to the extent that significant equity value in Yankee Candle Investments is created and realized in the future.

        The Class A, Class B and Class C common units were issued to our executive officers under the Management Equity Plan in February 2011. The rights and obligations of Yankee Candle Investments and the holders of its Class A, Class B and Class C common units are generally set forth in Yankee Candle Investments' limited liability company agreement, Yankee Candle Investments' unitholders agreement and the Class A, Class B and Class C unit exchange agreements.

        Holders of the Class A, Class B and Class C common units are entitled to one vote per Class A common unit and one vote per vested Class B and Class C common unit held on all matters submitted to a vote of unitholders. The unitholders are entitled to allocations of profits and losses (as such terms are defined in the limited liability company agreement) of Yankee Candle Investments and to distributions of cash and other property of Yankee Candle Investments as set forth in the limited liability company agreement. The Class A common units are first entitled to a return of capital. Then the class B common units are entitled to a return of capital. Thereafter, all A, B and C units participate in any residual distributions on a pro rata basis.

        Both the Class A common units and Class B and Class C common units are subject to restrictions on transfer, and the Class B common units are also subject to the right of Yankee Candle Investments or, if not exercised by Yankee Candle Investments, Madison Dearborn's right, to repurchase these Class B common units upon a termination of employment. If an employee's employment with Yankee Candle terminates for any reason other than for cause, vested units can be repurchased at fair market value and unvested units can be repurchased at the lower of original cost and fair market value. Upon a termination for cause, both vested and unvested Class B common units can be repurchased at the lower of original cost and fair market value.

        Class C common units will otherwise have the same general characteristics as Class B common units, including with respect to time vesting and repurchase terms (except that unvested Class C common units are forfeited rather than repurchased as there is no initial capital outlay for the Class C common units). We currently anticipate that all future long-term equity incentive grants will be made using Class C common units.

        Yankee Candle Investments may issue additional units subject to the terms and conditions of the limited liability agreement. Any units issued will be subject to the transfer restrictions set forth in the limited liability agreement and the unitholders agreement.

        If Madison Dearborn seeks to sell all or substantially all of Yankee Candle Investments, the Management Investors must consent to the sale and cooperate with Madison Dearborn, which may include selling their securities to the buyer on the terms and at the price negotiated by Madison Dearborn and signing whatever documents are reasonably necessary to consummate the sale.

        Prior to an initial public offering, if Madison Dearborn sells a significant portion of its ownership interest in Yankee Candle Investments to a third party (disregarding sales in the public market, transfers to its affiliates and certain other exceptions), the Management Investors will have the option (but will not be required to, except in the case of a sale of all or substantially all of the assets or equity of Yankee Candle) to participate in the sale and sell alongside Madison Dearborn on a pro rata basis.

        Prior to an initial public offering or a sale of all or substantially all of Yankee Candle Investments, each Management Investor will be required to vote his or her units in favor of a board of managers consisting of four representatives of Madison Dearborn, and Harlan Kent (for so long as he is employed by us as CEO) and two independent managers appointed by the board of managers of Yankee Candle Investments.

        In structuring and determining participation in the Management Equity Plan, as well as specific amounts provided to each participant thereunder, Madison Dearborn considered the practices of other comparable privately-held companies (including other companies in which it holds an investment) as well as the required returns Madison Dearborn will provide its investors. The Compensation Committee believes the opportunities provided to our senior management through the long-term equity incentive awards are competitive with typical practice in the private company/management buy-out sector. As opposed to our practice during the time we were a public company, we do not currently anticipate that we will be making any subsequent grants or awards to current equity holders under the Management Equity Plan in the near future.

        Other Programs and Perquisites.    We also provide our named executive officers, among others, with 401(k) and nonqualified deferred compensation matching programs, and certain named executive officers are provided a car allowance (typically determined by position and/or anticipated travel demands). Specifically, under our 401(k) Plan, we provided (i) a weekly discretionary match for each week during the 2010 plan year that was equal to 25% of the first 4% of eligible earnings and (ii) an additional discretionary match of up to an additional 25% of the first 4% of eligible earnings, which is awarded at the end of the fiscal year at the discretion of the Compensation Committee based on our actual performance for the fiscal year. Under our nonqualified deferred compensation program an eligible participant may defer up to 100% of total annual salary and incentive compensation. For senior vice presidents and above, the program will match 100% of the first $10,000 deferred and 50% of the next $20,000 deferred, up to a maximum matching contribution of $20,000. Vehicles are provided to certain executives based on the travel required in their position and their level at Yankee Candle. We either lease a vehicle for eligible executives or provide a monthly vehicle allowance. We provide such perquisites and other personal benefits as we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.

        Welfare Benefits.    The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Managers has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, and recommended that the Compensation Discussion and Analysis be included in this prospectus. The members of the Compensation Committee in 2010 were Robin P. Selati, Terry Burman, Richard H. Copans, George A. Peinado and Trudy Sullivan. Ms. Sullivan joined the Committee in September 2010.

Robin P. Selati Terry Burman Richard H. Copans George A. Peinado Trudy Sullivan

Executive Compensation Tables

Summary compensation table

        The table below summarizes the total compensation earned by each of the named executive officers during fiscal years 2010, 2009 and 2008.

Name and Principal Position(a)	Fiscal Year (b)	Base Salary ($)(c)	Bonus ($)(d)[1]	Stock Awards ($)(e)[2]	Option Awards ($)(f)[3]	Non-Equity Incentive Plan Compensation ($)(g)[4]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(h)[5]	All Other Compensation ($)(i)[6]	Total ($)(j)[7]
Harlan M. Kent	2010	$742,176	$—	$—	$—	$827,787	—	$27,694	$1,597,657
President and Chief	2009	645,576	—	206,573	—	878,697	—	26,989	1,757,835
Executive Officer	2008	499,386	103,935	—	—	98,317	—	27,250	728,888
Gregory W. Hunt[8]	2010	$378,846	$80,580	$1,204,000	$—	$316,114	—	$30,346	$2,009,886
Executive Vice-President	2009	—	—	—	—	—	—	—	—
and Chief Financial	2008	—	—	—	—	—		—	—
Officer
Stephen Farley	2010	$401,985	$—	$—	$—	$224,394	—	$32,100	$658,479
President, Retail	2009	400,358	—	—	—	319,640	—	32,100	752,098
Division	2008	379,733	88,005	—	—	26,864	—	31,800	526,402
James A. Perley[9]	2010	$317,367	$—	$—	$—	$246,269	—	$24,900	$588,535
Executive Vice	2009	316,082	—	—	—	238,185	—	24,900	579,167
President, General	2008	299,745	69,129	—	—	43,276	—	25,187	437,336
Counsel
Michael Thorne	2010	$312,761	$—	$—	$—	$206,414	—	$32,100	$551,275
President, Wholesale	2009	311,662	—	—	—	196,571	—	32,100	540,333
Division	2008	299,214	61,116	—	—	21,168		32,377	413,875
Craig W. Rydin[10]	2010	$461,538	$—	$—	$—	$418,725	—	$13,500	$893,764
Chairman	2009	848,462	—	—	—	1,253,796	—	31,066	2,133,324
Division	2008	879,327	244,013	—	—	230,823		27,164	1,381,327
Bruce L. Hartman[11]	2010	$88,846	$—	$—	$—	$—	—	$3,516	$92,363
Former Chief Executive	2009	551,923	—	78,300	—	540,864	—	34,500	1,205,587
Vice President	2008	451,923	170,036	498,420	—	83,041	—	28,800	1,232,220
Chief Adminsitrative
Officer and Chief
Financial Officer

1
With respect to 2010, the amount shown in this column for Mr. Hunt represents a relocation bonus paid to Mr. Hunt in connection with his hiring. With respect to 2008, this column represents amounts paid to the named executive officers under our 2008 Management Incentive Plan pursuant to the Compensation Committee's exercise of its discretion as provided under the Plan in excess of the incentive award payments that would have been paid pursuant to the terms of the MIP based upon achievement of our pre-approved performance target and prior to the exercise of such discretion. The Committee believes these payments were made pursuant to the MIP, which expressly contemplates the exercise of discretion by the Committee and the CEO, but we are reporting these amounts separately from those in column (g) in accordance with applicable SEC guidance. The amounts paid based upon the formula in the MIP are presented in column (g).

2
This column represents the aggregate fair value of the Class B or Class C common units, if any, granted to the executive during the applicable fiscal year, determined as of the date of grant in accordance with FASB ASC Topic 718. See the "Grants of Plan-Based Awards" table for information on awards granted in fiscal 2010. These amounts do not necessarily correspond to the actual value that will be recognized by the named executive officers. Please refer to Note 5 in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for the relevant assumptions used to determine the compensation expense for our unit awards.

3
The stock option awards are included in our long term incentive (equity) program.

4
This column represents amounts earned during the corresponding fiscal year (and paid in the subsequent fiscal year) under our Management Incentive Plan, which is described below under "Management Incentive Plan."

5
We have no defined benefit pension plans. Earnings under our nonqualified deferred compensation plans are not "above market." Our deferred compensation plan provides for investment options through a third party administrator in a variety of mutual funds all of which are widely available. See the text accompanying the "Non-Qualified Deferred Compensation" table below for a description of this plan.

6
The dollar value of the amounts shown in this column for 2010 includes the following:

	Vehicle Expense	Matching Contributions Under 401(k) Plan	Executive Deferred Compensation Plan Matching Contributions(a)
Harlan M. Kent	$2,794	$4,900	$20,000
Gregory W. Hunt	$9,000	$1,346	$20,000
Stephen Farley	$7,200	$4,900	$20,000
James A. Perley	$—	$4,900	$20,000
Michael Thorne	$7,200	$4,900	$20,000
Craig W. Rydin	$9,000	$4,500	$—
Bruce L. Hartman	$2,400	$1,116	$—
7
The salary plus bonus plus the management incentive plan cash compensation received and reported in the Summary Compensation Table for 2010 represents between 34% and 98% of the total compensation received and reported for each named executive officer.

8
Mr. Hunt joined Yankee Candle on April 1, 2010.

9
Mr. Perley also served as President, International Division in the years presented.

10
Mr. Rydin served as our Chief Executive Officer during the years presented until October 2009. From October 2009 until October 2010, he served as Executive Chairman. Beginning as of October 1, 2010, he became a non-executive Chairman and is no longer an employee of Yankee Candle. He is included herein pursuant to applicable SEC rules.

11
Mr. Hartman retired from Yankee Candle as of March 31, 2010. He is included pursuant to applicable SEC rules due to the fact that he served as our principal financial officer for a portion of 2010.

Grant of Plan-Based Awards

        The following table summarizes information regarding awards granted under our equity and non-equity incentive plans during 2010:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			All other Stock Awards: Number of Shares of Stock or Units (#)[3]
							Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date	Board Approval Date	Threshold ($)[2]	Target ($)	Maximum ($)
Harlan M. Kent
2010 Management Incentive Plan			$86,293	$741,346	$1,482,693
Gregory W. Hunt
2010 Management Incentive Plan			$30,368	$265,192	$530,384
Class C Commun Units	4/2/10	4/2/10				35,000	$1,204,000
Stephen Farley
2010 Management Incentive Pan			$25,836	$241,191	$443,791
James A. Perley
2010 Management Incentive Plan			$18,698	$174,551	$321,175
Michael Thorne
2010 Management Incentive Plan			$20,102	$187,656	$345,288
Craig W. Rydin
2010 Management Incentive Plan			$43,650	$375,000	$750,000
Bruce L. Hartman
2010 Management Incentive Plan			$—	$—	$—

1
These columns show the potential value of the payout for each named executive officer under the MIP in 2010 if the threshold, target and maximum goals are satisfied. The methodology for determining payout is based on Company performance (based on Adjusted EBITDA and "Free Cash"), business unit performance (if applicable) and individual performance as described above under "Compensation Discussion and Analysis—Annual Cash Incentives (Bonuses)". In 2010, our actual Adjusted EBITDA and actual Free Cash were each above the respective pre-approved Adjusted EBITDA and Free Cash objectives. Actual bonus payments for the fiscal year are listed in columns (d) and (g) of the "Summary Compensation Table". Mr. Rydin is eligible for a 2010 MIP payment pursuant to his employment agreement. Mr. Hartman is not eligible for a 2010 MIP payment due to the fact that he is no longer employed by us.

2
Under the 2010 MIP, if our actual Adjusted EBITDA or Free Cash performance is less than the pre-approved minimum threshold for each measure, then the applicable portion of the MIP award allocated to such measure is $0. If our actual Adjusted EBITDA performance was below $175.0 million, no bonus payments would be made under the Adjusted EBITDA Component. If the actual Free Cash achieved by us was below $73 million, no bonus payments would be made under the Free Cash Component. The amounts shown in this column reflect the amounts that would theoretically be paid under the 2010 MIP assuming (i) we achieved the minimum "threshold" Adjusted EBITDA and Free Cash performances and (ii) no adjustments to that award were made under the Individual Performance component of the 2010 MIP.

3
The amounts in this column reflect the number of Class C common units of YCC Holdings issued to the named executive officer during 2010.

4
The "fair value" shown in this column represents the value established by us as of the grant date for financial statement reporting purposes in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be recognized by the named executive officers.

Employment Contracts

        In 2009, in accordance with an approved plan of transition, Harlan M. Kent was appointed as our President and Chief Executive Officer, effective as of October 1, 2009. Mr. Kent succeeded Craig W. Rydin, who served as CEO until October 1, 2009, at which time he was named Executive Chairman of the Board of Managers. Mr. Rydin served as Executive Chairman of the Board of Managers until October 1, 2010, at which time he became Non-Executive Chairman of the Board of Managers. We entered into employment agreements with Messrs. Rydin and Kent with respect to the above transition, each of which are described below.

Craig W. Rydin

        On March 4, 2009, we entered into an Amended and Restated Employment Agreement (the "Rydin Agreement") with Craig W. Rydin, that superseded his former employment agreement dated February 6, 2007 with us.

        The terms and conditions of our compensatory arrangement with Mr. Rydin with respect to the above transition are included in the Rydin Agreement. Mr. Rydin's revised compensation arrangement includes (i) an annual base salary of $880,000 per annum for the period beginning March 1, 2009 through September 30, 2009, $600,000 per annum for the period beginning October 1, 2009 through September 30, 2010 (the "Executive Chair Term"), and $200,000 per annum for the period beginning October 1, 2010 until such time as Mr. Rydin ceases to serve as Non-Executive Chairman and (ii) eligibility for an annual bonus in a target amount equal to $880,000 with respect to fiscal year 2009 and $375,000 with respect to fiscal year 2010, each subject to the terms and provisions of our Management Incentive Plan applicable to such fiscal year. In addition, the Rydin Agreement provides that so long as Mr. Rydin does not voluntarily resign his employment without Good Reason (as defined in the Rydin Agreement) or is not terminated for Cause prior to expiration of the Executive Chair Term, then with respect to the Class B Common Units of YCC Holdings purchased by Mr. Rydin pursuant to the Class B Executive Unit Purchase Agreement between Mr. Rydin and YCC Holdings dated as of February 6, 2007: (a) for vesting purposes, Mr. Rydin shall be treated as having remained continuously employed through (but not beyond) December 31, 2010, whether or not his employment continues until, or beyond, December 31, 2010, and (b) YCC Holdings' repurchase option shall not be applicable to Mr. Rydin's vested units. The Rydin Agreement also amends Mr. Rydin's existing Executive Severance Agreement to reduce the potential severance payments thereunder beginning in the Executive Chair Term, all as more fully set forth therein. Mr. Rydin's Executive Severance Agreement with us, dated September 15, 2006, as amended, remains in full force and effect as so modified by the Rydin Agreement and contains certain non-competition and non-solicitation covenants to which Mr. Rydin is subject. See "—Termination and Change in Control Arrangements." Nothing contained in the foregoing summary shall in any way modify or supersede the terms and conditions of the Rydin Agreement.

Harlan M. Kent

        On March 4, 2009, we entered into an Employment Agreement with Harlan M. Kent whereby Mr. Kent became our Chief Executive Officer effective October 1, 2009 (the "Kent Agreement"). The agreement is for a term of 36 months, with automatic one year renewals unless either we or Mr. Kent give notice of non-renewal within 30 days prior to the end of the initial 36 month term or any subsequent one year term. The Employment Agreement terminates immediately upon Mr. Kent's resignation, disability (as defined in the Executive Severance Agreement) or death and is also terminable by us with or without cause. Mr. Kent's Executive Severance Agreement with us, dated September 15, 2006, as amended, remains in full force and effect as modified by the Kent Agreement and contains certain non-competition and non-solicitation covenants to which Mr. Kent is subject. See "—Termination and Change in Control Arrangements."

        The terms and conditions of our compensatory arrangement with Mr. Kent with respect to his appointment as Chief Executive Officer are included in the Kent Agreement. Mr. Kent's compensation arrangement includes (i) an annual base salary of $650,000 per annum for the period beginning March 1, 2009 through September 30, 2009, $700,000 per annum for the period beginning October 1, 2009 through February 28, 2010, and $750,000 per annum for the period beginning March 1, 2010 through December 31, 2010, and which shall be subject to annual review for increases thereafter, (ii) eligibility for an annual bonus in a target amount equal to 100% of his salary actually paid in the applicable fiscal year, subject to the terms and provisions of our Management Incentive Plan applicable to such fiscal year, (iii) receipt of 23,744 Class C equity units in YCC Holdings effective as of October 1, 2009, 20% of which units shall be vested as of the date of grant and the remainder of which shall vest on a daily basis over a four year period, such grant to be subject to the terms and conditions of YCC Holdings' 2007 Incentive Equity Plan and (iv) potential severance payments pursuant to our Executive Severance Agreement. Nothing contained in the foregoing summary shall in any way modify or supersede the terms and conditions of the Kent Agreement.

        In September 2006, all of the named executive officers (except for Mr. Hartman who entered into such an agreement in connection with his hiring in 2008 and Mr. Hunt who entered into such an agreement in connection with his hiring in 2010) signed Executive Severance Agreements with us described below under "—Termination and Change in Control Arrangements."

Management Incentive Plan

        The MIP is structured to provide an initial funding pool, the size of which is determined by our attainment of certain financial and operating results for the applicable year established and pre-approved by the Compensation Committee. In 2010, those performance measures were Adjusted EBITDA and Free Cash. The individual award level for each participant under the MIP is determined by our performance versus those pre-approved financial and operating objectives, business unit performance (where applicable) and individual performance. Individual awards may be further adjusted by the Committee or the Chief Executive Officer pursuant to discretion afforded under the terms of the MIP. See "Compensation Discussion and Analysis—Annual Cash Incentives (Bonuses)" for a more detailed discussion of the structure of the 2010 MIP.

        Individual targets under the MIP are typically determined as a percentage multiplied by base salary earned in the fiscal year. The percentage is set based upon a participant's level in Yankee Candle, performance, and market rates. Mr. Rydin's target bonus amount was determined pursuant to his employment agreement. For the other named executive officers, the 2010 MIP bonus targets were as follows: Mr. Kent (100%), Mr. Hunt (70%), Mr. Farley (60%), Mr. Perley (55%) and Mr. Thorne (60%).

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units or Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested (#)[2]
Harlan M. Kent
2/6/07 Class B Common Units	15,629	$909,801
10/1/09 Class C Common Units	14,912	$853,001
Gregory W. Hunt
4/2/10 Class C Common Units	29,720	$1,084,552
Stephen Farley
2/6/07 Class B Common Units	6,252	$363,943
James A. Perley
2/6/07 Class B Common Units	5,210	$303,286
Michael Thorne
2/6/07 Class B Common Units	4,950	$288,151
Craig W. Rydin
2/6/07 Class B Common Units	0	0

1
Represents the number of unvested Class B or Class C common units held by the named executive officer. Class B and Class C common units are subject to a five-year vesting period, with 10% of the units vesting immediately upon the date of purchase or grant and the remainder vesting daily beginning on the six month anniversary of the purchase or grant date, continuing over the subsequent 54 month period. With respect to Mr. Rydin, for vesting purposes (and in accordance with his employment agreement referenced above) Mr. Rydin was deemed to have been employed through December 31, 2010, at which point any remaining unvested units were to be (and have since been) repurchased by us. With respect to Mr. Kent, pursuant to his employment agreement referenced above, 20% of the units granted October 1, 2009 shall be vested as of the date of the grant and the remainder will vest on a daily basis over a four year period.

2
Represents the value as of January 1, 2010 as determined based upon a valuation analysis of the "fair market value" (as defined in our applicable equity documents) of total Yankee Candle equity performed on a quarterly basis.

Options Exercised and Stock Vested

        The following table summarizes the options exercised and the shares of stock vested in fiscal 2010 for each of our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]
Harlan M. Kent
Class B units	14,186	$—
Class C units	6,458	$—
Gregory W. Hunt
Class C units	5,280	$—
Stephen Farley
Class B units	5,674	$—
James A. Perley
Class B units	4,729	$—
Michael Thorne
Class B units	4,492	$—
Craig W. Rydin
Class B units	18,915	$—
Bruce L. Hartman
Class C units	1,750	$—

1
Class B and Class C common units are subject to a five-year vesting period, with 10% of the units vesting immediately upon the date of purchase or grant and the remainder vesting daily beginning on the six month anniversary of the purchase or grant date, continuing over the subsequent 54 month period. With respect to Mr. Rydin, for vesting purposes (and in accordance with his employment agreement referenced above) Mr. Rydin was deemed to have been employed through December 31, 2010. With respect to Mr. Kent's employment agreement, referenced above, 20% of the units granted October 1, 2009 shall be vested as of the date of the grant and the remainder will vest on a daily basis over a four year period.

2
Because Class B and Class C common units vest on a daily basis, it is not practical to present a cumulative value as of each vesting date. No value is realized as a result of vesting of the Class B and Class C common units. See "—Compensation Discussion and Analysis—Long-Term Incentive (Equity Awards)—Class B Common Units" and "—Compensation Discussion and Analysis—Long-Term Incentive (Equity Awards)—Class C Common Units" for a description of the vesting of the Class B and Class C common units.

Pension Benefits

  We do not have any pension plans

Non-qualified Deferred Compensation

        The table below summarizes the benefits to our named executive officers under our Executive Deferred Compensation Plan:

Name	Executive Contribution in Last FY ($)[1]	Registrant Contribution in Last FY ($)[2]	Aggregate Earnings in Last FY ($)[3] [4]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[5]
Harlan M. Kent	$30,000	$20,000	$21,265	$0	$204,916
Gregory W. Hunt	$30,000	$20,000	$1,719	$0	$31,719
Stephen Farley	$30,000	$20,000	$22,340	$0	$210,206
James A. Perley	$30,000	$20,000	$23,766	$0	$210,648
Michael Thorne	$30,000	$20,000	$24,676	$0	$212,022
Craig W. Rydin	$22,500	$20,000	$16,890	$195,095	$0
Bruce L. Hartman	$30,000	$20,000	$8,257	$150,180	$0

1
With respect to Messrs. Rydin, Hartman, and Hunt, the amounts in this column represent amounts deferred by the named executive officer from base salary paid in 2010 and are therefore also included in the amounts reported in column (c) of the Summary Compensation Table for 2010. With respect to Messrs. Kent, Farley and Thorne, the amount in this column represents contributions deferred by Messrs. Kent, Farley and Thorne from their 2009 MIP bonus payment (paid in March 2010) and is therefore also included in the amount reported in column (g) of the Summary Compensation Table for 2009. With respect to Mr. Perley, the amount in this column represents amounts deferred by Mr. Perley from base salary paid in 2010 and contributions deferred by Mr. Perley from his 2009 MIP bonus payment (paid in March 2010), and are therefore also included in the amounts reported in column (c) of the Summary Compensation Table for 2010 and column (g) for 2009, respectively.

2
The amounts in this column are also reflected in column (i) of the Summary Compensation Table. Amounts in this column represent matching contributions of amounts earned by the executive in 2010 and contributed by us to the plan in 2011.

3
Earnings on deferred compensation are not included in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earning.

4
Amounts in this column represent the aggregate earnings and/or (losses) for the plan year ended January 1, 2011.

5
With respect to Messrs. Kent, Farley, Perley and Thorne, the amounts in this column also include (i) a Registrant Contribution of $20,000 made by us in each of 2009 and 2008 to the named executive officer, which amounts are therefore reported in column (i) of the Summary Compensation Table for the applicable year, and (ii) Executive Contributions of $30,000 by the named executive officer made in each of 2009 and 2008. With respect to Messrs. Kent, Farley and Thorne, these Executive Contribution amounts were deferred from their respective 2009 and 2008 MIP bonus payments (paid in 2010 and 2009, respectively) and are therefore included in the amounts previously reported in column (g) for each applicable year. With respect to Mr. Perley, these Executive Contribution amounts were deferred by Mr. Perley from both base salary paid in 2009 and 2008 and from his 2009 and 2008 MIP bonus payment (paid in 2010 and 2009, respectively), and are therefore also included in the amounts reported in columns (c) and (g) of the Summary Compensation Table for 2009 and 2008.

        Our Executive Deferred Compensation Plan (the "Plan") is available to certain eligible management employees, including the named executive officers, and allows eligible employees the opportunity to defer no more than 100% of his or her annual base salary and 100% of his or her annual bonus or incentive compensation during a calendar year. We will make a matching company contribution to any participant who holds the title of senior vice president or higher and any other participant approved by the Compensation Committee as eligible. The amount of the company matching contribution equals 100% of the participant's first $10,000 contributed to his deferral account during the calendar year and 50% of the next $20,000 contributed to his or her deferral account during the calendar year. To receive a company matching contribution, generally participants must be employed by us on the last day of the calendar year. Executives invested their account balances in investment accounts selected by the executive from an array of investment options determined by our Investment Committee, which is charged with the administration of the Plan. Executives may change such elections on a daily electronic basis.

        Participants who are otherwise eligible to receive matching contributions under the terms of the Plan will receive pro-rata matching contributions in the event of a "change of control" (as defined in the Plan), termination of the Plan, death or disability of the participant or an amendment to the Plan to eliminate or reduce matching contributions. Accordingly, upon consummation of the Merger, participants received matching contributions to which they were entitled for the portion of the fiscal year prior to the Merger.

        Upon termination of employment with us, benefits are payable from the deferral account in lump sum form on or about the January 15th immediately following the termination date or if later, 45 days following the participant's termination of employment. Upon death of a participant before commencement of payment, we will pay a lump sum representing the account balance to the participant's beneficiary. Upon death of a participant after commencement of payment, we will pay a lump sum representing the account balance to the participant's beneficiary at the same time and in the same manner as if the participant had survived. Upon a change in control event, benefits shall be distributed to the participant in lump sum form within 30 days following a change in control. A participant forfeits all matching company contributions in the event of his or her termination for "cause" (as defined in the Plan). We shall indemnify and hold harmless participants from all costs and expenses (including without limitation reasonable fees and expenses of counsel) incurred by any participant in connection with any effort or litigation to enforce his or her rights under the Plan.

        Participants may apply for a withdrawal of all or a portion of their deferred compensation funds to meet a severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the Compensation Committee.

Termination and Change in Control Arrangements

        Assuming each named executive officer's employment was terminated under each of the circumstances set forth below on January 1, 2011, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

		Termination without Cause more than 24 Months after a Change in Control[1]	Termination without Cause or Voluntary Termination for Good Reason within 24 Months after a Change in Control[2]
Harlan M. Kent	Cash Severance[3]	$2,250,000	$3,750,000
	Medical and Dental Benefits[4]	14,968	14,968
	Outplacement Services	10,000	10,000

	Total[5]	$2,274,968	$3,774,968

Gregory W. Hunt	Cash Severance[3]	$1,100,000	$1,625,000
	Medical and Dental Benefits[4]	15,182	15,182
	Outplacement Services	10,000	10,000

	Total[5]	$1,125,182	$1,650,182

Stephen Farley	Cash Severance[3]	$643,448	$884,741
	Medical and Dental Benefits[4]	9,628	9,628
	Outplacement Services	10,000	10,000

	Total[5]	$663,076	$904,369

James A. Perley	Cash Severance[3]	$492,127	$666,752
	Medical and Dental Benefits[4]	9,628	9,628
	Outplacement Services	10,000	10,000

	Total[5]	$511,755	$686,380

Michael Thorne	Cash Severance[3]	$500,629	$688,365
	Medical and Dental Benefits[4]	10,121	10,121
	Outplacement Services	10,000	10,000

	Total[5]	$520,750	$708,486

Craig W. Rydin[6]	Cash Severance[3]	$—	$—
	Medical and Dental Benefits[4]	—	—
	Outplacement Services	—	—

	Total[5]	$—	$—

Bruce L. Hartman[6]	Cash Severance[3]	$—	$—
	Medical and Dental Benefits[4]	—	—
	Outplacement Services	—	—

	Total[5]	$—	$—

1
The consummation of the Merger in February 2007 constituted a "change in control event" (as defined below) under the executive severance agreements. The executive severance agreements provide for differing levels of certain benefits if the named executive officer was terminated within 24 months of a change in control event. None of the named executive officers were terminated on a date within 24 months following the Merger, nor was there a subsequent event which qualified as a change in control event under the executive severance agreements. The amounts in this column therefore reflect the estimated values of payments and benefits to each named executive officer if his employment had been terminated on January 1, 2011. Had there been a termination prior to February 7, 2009, or within 24 months of a subsequent "change in control event" as defined in the executive severance agreements, the estimated values of payments and benefits to each named executive officer would be calculated in accordance with the column "Termination without Cause or Voluntary termination for Good Reason by the Executive within 24 months of a Change in Control."

2
The amounts in this column represent the value of payments and benefits to a named executive officer if there had been a termination without cause or voluntary termination on January 1, 2011 and such termination was within twenty four months of a "change in control event" as defined in the executive severance agreements. None of the named executive officers were actually terminated as of a date within 24 months of a change in control event.

3
Under the column "Termination without Cause or Voluntary termination for Good Reason by the Executive within 24 Months of a Change in Control," these amounts represent: (i) cash severance in the form of a one-time payment of the following percentages of the sum of the individual's base salary plus incentive award target under the MIP: Mr. Kent—200%; Mr. Hunt—150%; Messrs. Farley, Perley and Thorne—100%; plus (ii) a one-time payment of 100% of the incentive award target under the MIP, based on the assumption that the named executive officer was terminated on the last day of fiscal 2010.

Under the column "Termination without Cause more than 24 Months after a Change in Control," these amounts represent: (i) cash severance in the form of continued payment of base salary, in accordance with regular payroll practices (subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code), for the following periods: Mr. Kent—two years; Mr. Hunt—18 months; Messrs. Farley, Perley and Thorne—one year; plus (ii) a one-time payment of 100% of the incentive award target under the MIP, based on the assumption that the named executive officer was terminated on the last day of fiscal 2010.

4
These amounts represent payment of insurance premiums by us for continued health and dental benefits as if the named executive officer were still an active employee of ours, for the following periods after termination of employment: Messrs. Kent and Rydin -18 months; Messrs. Hunt and Hartman—2 years; and Messrs. Farley, Perley and Thorne—one year. The amount is based on the type of insurance coverage we carried for each named executive officer as of January 1, 2011 and is valued using the assumptions used for financial reporting purposes.

5
In addition to these benefits, each of the named executive officers would be entitled to the vested portion of is account balance under the Executive Deferred Compensation Plan in the event of his termination of employment, death or a change in control. See "Non-Qualified Deferred Compensation."

6
Neither Mr. Rydin nor Mr. Hartman was eligible to receive any severance benefits as of January 1, 2011, as neither was then employed by us.

Executive Severance Agreements

        We are a party to various executive severance agreements with certain of our officers, including the named executive officers. These agreements provide for certain severance benefits to the executive in the event his or her employment is terminated (i) by us other than for cause (as defined below), disability or death prior to a change in control event or more than two years following a change in control event or (ii) by us other than for cause, disability or death or by the executive for good reason (as defined below) within two years of a change in control event. The consummation of the Merger in February 2007 constituted a change in control event as defined in the executive severance agreements.

        "Change in control event" means an event or occurrence set forth in any one or more of paragraphs (a) through (c) below:

        (a)   the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of Yankee Holdings if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of Yankee Holdings (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of Yankee Holdings entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from Yankee Holdings (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Yankee Holdings, unless the Person exercising, converting or exchanging such security acquired such security directly from Yankee Holdings or an underwriter or agent of Yankee Holdings), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Yankee Holdings or any corporation controlled by Yankee Holdings, or (iii) any acquisition by any company pursuant to a Business Combination (as defined below) which complies with clauses (i) and (ii) of paragraph (c) below; or

        (b)   such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors (or, if applicable, the Board of Directors of a successor corporation to Yankee Holdings), where the term "Continuing Director" means at any date a member of the Board of Directors (x) who was a member of the Board of Directors on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Directors; or

        (c)   the consummation of a Merger, consolidation, reorganization, recapitalization or share exchange involving Yankee Holdings or a sale or other disposition of all or substantially all of the assets of Yankee Holdings (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring company in such Business Combination

(which shall include, without limitation, a company which as a result of such transaction owns Yankee Holdings or substantially all of Yankee Holdings' assets either directly or through one or more subsidiaries) (such resulting or acquiring company is referred to herein as the "Acquiring Company") in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by Yankee Holdings or by the Acquiring Company) beneficially owns, directly or indirectly, more than 50% of the then-outstanding shares of common stock of the Acquiring Company, or of the combined voting power of the then-outstanding securities of such company entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

        "Cause" means the executive's (a) intentional failure to perform his or her reasonably assigned duties, (b) dishonesty or willful misconduct in the performance of his or her duties, (c) involvement in a transaction in connection with the performance of his or her duties to Yankee Holdings or any of its subsidiaries which transaction is adverse to the interests of Yankee Holdings or any of its subsidiaries and which is engaged in for personal profit or (d) willful violation of any law, rule or regulation in connection with the performance of his or her duties to Yankee Holdings or any of its subsidiaries (other than traffic violations or similar offenses).

        "Good reason" is defined as (a) a reduction of more than 5% in the executive's annual base salary in effect immediately prior to the change in control event or a material reduction in the cash incentive compensation opportunities or other employee benefits available to the executive under the executive compensation plan for the fiscal year in which the change in control event occurs, (b) a material adverse change in the executive's duties and responsibilities (other than reporting responsibilities) from those in effect immediately prior to the change in control event or (c) a requirement that the officer relocate his or her principal place of business to a location that is in excess of 50 miles from his or her principal place of business immediately prior to the change in control event. The Merger constituted a change in control event.

        Upon a termination by us other than for cause, disability or death prior to a change in control event or more than two years following a change in control event; an executive is generally entitled, in addition to earned but unpaid compensation, to the following:

  •
  cash severance in the form of continued payment of his or her base salary, in accordance with regular payroll practices, for the following periods: (1) in the case of the Chairman and Chief Executive Officer, two years; (2) in the case of the President and Chief Operating Officer and the Chief Financial Officer, 18 months; (3) in the case of Senior Vice Presidents, one year; and (4) in the case of Vice Presidents, six months;

  •
  a one time payment of his or her incentive award target under the management compensation plan, pro rata based on the number of days of that fiscal year for which he or she was terminated; and

  •
  a continuation of medical and dental benefits for the period of time during which severance will be paid or until the executive is eligible to receive such benefits from another employer, whichever is earlier.

        Upon a termination by us other than for cause, disability or death by the executive for good reason within two years of a change in control event, an executive is generally entitled, in addition to earned but unpaid compensation, to the following:

  •
  cash severance in the form of a one-time payment of the following amount: (1) in the case of the Chairman and Chief Executive Officer, 200% of the sum of his base salary plus his incentive award target under the management compensation plan; (2) in the case of the President and

    Chief Operating Officer and the Chief Financial Officer, 150% of the sum of his base salary plus his incentive award target under the management compensation plan; (3) in the case of Senior Vice Presidents, 100% of the sum of his or her base salary plus his or her incentive award target under the management compensation plan; and (4) in the case of Vice Presidents, the sum of (a) 50% of his or her base salary plus (b) his or her incentive award target under the management compensation plan;

  •
  a one-time payment of his or her incentive award target under the executive compensation plan, pro rated based on the number of days of that fiscal year for which he or she was terminated; and

  •
  a continuation of medical and dental benefits and all other employee benefits for the period of time during which severance will be paid or until the executive is eligible to receive such benefits from another employer, whichever is earlier. The Agreements provide for certain severance benefits to the executive in the event his or her employment is terminated under specified circumstances, as well as certain benefits upon a change in control event.

        The executive severance agreements also provided for accelerated vesting of stock options and restricted shares and specialized treatment of performance shares awards upon a change in control event. As the Merger constituted a change in control event, all of such awards were cancelled in exchange for cash payments in 2007.

        As partial consideration for the benefits provided under the executive severance agreements, the executive is bound by a confidentiality agreement as well as non-compete and non-solicitation provisions included in the executive severance agreements. The non-compete provision prohibits the executive from engaging in or being affiliated with any business which is competitive with us while employed by us and for a period of two years after the termination of such employment for any reason. The non-solicitation provision prohibits the executive, either alone or in association with others, from soliciting any employee of ours to leave our employ unless such individual's employment with us has been terminated for a period of six months or longer. In addition, the executive's receipt of the severance benefits would be contingent upon the executive signing a customary general release of claims against us.

        In connection with the Merger, Madison Dearborn agreed that if any executive committee officer is terminated without "cause" (as defined in the executive severance agreements) within the two years following the Merger, and as a result becomes subject to an excise tax under Section 4999 of the Code, the Board of Directors and the executive will in good faith determine the amount of any payment to be made to such Executive Committee officer to offset in whole or in part the cost of such excise tax, provided that in no event will the aggregate of all such payments made to all executive committee officers exceed $2 million.

        Additionally, if following an initial public offering of the equity securities of Yankee Holdings or YCC Holdings, a change in "the ownership or effective control" or "a substantial portion of the assets" occurs within the meaning of Section 280G of the Code of the company whose equity securities are offered in the initial public offering, we will pay to the executive committee officers an amount that, on an after-tax basis, equals any excise tax payable by such officer pursuant to Section 4999 of the Code, by reason of any entitlements that are described in Section 280G(b)(2)(A)(i) of the Code, to the extent such entitlements result from such change in control event.

Repurchase of Class A, Class B and Class C common units upon Termination of Employment

        Certain members of our management team hold Class B and/or Class C common units under our Management Equity Plan. The terms of the Management Equity Plan and the individual award documents issued thereunder provide various rights in the event of a termination of employment.

        Class A Unit Repurchase. Pursuant to the Class A unit purchase agreements issued in connection with the Merger-Related Class A Units, if, at any time prior to the second anniversary of the date of such agreement the executive is terminated by us without "cause" or the executive resigns for "good reason" (each as defined in the unit purchase agreement), the executive may elect to require us to repurchase all, but not less than all, of the executive's Class A common units pursuant to the terms of a "put option." The purchase price for the repurchased Class A common units is the original cost of such units paid by the executive. Original cost for units purchased in connection with the merger transactions was $101.22 per Class A common unit. The two year term of this "put option" expired in February 2009 and no such put options remain applicable. With respect to the Post-Merger Class A Units, in the event the executive ceases to be employed by us for any reason, all Class A common units shall be subject to repurchase at our option as more fully set forth in the unit purchase agreement. The purchase price for each Class A common unit shall be the Fair Market Value of such unit as determined in good faith by the Board of Managers in its sole discretion in accordance with the provisions of the applicable equity documents.

        Class B Unit Repurchase. Pursuant to the Class B unit purchase agreement, in the event the executive ceases to be employed by us for any reason, all Class B common units shall be subject to repurchase at our option. In the event of a termination of employment, (i) the purchase price for each unvested Class B common unit shall be the lesser of (A) executive's "original cost" for such unvested unit and (B) the Fair Market Value (as defined below) of such unvested unit as of the date of repurchase, and (ii) the purchase price for each vested Class B common unit shall be the Fair Market Value of such vested unit as of the date of repurchase; provided, however, if Executive employment is terminated with Cause (as defined in the unit purchase agreement), the purchase price for each Class B common unit (whether vested or not) shall be the lesser of (A) executive's original cost for such unit and (B) the Fair Market Value of such unit as of the date of repurchase. The original cost for all of the outstanding Class B common units was $1.00 per unit. "Fair Market Value" of any unit will be determined in good faith by the Board of Managers in its sole discretion in accordance with the provisions of the applicable equity documents. Pursuant to Mr. Rydin's Employment Agreement referenced above, our repurchase options are not applicable to Mr. Rydin's vested Class B units despite the fact that he is no longer employed by us.

        Class C Unit Repurchase.    Pursuant to the Class C unit grant agreement, in the event the executive ceases to be employed by us for any reason, all vested Class C common units shall be subject to repurchase at our option. All unvested Class C units shall be automatically canceled without payment of any consideration therefor. In the event of a termination of employment, the purchase price for each vested Class C common unit shall be the Fair Market Value of such vested unit as of the date of repurchase; provided, however, if Executive employment is terminated with Cause (as defined in the unit grant agreement), all Class C units whether vested or not shall be automatically canceled without payment of any consideration therefor. "Fair Market Value" of any unit will be determined in good faith by the Board of Managers in its sole discretion in accordance with the provisions of the applicable equity documents.

        Acceleration of Class B and Class C Units.    If the executive's employment is terminated as a result of death or disability, an additional amount of Class B and Class C common units equal to the lesser of (i) twenty percent (20%) of the aggregate number of units held by the executive and (ii) the remainder of executive's unvested units, shall automatically become vested units. In addition, upon the occurrence of a Sale of the Company (as defined in the unit purchase agreement), on or prior to the fifth anniversary of the date of the unit purchase agreement, all unvested Class B and Class C common units shall become vested units so long as the executive is, and has been continuously, employed by us from the date of the unit purchase agreement, or unit grant agreement, as the case may be, through the date on which such Sale of the Company occurs.

Treatment of Units upon Sale of the Company.

        In the event a "Sale of the Company" (as defined below) occurs, all unvested Class B and Class C common units vest automatically, and each holder of Class A common units, Class B common units and Class C common units (including unvested Class B and Class C common units) shall receive in exchange for such units an amount equal to the amount that such holder would have received in a complete liquidation of YCC Holdings (after satisfaction or assumption of all debts and liabilities, and in the case of Class C units taking into account the applicable participation thresholds) in accordance the terms of YCC Holdings' Limited Liability Company Agreement. In addition, each unit holder will bear his pro rata share of the expenses incurred in connection with the Sale of the Company.

        "Sale of the Company", as defined in the Limited Liability Company Agreement, means the sale of YCC Holdings (or Yankee Holdings) to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) equity securities of YCC Holdings (or Yankee Holdings) possessing the voting power to elect a majority of the Board of Managers (or the Board of Directors) (whether by merger, consolidation or sale or transfer of the equity securities of YCC Holdings or Yankee Holdings) or (ii) all or substantially all of the assets of YCC Holdings or Yankee Holdings, in each case determined on a consolidated basis; provided that the term "Sale of the Company" shall not include a public offering.

Director Compensation

Director[1]	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Robin P. Selati	—	—	—
Terry Burman[1]	$70,500	—	$70,500
Richard H. Copans	—	—	—
George A. Peinado	—	—	—
Trudy Sullivan[2]	$30,000	$59,252	$89,252

1
Mr. Burman holds 2,070 Class C common units, but received no grants in 2010.

2
Ms. Sullivan joined the Board of Directors in September 2010. Ms. Sullivan was granted 1,812 Class C Common units in 2010.

Overview of Manager Compensation

        The Board of Managers consists of Robin P. Selati, Terry Burman, Richard H. Copans, George A. Peinado, Trudy Sullivan, Craig W. Rydin and Harlan M. Kent. Messrs. Selati, Peinado and Copans are affiliates of Madison Dearborn (the "Madison Dearborn Managers"). Mr. Rydin is our former Chief Executive Officer and was an employee through October 2010, and Mr. Kent is an employee of ours (Messrs. Rydin and Kent are collectively the "Management Managers"). Mr. Burman and Ms. Sullivan are independent managers.

        Under the Director Compensation Plan adopted by the Compensation Committee, which is reviewed annually, neither the Madison Dearborn Managers nor the Management Managers are entitled to fees or equity compensation for their services as managers. The Director Compensation Plan provides for compensation for independent directors (including, as managers who are neither Madison Dearborn Managers nor Management Managers) consisting of the following elements: (i) a base annual retainer of $45,000, (ii) board and/or committee meeting fees of $1,500 per meeting attended in person and $750 per meeting participated in via telephone, and (iii) an equity award designed to provide a target net equity value of $500,000 based upon a liquidation value model approved by the Compensation Committee. Pursuant to this Director Compensation Plan, Mr. Burman received a grant of 2,070 Class C common units effective as of June 27, 2008 and Ms. Sullivan received a grant of 1,812 Class C common units effective as of September 29, 2010. Mr. Burman and Ms. Sullivan also receive an annual retainer and board meeting fees as set forth above.

        All of our managers are reimbursed for out-of-pocket expenses incurred in connection with attending all board and other committee meetings.

Compensation Committee Interlocks and Insider Participation

        None of the Compensation Committee members were officers or employees of YCC Holdings or its subsidiaries. No executive officer of ours has served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of the Board of Managers or Compensation Committee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        All of Yankee Candle's capital stock is owned by Yankee Holdings, which is in turn owned by YCC Holdings, which is in turn owned by Yankee Candle Investments. YCC Holdings was capitalized in connection with the 2007 Merger with approximately $433.1 million of equity capital in the form of Class A and Class B common units. In October 2007, a new class of equity interest, Class C common units, was added. Beneficial ownership amounts below reflect ownership as of February 1, 2011. As of February 1, 2011, YCC Holdings had 4,267,268 Class A Units, 312,044 Class B Units and 85,296 Class C Units outstanding. All of the existing equity interests in YCC Holdings are expected to be exchanged for identical equity interests in Yankee Candle Investments on or about February 8, 2011. Ownership amounts and percentages at Yankee Candle Investments are identical to those that were at YCC Holdings. The following table sets forth information with respect to the beneficial ownership of the capital stock of Yankee Candle Investments by:

  •
  each person known to us to beneficially hold five percent or more of Yankee Candle Investments' equity;

  •
  each member of the board of managers of YCC Holdings;

  •
  each of YCC Holdings' named executive officers as of the most recent annual report on Form 10-K filed with the SEC; and

  •
  all of YCC Holdings' executive officers and directors as a group. Except as noted below, the address for each of the directors and Named Executive Officers is c/o The Yankee Candle Company, 16 Yankee Candle Way, South Deerfield, Massachusetts 01373.

Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. None of the equity units listed in the table are pledged as security pursuant to any pledge arrangement or agreement.

	Class A Common Units		Class B Common Units		Class C Common Units
	Number	Percent of Class	Number[1]	Percent of Class	Number[1]	Percent of Class	Total Voting Percent[1] [2]
Principal Stockholders:
Madison Dearborn[3]	4,233,353	99.2%	—	—	—	—	92.9%
Directors and Named Executive Officers[4]:
Craig W. Rydin	22,772	*	74,121	28.1%	—	—	2.1%
Harlan M. Kent	2,692	*	59,153	22.2%	10,184	40.0%	1.6%
Gregory W. Hunt	119	*	—	—	7,023	27.3%	*
Stephen Farley	508	*	23,661	8.9%	—	—	*
James A. Perley	2,729	*	19,717	7.5%	—	—	*
Michael Thorne	369	*	18,732	7.1%	—	—	*
Terry Burman	46	*	—	—	1,424	5.8%	*
Trudy Sullivan	39	*	—	—	185	*	*
Robin P. Selati[3]	—	—	—	—	—	—	—
George A. Peinado[3]	—	—	—	—	—	—	—
Richard H. Copans[3]	—	—	—	—	—	—	—
All Directors and Executive Officers as a group (14 persons)	31,836	*	218,059	81.0%	24,295	89.5%	6.0%

*
Denotes less than one percent.

1
The amounts set forth in this column for each applicable individual represent the number of Class B and Class C common units vested as of February 1, 2011, plus the number of Class B or Class C common units that are scheduled to vest within 60 days of such date. Although the existing equity interests in YCC Holdings are expected to be exchanged for identical equity interests in Yankee Candle Investments on or about February 8, 2011, proportional ownership of such units has not changed since February 1, 2011. Class B and Class C common units vest on a daily basis. Unvested Class B and Class C common units are not included in this column as such unvested units do not provide the holder with voting or dispositive power. For more information about the terms of the Class B and Class C common units see "Certain Relationships and Related Party Transactions."

2
The Class A, Class B and Class C common units vote together as a single class. The unvested Class B and Class C common units do not have voting rights. Pursuant to YCC Holdings' limited liability company agreement, action of the members can be taken by the affirmative vote of a majority of the common units entitled to vote. For purposes of determining percentage of voting power, each person's percentage represents such person's percentage of the shares entitled to vote and excludes the unvested Class B and Class C common units.

3
Madison Dearborn Capital Partners V-A, L.P. ("MDP V-A") is the direct beneficial owner of 3,319,416 Class A Units, Madison Dearborn Capital Partners V-C, L.P. ("MDP V-C") is the direct beneficial owner of 880,584 Class A Units and Madison Dearborn Capital Partners V Executive—A, L.P. ("MDP Executive") is the direct beneficial owner of 33,353 Class A Units. Madison Dearborn Partners V-A&C, L.P. ("MDP A&C") is the general partner of MDP V-A, MDP V-C and MDP Executive. John A. Canning, Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP A&C that have the power, acting by majority vote, to vote or dispose of the shares directly held by MDP V-A, MDP V-C and MDP Executive. Messrs. Canning, Finnegan and Mencoff and MDP LLC each hereby disclaims any beneficial ownership of any shares directly held by MDP V-A, MDP V-C and MDP Executive. Each of Messrs. Selati, Peinado and Copans are employed by Madison Dearborn, which is the general partner of MDP A&C, and disclaim beneficial ownership of the Class A Units held by MDP V-A, MDP V-C and MDP Executive except to the extent of his pecuniary interest therein. The address for MDP V-A, MDP V-C, MDP Executive and Messrs. Selati, Peinado and Copans is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, 70 West Madison Street, Chicago, Illinois 60602.

4
Reflects named executive officers as of the most recent annual report on Form 10-K filed by Yankee Holdings with the SEC, excluding two former named executive officers no longer employed by Yankee Candle.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Payments to Madison Dearborn

        In connection with the Merger, we entered a management services agreement with an affiliate of Madison Dearborn pursuant to which they will provide us with management and consulting services and financial and other advisory services. Pursuant to such agreement, they receive an aggregate annual management fee of $1.5 million and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. The management services agreement includes customary indemnification provisions in favor of the affiliate of Madison Dearborn.

Limited Liability Company Agreement and Unitholders Agreement

        The Class A, Class B and Class C common units were issued in February 2011 to our executive officers under the Management Equity Plan. The rights and obligations of Yankee Candle Investments and the holders of its Class A, Class B and Class C common units are generally set forth in Yankee Candle Investments' limited liability company agreement, Yankee Candle Investments' unitholders agreement and the Class A, Class B and Class C unit exchange agreements.

        Holders of the Class A, Class B and Class C common units are entitled to one vote per Class A common unit and one vote per vested Class B and Class C common unit held on all matters submitted to a vote of unitholders. The unitholders are entitled to allocations of profits and losses (as such terms are defined in the limited liability company agreement) of Yankee Candle Investments and to distributions of cash and other property of Yankee Candle Investments as set forth in the limited liability company agreement. The Class A common units are first entitled to a return of capital. Then the class B common units are entitled to a return of capital. Thereafter, all A, B and C units participate in any residual distributions on a pro rata basis.

        Both the Class A common units and Class B and Class C common units are subject to restrictions on transfer, and the Class B common units are also subject to the right of Yankee Candle Investments or, if not exercised by Yankee Candle Investments, Madison Dearborn's right, to repurchase these Class B common units upon a termination of employment. If an employee's employment with Yankee Candle terminates for any reason other than for cause, vested units can be repurchased at fair market value and unvested units can be repurchased at the lower of original cost and fair market value. Upon a termination for cause, both vested and unvested Class B common units can be repurchased at the lower of original cost and fair market value.

        Class C common units will otherwise have the same general characteristics as Class B common units, including with respect to time vesting and repurchase terms (except that unvested Class C common units are forfeited rather than repurchased as there is no initial capital outlay for the Class C common units). We currently anticipate that all future long-term equity incentive grants will be made using Class C common units.

        Yankee Candle Investments may issue additional units subject to the terms and conditions of the limited liability agreement. Any units issued will be subject to the transfer restrictions set forth in the limited liability agreement and the unitholders agreement.

        If Madison Dearborn seeks to sell all or substantially all of Yankee Candle Investments, the Management Investors must consent to the sale and cooperate with Madison Dearborn, which may include selling their securities to the buyer on the terms and at the price negotiated by Madison Dearborn and signing whatever documents are reasonably necessary to consummate the sale.

        Prior to an initial public offering, if Madison Dearborn sells a significant portion of its ownership interest in Yankee Candle Investments to a third party (disregarding sales in the public market, transfers to its affiliates and certain other exceptions), the Management Investors will have the option

(but will not be required to, except in the case of a sale of all or substantially all of the assets or equity of Yankee Candle Investments) to participate in the sale and sell alongside Madison Dearborn on a pro rata basis.

        Prior to an initial public offering or a sale of all or substantially all of Yankee Candle Investments, each Management Investor will be required to vote his or her units in favor of a board of managers consisting of four representatives of Madison Dearborn, and Harlan Kent (for so long as he is employed by us as CEO) and two independent managers appointed by the board of managers of Yankee Candle Investments.

Registration Rights Agreement

        In connection with the Merger transactions, certain of the Management Investors and Madison Dearborn entered into a registration agreement with YCC Holdings under which Madison Dearborn has the right to require YCC Holdings to register any or all of its securities under the Securities Act on Form S-1 or Form S-3, at YCC Holdings' expense. Additionally, certain Management Investors are entitled to request the inclusion of their registrable securities in any registration statement at YCC Holdings' expense whenever YCC Holdings proposes to register any offering of its securities.

Director Independence

        Yankee Candle has no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of its board of directors be independent. For purposes of complying with the disclosure requirements of the SEC, Yankee Candle has adopted the definition of independence used by The New York Stock Exchange ("NYSE"). Based on the director independence tests set forth in Rule 303A.02 of the NYSE Listing Standards, we believe Mr. Burman and Ms. Sullivan each qualify as an independent director. Note that under Rule 303A.00 of the NYSE Listing Standard, we would be considered a "controlled company" because more than 50% of our voting power is held by another company. Accordingly, even if we were a listed company on NYSE, we would not be required to maintain a majority of independent directors on the Board of Directors.

Related Party Approval Policy

        We do not have a formal related party approval policy for transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, it is our policy to comply with the covenant related to transactions with affiliates that is contained in the indentures governing our outstanding notes.

        In 2010, Yankee Candle had sales in the ordinary course of business of approximately $0.1 million to Tuesday Morning Corporation, one of Yankee Candle's wholesale customers. Madison Dearborn held an interest in Tuesday Morning Corporation during 2010 and Messr. Selati, a Madison Dearborn employee who serves on the Board of Directors, served on the Tuesday Morning board of directors until February 22, 2010. In 2010 Yankee Candle purchased products in the amount of approximately $0.3 million in the ordinary course of business from CDW Corporation, in which Madison Dearborn holds an interest. Messrs. Selati, Peinado and Copans, the three Madison Dearborn employees who serve on the Board of Directors, were not involved in these transactions although Messrs Selati and Peinado serve on the CDW Corporation board of directors.

        In February 2007, CapitalSource Inc., a company in which affiliates of Madison Dearborn hold an approximately 7.5% interest as of January 1, 2011, purchased a portion of the revolving loan under the Revolving Facility. During 2010, the largest amount of principal outstanding under the loan at any one time was $12.4 million. As of January 1, 2011, the principal amount outstanding under this loan was $0.3 million. For the fifty-two weeks ended January 1, 2011, we paid $0.2 million of interest and fees related to this loan.

 DESCRIPTION OF OTHER INDEBTEDNESS

Yankee Candle Notes

        On the Merger Date, Yankee Candle completed offerings of the 2015 Notes with an aggregate principal amount of approximately $325 million and the 2017 Notes with an aggregate principal amount of approximately $200 million. As of January 1, 2011, there were $325 million in aggregate principal amount of 2015 Notes outstanding and $188 million in aggregate principal amount of 2017 Notes outstanding. The 2015 Notes are unsecured senior obligations of Yankee Candle, and the terms of the 2015 Notes are governed by the 2015 Notes Indenture. The 2017 Notes are unsecured senior subordinated obligations of Yankee Candle, and the terms of the 2017 Notes are governed by the 2017 Notes Indenture.

        Interest Rates.    The 2015 Notes accrue interest at a rate per annum of 8 1/2%, and the 2017 Notes accrue interest at a rate per annum of 9 3/4%.

        Guarantees.    The obligations under the 2015 Notes are guaranteed on an unsecured senior basis, and the 2017 Notes are guaranteed on an unsecured senior subordinated basis, in both cases by Yankee Holdings and each of Yankee Candle's present and future, direct and indirect, wholly-owned domestic restricted subsidiaries.

        Maturity.    The 2015 Notes will mature on February 15, 2015, and the 2017 Notes will mature on February 15, 2017.

        Optional Redemption.    Yankee Candle may redeem all or part of the 2015 Notes at any time prior to February 15, 2011 and may redeem all or part of the 2017 Notes at any time prior to February 15, 2012, in each case, by paying a make-whole premium. Yankee Candle may redeem all or a part of the 2015 Notes at any time on or after February 15, 2011 and may redeem all or a part of the 2017 Notes at any time on or after February 15, 2012, in each case at the redemption prices specified the respective Yankee Candle Notes Indenture.

        Covenants.    The Yankee Candle Notes Indentures contain customary covenants, including, but not limited to, limits on the ability of Yankee and its restricted subsidiaries to incur additional debt, pay dividends or make other payments on capital stock, make investments or acquisitions, create liens, dispose of assets or subsidiary stock, enter into transactions with affiliates and enter into mergers and consolidations.

        Events of Default.    The Yankee Candle Notes Indentures contain events of default, including, without limitation, (subject to customary grace periods, cure rights and materiality thresholds) defaults based on (i) the failure to make payments under the respective Yankee Candle Notes Indentures when due, (ii) breaches of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults and cross-acceleration to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, and (viii) the actual or asserted invalidity of any guarantee representing a material amount of assets. If any such event of default occurs, the lenders under the Yankee Candle Notes would be entitled to accelerate the facilities and take various other actions.

Credit Facility

        The Credit Facility consists of the $650 million Term Facility, which matures on February 6, 2014 and the $125 million Revolving Facility, which expires on February 6, 2013. As of January 1, 2011, there was $388.1 million in aggregate principal amount outstanding under the Term Facility and no amounts outstanding under the Revolving Facility.

        Interest Rate; Fees.    All borrowings under the Credit Facility bear interest at a rate per annum equal to an applicable margin, plus, at Yankee Candle's option, (i) the higher of (a) the prime rate (as set forth on the British Banking Association Telerate Page 5) and (b) the federal funds effective rate, plus one-half percent (0.50%) per annum or (ii) the Eurodollar rate, and resets periodically. In addition to paying interest on outstanding principal under the Credit Facility, Yankee Candle is required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum. As of January 1, 2011, the weighted average combined interest rate on the Term Facility and the Revolving Facility was 2.29%.

        Guarantees; Security.    The obligations under the Credit Facility are guaranteed by Yankee Holdings and each of Yankee Candle's present and future, direct and indirect, wholly-owned domestic restricted subsidiaries. In addition, the Credit Facility is secured by first priority perfected liens on all of Yankee Candle's capital stock and substantially all of its existing and future material assets and existing and future material assets of its guarantors, except that only up to 66% of the voting capital stock of its first tier foreign subsidiaries and 100% of the non-voting capital stock of such foreign subsidiaries must be pledged in favor of the Credit Facility and each of Yankee Candle's guarantor's assets.

        Prepayment; Reduction.    The Credit Facility permits all or any portion of the loans outstanding to be prepaid at any time and commitments to be terminated in whole or in part at our option without premium or penalty. Yankee Candle is required to repay amounts borrowed under the Term Facility in equal quarterly installments in an aggregate annual amount equal to one percent (1.0%) of the original principal amount of the Term Facility with the balance being payable on the maturity date of the Term Facility.

        Subject to certain exceptions, the Credit Facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and 50% (subject to step downs) from excess cash flow for each fiscal year must be used to pay down outstanding borrowings. The calculation to determine if Yankee Candle has excess cash flow per the Credit Facility is prepared on an annual basis at the end of each fiscal year. During the fourth quarter of 2010, Yankee Candle repaid $77.0 million of the Term Facility which affects the computation of potential excess cash flow payments. There was no excess cash flow payment required as of January 1, 2011.

        Covenants.    In addition to containing customary covenants, the Credit Facility contains a financial covenant which requires that Yankee Candle maintain at the end of each fiscal quarter, commencing with the quarter ended January 1, 2011 through the quarter ending October 1, 2011, a consolidated total secured debt (net of cash and cash equivalents not to exceed $30.0 million) to consolidated EBITDA ratio of no more than 3.25 to 1.00. The consolidated total secured debt to consolidated EBITDA ratio will change to no more than 2.75 to 1.00 for the fourth quarter ending December 31, 2011. As of January 1, 2011, Yankee Candle's actual secured leverage ratio was 1.95 to 1.00, as calculated in accordance with the Credit Facility. As of January 1, 2011, total secured debt was $377.8 million (net of $12.7 million of cash). Under the Credit Facility, EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Merger, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to our common equity.

        As of January 1, 2011, Yankee Candle had an outstanding letter of credit of $1.6 million under the Revolving Facility, leaving $123.4 million in availability under the Revolving Facility. A portion of the Revolving Facility is available for the issuances of letters of credit and the making of swingline loans, and any such issuance of letters of credit or making of a swingline loan will reduce the amount available under the Revolving Facility.

        Events of Default.    The Credit Facility contains events of default, including, without limitation, (subject to customary grace periods, cure rights and materiality thresholds) defaults based on (i) the failure to make payments under the Credit Facility when due, (ii) breach of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults and cross-acceleration to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (viii) the actual or asserted invalidity of any guarantee or security document in each case representing a material amount of assets, and (ix) the occurrence of a change in control. If any such event of default occurs, the lenders under the Credit Facility would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a secured creditor.

 DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this "Description of the Exchange Notes" under the subheading "—Certain Definitions." In this description, the term "Company" refers only to YCC Holdings LLC and not to any of its Subsidiaries, and the term "Co-Issuer" refers only to Yankee Finance, Inc. and not to any of its Subsidiaries and the term "Issuers" refers to the Company and the Co-Issuer together. The Issuers issued $315 million of senior notes due 2016 (the "Old Notes") under an indenture (the "Indenture") among the Issuers and HSBC Bank USA, National Association, as trustee (the "Trustee"), on February 9, 2011 in a private transaction that is not subject to the registration requirements of the Securities Act. In connection with the consummation of the Exchange Offer, the Issuers will exchange the Old Notes for up to $315 million in aggregate principal amount of 10.25%/11.00 Senior Notes due 2016 which have been registered under the Securities Act (the "Exchange Notes" and collectively with the Old Notes, the "Notes").

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement; all material information regarding the Notes and the rights of the holders of the Notes is summarized herein. The following description does not restate the Indenture and the Registration Rights Agreement in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture and the Registration Rights Agreement may be obtained from the Company upon request. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture or the Registration Rights Agreement, as applicable.

        The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

        The Notes:

  •
  are general unsecured obligations of the Issuers;

  •
  will be senior in right of payment with any future Subordinated Indebtedness of the Issuers;

  •
  are and will be pari passu in right of payment to all existing and future unsecured Indebtedness of the Issuers that is not subordinated in right of payment to the Notes;

  •
  are effectively subordinated to any Secured Indebtedness of the Issuers to the extent of the value of the collateral securing such Secured Indebtedness; and

  •
  are not guaranteed by any of the Company's Subsidiaries, and as a result, are and will be structurally subordinated to all existing and future indebtedness and other liabilities of each Subsidiary of the Company, including borrowings of Yankee Candle under the Credit Agreement and amounts outstanding under the Yankee Notes.

        Yankee Finance, Inc. is a wholly-owned subsidiary of the Company that was incorporated in Delaware in January 2011 for the purpose of serving as a co-issuer of the Notes in order to facilitate this offering. The Company believes that certain prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless those debt securities are jointly issued by a corporation. Yankee Finance, Inc. does not and will not have any operations, assets or subsidiaries of its own and does not and will not have any revenues. As a result, prospective purchasers of the Notes should not expect Yankee Finance, Inc. to participate in servicing the interest and principal obligations on the Notes. See "—Certain Covenants—Restrictions on Activities of Yankee Finance, Inc."

        The Company is an indirect holding company of Yankee Candle and its Subsidiaries. The operations of the Company are conducted through Yankee Candle and its Subsidiaries and, therefore, the Company depends on cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Company's ability to make any cash payments to the holders of the Notes is limited by Yankee Candle's Credit Agreement and the indentures governing the Yankee Notes, each of which limit the ability of Yankee Candle and its Subsidiaries to pay dividends or make other distributions to the Company. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments under the Notes. Any right of the Company to receive assets of any of its Subsidiaries upon that Subsidiary's bankruptcy, liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself reorganized as a creditor of that Subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the Subsidiary and any indebtedness of that Subsidiary senior to that held by the Company. The Company's Subsidiaries currently accounted for all of its net revenues and hold all of its assets other than its ownership in equity interests of Yankee Holding Corp and the Co-Issuer.

        As of January 1, 2011, after giving effect to the offering of the Old Notes, the Company and the Subsidiaries had $1,216.1 million of total Indebtedness, $388.1 million of which would have been secured, including borrowings under the Credit Agreement. An additional $123.4 million would have been available for borrowing under the Credit Agreement, excluding $1.6 million of issued and undrawn letters of credit, all of which would be secured if borrowed. As indicated above, payments on the Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's Subsidiaries. See "Risk Factors—Risks Relating to the Notes—The notes will be structurally subordinated to all of Yankee Candle's and it's subsidiaries' indebtedness and if a default occurs, Yankee Candle and its subsidiaries may not be able to make funds available to the Company by dividend, debt repayment or otherwise and the Company may not have sufficient funds to fulfill its obligations under the notes". Although the Indenture contains limitations on the amount of additional indebtedness that the Company's Subsidiaries may incur, under certain circumstances the Indenture will permit the Company's Subsidiaries to incur additional indebtedness and the amount of such indebtedness could be substantial. See "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" below.

        As of the date of the Indenture, all of the Subsidiaries of the Company will be "Restricted Subsidiaries." Under the circumstances described under "—Certain Covenants—Restricted Payments" and the definition of "Unrestricted Subsidiary," the Company will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture.

Principal, Maturity and Interest

        The Issuers issued $315 million aggregate principal amount of Old Notes on February 9, 2011 and will exchange the Old Notes for Exchange Notes in the Exchange Offer. The Indenture provides for the issuance of additional Notes (other than the PIK Notes (as defined below)) having identical terms and conditions to the Notes (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. In addition, if the Company is entitled to pay PIK Interest or Partial PIK Interest in respect of the Notes as described below, the Company may elect as described below to either increase the outstanding principal amount of the Notes or issue additional Notes (the "PIK Notes") under the Indenture having the same terms as the Notes offered hereby (in each case, a "PIK Payment"). The Notes offered hereby and any Additional Notes and PIK Notes subsequently issued under the Indenture shall be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase and for purposes of determining the amount of interest permitted to be paid as PIK Interest. Unless the context requires otherwise, references to "Notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes and any PIK Notes that are actually issued and references to "principal amount" of the Notes includes any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

        The Notes will mature on February 15, 2016. Each Note will bear interest at a rate of 10.25% per annum with respect to Cash Interest (as defined below) and 11.00% per annum with respect to any PIK Interest (as defined below) from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on February 1 and August 1 (each such date a "Regular Record Date") immediately preceding each February 15 and August 15 of each year (each such date an "Interest Payment Date"), commencing with the August 15, 2011 Interest Payment Date. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months. Subject to the issuance of PIK Notes as described herein, the Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000. PIK Payments on the PIK Notes will be made in PIK Note denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

        Except as provided in the immediately succeeding sentence and the definition of "Applicable Amount," interest on the Notes shall be payable entirely in cash (such interest, "Cash Interest") on the then outstanding principal amount of the Notes. For any Interest Period (as defined below) after the initial Interest Period, if the Applicable Amount (as defined below) as determined on the Determination Date (as defined below) for such Interest Period shall:

            (i)  equal or exceed 75%, but be less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) 25% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes and (b) 75% of the then outstanding principal amount of the Notes in cash;

           (ii)  equal or exceed 50%, but be less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) 50% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes and (b) 50% of the then outstanding principal amount of the Notes in cash;

          (iii)  equal or exceed 25%, but be less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on (a) 75% of the then outstanding principal amount of the Notes by increasing the principal amount of the outstanding Notes or by issuing PIK Notes and (b) 25% of the then outstanding principal amount of the Notes in cash; or

          (iv)  be less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant Interest Payment Date, then the Company may, at its option, elect to pay interest on the Notes entirely by increasing the principal amount of the then outstanding Notes or by issuing PIK Notes.

        The insufficiency or lack of funds available to the Company to pay Cash Interest as required by the preceding paragraph shall not permit the Company to pay PIK Interest (including Partial PIK Interest) in respect of any Interest Period and the sole right of the Company to elect to pay PIK Interest shall be as (and to the extent) provided in the immediately preceding paragraph. The payment of interest on the Notes through an increase in the principal amount of the outstanding Notes or through the issuance of PIK Notes is herein referred to as (i) "PIK Interest" to the extent all interest due on an Interest Payment Date is so paid and (ii) "Partial PIK Interest" to the extent that only a portion of the interest due on an Interest Payment Date is so paid. As of January 1, 2011, Yankee Candle's Available Excess Amount (as defined in the Credit Agreement) under the Credit Agreement was approximately $138 million and the Restricted Payments permitted to be made under the indentures governing the Yankee Notes were approximately $166 million. We will need to refinance the Credit Facility and the 2015 Notes prior to the maturity of the Notes. We cannot assure you that after giving effect to any such refinancing Yankee Candle will continue to have the ability to dividend funds to Yankee Holding in order to allow the Issuers to make Cash Interest payments on the Notes. The ability of Yankee Candle and its Subsidiaries to make dividends or distributions to the Company pursuant to these baskets is subject to important exceptions. See "Description of Other Indebtedness" and "Risk Factors—Risks Relating to the Notes—The Issuers are the sole obligors under the notes, and neither Yankee Holdings nor Yankee Candle and its subsidiaries will guarantee the Issuers' obligations under the notes, and none of these entities have any obligation with respect to the notes."

        As used herein,

            (i)  "Applicable Amount" shall be the amount equal to the sum (without duplication) of (i) (a) the maximum amount of all dividends and distributions which, as of the applicable Determination Date, would be permitted to be paid to the Company for the purpose of paying Cash Interest by all direct and indirect Restricted Subsidiaries of the Company after giving effect to all corporate, shareholder or other comparable actions required in order to make such payment, requirements of applicable law and all restrictions on the ability to make such dividends or distributions which are otherwise permitted by the covenant described under "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries" (including, without limitation, any restrictions and limitations in a Credit Facility, the Existing Indebtedness or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness) and, in each case, without regard to whether any such Restricted Subsidiary shall have any funds available to make any such dividends or distributions less (b) $10 million and (ii) (a) all cash and Cash Equivalents on hand at the Company as of such Determination Date (other than any cash and Cash Equivalents on hand at the Company which has been distributed to the Company and the distribution of which is conditioned upon such cash and Cash Equivalents being utilized for a purpose other than paying Cash Interest (including, without limitation, amounts permitted to be distributed to the Company solely for the purpose of paying taxes attributable to the Company's consolidated Subsidiaries) as the result of restrictions on the ability to make such dividends or distributions provided such restrictions are otherwise permitted by the covenant described under "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries" (including, without limitation, any restrictions and limitations in a Credit Facility, the Existing Indebtedness or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness)) less (b) $2 million; provided that there shall be excluded from this clause (ii) any net proceeds from the Notes issued on the Issue Date pending the final application of such proceeds in connection with the transactions contemplated hereby.

        The Applicable Amount shall be calculated by the Company and shall be set forth in an Officers' Certificate delivered to the Trustee prior to the first day of the relevant Interest Period in which it is to be applied, which Officers' Certificate shall set forth in reasonable detail the Company's determination of each component of this definition and in the case of clause (i)(a) identifying in reasonable detail the applicable restriction(s) and the maximum amount of funds which may be paid after giving effect to such restriction. To the extent the Company is required pursuant to the third preceding paragraph and the definition of Applicable Amount to pay Cash Interest for all or any portion of the interest due on any Interest Payment Date, the Company shall and shall cause each of its Restricted Subsidiaries to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of any such dividends or distributions;

           (ii)  "Determination Date" shall mean, with respect to each Interest Period, the fifteenth calendar day immediately prior to the first day of the relevant Interest Period; and

          (iii)  "Interest Period" shall mean the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include August 15, 2011 (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).

        In the event that the Company shall be entitled to pay PIK Interest (including Partial PIK Interest) for any Interest Period, then the Company shall deliver a notice to the Trustee following the Determination Date but prior to the first day of the relevant Interest Period, which notice shall state the total amount of interest to be paid on such Interest Payment Date and the amount of such interest to be paid as PIK Interest or Partial PIK Interest, as the case may be. The Trustee shall promptly deliver a corresponding notice to the holders. Interest for the first Interest Period commencing on the Issue Date shall be payable entirely in cash.

        Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Notes as described under "—Optional Redemption" or in connection with any repurchase of Notes as described under "Repurchase at the Option of Holders" shall be made solely in cash.

        Cash Interest on the Notes will accrue at a rate of 10.25% per annum and be payable in cash. Any PIK Interest (including Partial PIK Interest) on the Notes will accrue at a rate of 11.00% per annum and be payable (x) with respect to Notes represented by one or more global Notes registered in the name of, or held by, The Depository Trust Company ("DTC") or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded down to the nearest whole dollar) and (y) with respect to Notes represented by certificated Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded down to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant Regular Record Date, as shown by the records of the register of holders. In the event that the Company is entitled to and elects to pay Partial PIK Interest for any Interest Period, each holder will be entitled to receive Cash Interest in respect of the applicable percentage of the principal amount of the Notes held by such holder on the relevant Regular Record Date and PIK Interest in respect of the remaining percentage of the principal amount of the Notes held by such holder on the relevant Regular Record Date. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on February 15, 2016 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description "PIK" on the face of such PIK Note.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Issuers, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest (as described under "Exchange Offer; Registration Rights"), if any, on that holder's Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The Issuers will maintain one or more paying agents (each, a "paying agent") for the Notes within the City and State of New York.

        The Issuers will also maintain one or more registrars (each, a "registrar") and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuers at the office or agency of the registrar within the City and State of New York.

        The Issuers may change the paying agents, the registrars or the transfer agents without prior notice to the holders. The Company or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Optional Redemption

        On or after February 15, 2012, the Issuers may redeem all or a part of the Notes at its option, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on of the years indicated below:

Year	Percentage
2012	105.000%
2013	102.500%
2014 and thereafter	100.000%

        In addition, at any time prior to February 15, 2012, the Issuers may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings, at a redemption price of 110.25% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (provided that if the Equity Offering is an offering by Parent or any of its direct or indirect parent companies, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

          (1)   at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation Notes held by Parent and its Affiliates); and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        The Notes may also be redeemed, in whole or in part, at any time prior to February 15, 2012, at the option of the Company upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date subject to the rights of holders of Notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date.

        Except pursuant to the preceding two paragraphs, the Notes will not be redeemable at the Company's option prior to February 15, 2012. Notice of any redemption, including, without limitation, upon an Equity Offering, may at our discretion be subject to one or more conditions precedent including, but not limited to, completion of the related Equity Offering.

        In addition, the Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Guarantees

        The Notes are not currently guaranteed by any of the Company's Subsidiaries.

        To the extent any Restricted Subsidiary guarantees the Notes in the future pursuant to the covenant described under "—Certain Covenants—Future Guarantees," each such Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation or Sale of Assets." The Guarantee of a Guarantor will be released in the event that:

          (a)   the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor if after such sale, disposition or other transfer such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of the applicable Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

          (b)   the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

          (c)   the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness which resulted in the obligation to guarantee the Notes; or

          (d)   the Company exercises its legal defeasance option or its covenant defeasance option as described under "—Legal Defeasance and Covenant Defeasance" or its obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Mandatory Redemption

        The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales." The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, unless the Company at such time has given notice of redemption under "—Optional Redemption" with respect to all outstanding Notes, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof or, if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes) of that holder's Notes pursuant to a Change of Control offer on the terms set forth in the Indenture (a "Change of Control Offer"). In the Change of Control Offer, the Issuers will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase (a "Change of Control Payment"). Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under "—Optional Redemption" with respect to all outstanding Notes, or, at the Company's option, in advance of a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of the Change of Control Payment specified in the notice (the "Change of Control Payment Date") specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Issuers will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers' Certificate of the Company stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

        The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof or, in the case of PIK Notes, a minimum principal amount of $1.00 or integral multiples of $1.00 in excess thereof). The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under "—Optional Redemption" unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

        Under clause (3) of the definition of Change of Control, a Change of Control will occur when a majority of the Company's Board of Directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as "continuing directors", provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Company's Board of Directors, including in connection with a proxy contest where the Company's Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the Notes may not be entitled to require the Company to make a Change of Control Offer.

        The occurrence of a Change of Control under the Indenture would also constitute a default under the Credit Agreement which permits the lenders to accelerate the maturity of borrowings thereunder and would also likely constitute a change of control under the Yankee Notes and require our subsidiary, Yankee Candle to offer to repurchase the Yankee Notes under the indenture governing the Yankee Notes. In addition, the Credit Agreement and the indentures governing the Yankee Notes limit Yankee Candle's ability to make cash available to the Company, by dividend, debt repayment or otherwise to enable the Company to purchase the Notes in the event of a Change of Control, unless and until the indebtedness under the Credit Agreement and the Yankee Notes is repaid in full. As a result, following a Change of Control, the Company may not be able to repurchase the Notes unless all indebtedness outstanding under the Credit Agreement and the Yankee Notes is first repaid and any other indebtedness that contains similar provisions is repaid, or we obtain a waiver from the holders of such indebtedness to provide the Company with sufficient cash to repurchase the Notes. See "Risk Factors—Risks Relating to the Notes—We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the notes."

        In addition, future indebtedness that the Company or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company or its Subsidiaries. Finally, the Issuers' ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by their then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Relating to the Notes—We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the notes."

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or its Subsidiaries and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or its credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        Under clause (3) of the definition of Change of Control above, a Change of Control will occur when a majority of Company's board of directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as "continuing directors", provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Company's board of directors, including in connection with a proxy contest where the Company's board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the Notes may not be entitled to require the Company to make a Change of Control Offer.

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

        For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Company's or the applicable Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities of the Company that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $60 million and (y) an amount equal to 3% of Consolidated Total Assets of the Company on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

          (1)   (i) to reduce Obligations under Secured Indebtedness of the Company or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary (other than Indebtedness owed to the Company or another Restricted Subsidiary), (iii) to reduce Obligations under any senior Indebtedness outstanding under the Credit Facilities or (iv) to reduce Indebtedness of the Company that ranks pari passu with the Notes (provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Notes (other than Indebtedness specified in clauses (i) through (iii) above), it will equally and ratably reduce Obligations under the Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes), in each case other than Indebtedness owed to Parent or any Restricted Subsidiary;

          (2)   to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

          (3)   to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

        Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute "Excess Proceeds"; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

        When the aggregate amount of Excess Proceeds exceeds $20 million, the Company or the applicable Restricted Subsidiary will make an offer (an "Asset Sale Offer") to all holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness that ranks pari passu with the Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset

Sale Offer will be equal to 100% of principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

        Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

        If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

        Because the Credit Agreement is secured by substantially all of Yankee Candle's and its Subsidiaries properties and assets, and since the definition of "Net Proceeds" excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Agreement remains outstanding.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

          (1)   if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

          (2)   if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

        No Notes of $2,000 or less (or if a PIK Payment has been made, no PIK Notes of $1.00 or less) can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading "Optional Redemption," notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to:

          (a)   declare or pay any dividend or make any other distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation); provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (b)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company (other than in exchange for other Equity Interests of the Company or any direct or indirect parent entity of the Company) held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

          (c)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness of the Company or any Guarantor, if applicable, that is Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of "Permitted Debt" or (y) the purchase, repurchase or other acquisition or retirement of Indebtedness of the Company or any Guarantor, if applicable, that is Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

          (d)   make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   (x) in the case of any Restricted Payment by the Company or any of its Restricted Subsidiaries (other than Yankee Candle and its Subsidiaries), the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment has been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subclause (i) of the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (y) in the case of any Restricted Payment by Yankee Candle or any of its Restricted Subsidiaries, Yankee Candle would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment has been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subclause (ii) of the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (13), (14), (15), (16), (17) and (18) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

          (a)   50% of the Consolidated Net Income (it being understood that for purposes of calculating Consolidated Net Income of the Company and its Restricted Subsidiaries pursuant to this clause (3)(a) only, any of the Company's non-cash interest expense and amortization of original issue discount shall be excluded), of the Company for the period (taken as one accounting period) from January 2, 2011 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

          (b)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of the Company's direct or indirect parent companies to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Subsidiaries of the Company after the Issue Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

          (c)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

          (d)   to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

          (e)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment), plus

          (f)    $165 million.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company ("Retired Capital Stock") or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) ("Refunding Capital Stock") and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock" so long as (A) such new Indebtedness is subordinated to the Notes and, if applicable, any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement); provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $7.5 million (which shall increase to $15 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company), with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date plus (B) the cash proceeds of "key man" life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent such dividends are included in the definition of Fixed Charges for such entity;

          (6)   the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

          (7)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (8)   the payment of dividends on the Company's common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity's common stock)

  following the first public offering of the Company's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

          (9)   Investments that are made with Excluded Contributions;

          (10) other Restricted Payments in an aggregate amount not to exceed $35 million after the Issue Date;

          (11) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

          (12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales"; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (13) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent company of the Company in amounts required for such Person to pay, without duplication:

            (A)  franchise taxes and other fees, taxes and expenses required to maintain its corporate or limited liability company existence;

            (B)  income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments with respect to any taxable year does not exceed the amount of income taxes that the Company and its Restricted Subsidiaries and/or Unrestricted Subsidiaries (to the extent described above) would be required to pay for such taxable year were the Company and its Restricted Subsidiaries and/or Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone taxpayer;

            (C)  customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent company of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

            (D)  general corporate overhead and operating expenses for such direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

            (E)  reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent company of the Company; and

            (F)  obligations under the Management Agreement to the extent permitted by the covenant described under "—Transactions with Affiliates";

          (14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

          (15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

          (16) Investments in Unrestricted Subsidiaries in an amount at any time outstanding not to exceed $20 million;

          (17) cash dividends or other distributions on the Company's or any Restricted Subsidiary's Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under "—Transactions with Affiliates"; and

          (18) the making of any Restricted Payment with the proceeds of the offering of the Notes as described in "Use of Proceeds" in this prospectus;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), (13)(F) and (16) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company.

        As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

        For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

        Notwithstanding the foregoing provisions of this covenant, the Company will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly (A) pay any cash dividend or make any cash distribution on or in respect of the Company's Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any direct or indirect parent of the Company, for the purpose of (x) paying any cash dividend or making any cash distribution to or (y) acquiring Capital Stock of any direct or indirect parent of the Company for cash from, in the case of either (x) or (y), any holder of the Company's, or any direct or indirect parent of the Company's, Capital Stock (including without limitation, the Sponsor or any investment fund or funds controlled, managed or advised by the Sponsor and, in each case (whether individually or in a group) their Affiliates), or

(B) guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such cash dividend, making any such cash distribution or so acquiring for cash any such Capital Stock to or from any holder of the Company's , or any direct or indirect parent of the Company's, Capital Stock (including, without limitation, the Sponsor or any investment fund or funds controlled, managed or advised by the Sponsor and, in each case (whether individually or in a group) their Affiliates), in the case of either clause (A) or (B), by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (5), (6), (10) or (16) of the second paragraph of this covenant or clauses (10) or (12) of the definition of "Permitted Investments".

Incurrence of Indebtedness and Issuance of Preferred Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively "incur") any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) the Company and any Restricted Subsidiary (other than Yankee Candle or any of its Subsidiaries) may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary (other than Yankee Candle or any of its Subsidiaries) may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries (on a consolidated basis) for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, and (ii) Yankee Candle and any Restricted Subsidiary of Yankee Candle may incur Indebtedness (including Acquired Debt) and may issue Preferred Stock if the Fixed Charge Coverage Ratio of Yankee Candle and its Restricted Subsidiaries (on a consolidated basis) for Yankee Candle's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"):

          (1)   the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to the greater of (x) $775 million and (y) 40% of Consolidated Total Assets outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to subclauses (i) and (iii) of clause (1) of the third paragraph of the covenant described under "Repurchase at the Option of Holders—Asset Sales";

          (2)   the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by the Company of Indebtedness represented by the Notes on the Issue Date and any related exchange notes and exchange guarantees to be issued in exchange for the Notes pursuant to the Registration Rights Agreement or any PIK Notes issued from time to time in respect of any PIK Payment (including Additional Interest) in accordance with the terms of the Indenture (excluding any Additional Notes) and any Guarantee with respect to the foregoing;

          (4)   Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed the greater of (x) $50 million and (y) 3% of Consolidated Total Assets;

          (5)   Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (6)   Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with such disposition;

          (7)   Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (7) and (B) if the Company or a Guarantor, if applicable, is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor, if applicable, with respect to the Notes;

          (8)   shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

          (9)   Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

          (10) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

          (11) Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed $50 million; provided that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which (i) in the case of Indebtedness incurred by the Company or any of its Restricted Subsidiaries (other than Yankee Candle and its Restricted Subsidiaries) the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under clause (i) of the first paragraph of this covenant without reliance on this clause (11) and, with respect to such Indebtedness secured by a Lien, the Secured Indebtedness Leverage Ratio of the Company would not exceed 4.0 to 1.0 following such redesignation, and (ii) in the case of Indebtedness incurred by Yankee Candle or its Restricted Subsidiaries, Yankee Candle or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under clause (ii) of the first paragraph of this covenant without reliance on this clause (11) and, in either case, with respect to such Indebtedness secured by a Lien, the Secured Indebtedness Leverage Ratio of the Company would not exceed 4.0 to 1.0 following such redesignation;

          (12) (x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or any Guarantee of the Notes of such Restricted Subsidiary or the Company, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company incurred in accordance with the terms of the Indenture;

          (13) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clauses (14) and (19) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that (1) such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness of the Company or any Guarantor, if applicable, or Indebtedness of the Company or any Guarantor, if applicable, that is pari passu to the Notes or any Guarantee of the Notes such Refinancing Indebtedness is subordinated or pari passu to the Notes or any Guarantee of the Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor, if applicable, or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced, and (2) (A) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity earlier than the Stated Maturity of the Notes, shall not have a Stated Maturity date earlier than the Stated Maturity of the Indebtedness being refunded or refinanced and (B) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity after the Stated Maturity of the Notes, shall not have a Stated Maturity date earlier than 90 days after the Stated Maturity of any Notes then outstanding;

          (14) (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture or (ii) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that after giving effect to such incurrence of Indebtedness either (x) in the case of Indebtedness incurred by the Company or any of its Restricted Subsidiaries (other than Yankee Candle or any of its Restricted Subsidiaries) (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of this covenant or (B) the Company's Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition, or (y) in the case of Indebtedness incurred by Yankee Candle or any of its Restricted Subsidiaries (A) Yankee Candle would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of this covenant or (B) Yankee Candle's Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

          (15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

          (16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

          (17) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

          (18) Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by the covenant described under "—Restricted Payments";

          (19) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Contribution Indebtedness under clause (i) of the first paragraph of this covenant with respect to such Indebtedness of the Company or any of its Restricted Subsidiaries (other than Yankee Candle and its Restricted Subsidiaries) or under clause (ii) of the first paragraph of this covenant with respect to such Indebtedness of Yankee Candle or any of its Restricted Subsidiaries without reliance on this clause (19));

          (20) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge";

          (21) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business; and

          (22) Indebtedness incurred by a Foreign Subsidiary; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (22) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (22) does not exceed the greater of (x) $30 million and (y) an amount equal to 3% of Consolidated Total Assets of the Foreign Subsidiaries of the Company (it being understood that any Indebtedness incurred pursuant to this clause (22) shall cease to be deemed incurred or outstanding for purposes of this clause (22) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the applicable Foreign Subsidiary could have incurred such Indebtedness under clause (i) of the first paragraph of this covenant with respect to such Indebtedness of the Company or any of its Restricted Subsidiaries (other than Yankee Candle and its Restricted Subsidiaries) or under clause (ii) of the first paragraph of this covenant with respect to such Indebtedness of Yankee Candle or any of its Restricted Subsidiaries without reliance on this clause (22)).

        For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (l) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (22) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

        For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

        The Indenture governing the Notes will provide that the Company will not, and, if applicable, will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or, if applicable, such Guarantor's Guarantee of the Notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors of the Yankee Notes or, if applicable, the Notes, to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or, if applicable, any related Guarantee on any asset or property of the Company or any Restricted Subsidiary that is a Guarantor of the Yankee Notes, or, if applicable, the Notes, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1)   in the case of Liens securing Subordinated Indebtedness, the Notes and, if applicable, any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

          (2)   in all other cases, the Notes and related Guarantees, if applicable, are equally and ratably secured, except that the foregoing shall not apply to:

              (i)  Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

             (ii)  (A) Liens securing the Notes and, if applicable, any related Guarantees and any Notes issued in exchange therefor pursuant to the Registration Rights Agreement (including Notes issued in exchange for Additional Notes) and secured by a Lien (in each case in accordance with the terms of the Indenture) and any related Guarantees, (B) Liens securing Indebtedness permitted to be incurred pursuant to clauses (1) and (11) of the definition of "Permitted Debt" and (C) Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that with respect to clause (C), at the time of incurrence such secured Indebtedness, such Indebtedness does not exceed the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 4.0 to 1.0; or

            (iii)  Permitted Liens.

        Any Lien created for the benefit of the holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3)   sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date, (y) pursuant to the Yankee Notes or related documents as in effect on the Issue Date or (z) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

          (2)   the Indenture and the Notes (and any exchange notes issued pursuant to the Registration Rights Agreement);

          (3)   purchase money obligations or other obligations described in clause (2) of the second paragraph of "—Incurrence of Indebtedness and Issuance of Preferred Stock" that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

          (4)   applicable law or any applicable rule, regulation or order;

          (5)   any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (6)   contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (7)   Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

          (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (9)   other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) that is incurred by a

  Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

          (12) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the restrictions therein either (i) are not materially more restrictive taken as a whole than those contained in agreements governing Indebtedness in effect on the Issue Date, or (ii) are not materially more disadvantageous to holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and in the case of (ii) either (x) the Company determines (in good faith) that such encumbrance or restriction will not affect the Company's ability to pay Cash Interest on the Notes or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness; and

          (13) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are reasonable, taken as a whole, in light of market conditions existing at such time as determined in good faith by management of the Company (as evidenced by an Officers' Certificate), which for the avoidance of doubt may provide for encumbrances or restrictions that are less favorable than those contained in such predecessor agreements and/or prohibit the payment of dividends in an amount sufficient to make scheduled payments of principal or pay Cash Interest on the Notes.

Merger, Consolidation or Sale of Assets

        The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists; and

          (4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period,

  either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

          (5)   each Guarantor, if any, (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Notes, the Indenture and the Registration Rights Agreement.

        The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

        Notwithstanding the foregoing, clauses (3) and (4) above will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company merging with an Affiliate solely for the purpose of incorporating the Company or reincorporating or reorganizing the Company, as the case may be, in another jurisdiction.

        Subject to certain limitations described in the Indenture governing release of a Guarantee, if any, upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Company will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

          (1)   (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the "Successor Guarantor");

          (2)   the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists; and

          (4)   the transaction is made in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales."

        The predecessor company will be released from its obligations under the Indenture and its Guarantee and the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Indenture and such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligation under such Guarantee.

        Notwithstanding the foregoing, any Guarantor may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is not precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction") involving aggregate consideration in excess of $5 million, unless:

          (1)   the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

          (2)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (2)   Restricted Payments and Permitted Investments permitted by the Indenture;

          (3)   the payment to the Sponsor and any of its officers or Affiliates by the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the Management Agreement) or (B) other agreements as in effect on the Issue Date that were entered into in connection with the Acquisition Transactions and as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

          (4)   the payment of reasonable compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

          (5)   payments made by the Company or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) in good faith;

          (6)   transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

          (7)   payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the Indenture, but in any event not to exceed $10 million in the aggregate outstanding at any one time;

          (8)   payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Unitholders Agreement (which are permitted under clause (3) and clause (9), but including, without limitation, each of the other agreements entered into in connection with the Acquisition Transactions);

          (9)   the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Unitholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Unitholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

          (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

          (11) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

          (12) any transaction permitted by the covenant "—Merger, Consolidation or Sale of Assets;"

          (13) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing; and

          (14) the application of the proceeds of the Notes as described in "Use of Proceeds" in this prospectus.

Business Activities

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Future Guarantees

        The Notes are not currently Guaranteed by any of the Company's Subsidiaries. The Company will cause each Restricted Subsidiary that guarantees any Indebtedness of the Company within 10 business days of such incurrence of any such Indebtedness, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

        Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Guarantee shall be released in accordance with the provisions of the Indenture described under "—Guarantees."

Restrictions on Activities of Yankee Finance, Inc.

        Yankee Finance, Inc. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Yankee Finance, Inc. may issue Equity Interests to the Company or any of its Restricted Subsidiaries, be a co-obligor or Guarantor with respect to the Notes or any Additional Notes or PIK Notes or any other Indebtedness of the Company, that is permitted to be incurred under the covenant described in "—Incurrence of Indebtedness and Issuance of Preferred Stock," together with the execution of all security agreements and intercreditor agreements related thereto.

Reports

        Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations for a filer that is a "non-accelerated filer";

          (1)   substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent auditors; and

          (2)   substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

        In addition, whether or not required by the Commission, after the consummation of the exchange offer or the effectiveness of the shelf registration statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an "accelerated filer" (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under "Events of Default and Remedies" if holders of at least 25% in aggregate principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        In addition, if at any time any direct or indirect parent becomes a Guarantor (there being no obligation of any such parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent or such other parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, or (2) by posting reports on the Company's website, in each case within 15 days of the date that the Company would be required to file such information under this covenant, containing only the financial information (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section) required to be included in the Forms 10-Q and 10-K required by this covenant, subject to the exceptions consistent with the presentation of such financial information in the Offering Memorandum.

        Notwithstanding anything herein to the contrary, at any time prior to the first anniversary of the date of the indenture, the Company will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (3) of the first paragraph under the caption "—Events of Default and Remedies" until 120 days after the date any report is required to be filed with the SEC (or provided to the trustee) pursuant to this covenant.

Events of Default and Remedies

        Under the Indenture, an Event of Default is defined as any of the following:

          (1)   the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

          (2)   the Issuers default in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

          (3)   the Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after notice by the trustee to the Company or by the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to the Company and the trustee (90 days with respect to the covenant described under "—Reports");

          (4)   a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary (other than Indebtedness owed to the Issuers or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25 million (or its foreign currency equivalent) or more at any one time outstanding;

          (5)   certain events of bankruptcy affecting the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary);

          (6)   the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable; or

          (7)   the Guarantee of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture.

        If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 30 days after such Event of Default arose the Company delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

        The Indenture, the Notes and, if applicable, the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, concurrently and only concurrently, at its option and at any time, elect to have all of its obligations and the obligations of the applicable Guarantors, if any, discharged with respect to the outstanding Notes issued under the Indenture ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

          (2)   the Company's obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors, if any, released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to any Significant Subsidiary) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

        In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government

  Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor are a party or by which the Company or any Guarantor is bound;

          (6)   the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

          (7)   the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Notes) with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

          (1)   reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under "—Repurchase at the Option of Holders" except as set forth in item (10) below);

          (3)   reduce the rate of or change the time for payment of interest on any Note issued thereunder;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

          (5)   make any Note payable in money other than that stated in the Notes;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (7)   waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under "—Repurchase at the Option of Holders" except as set forth in item (10) below);

          (8)   make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes;

          (9)   modify the Guarantees, if any, in any manner materially adverse to the holders of the Notes;

          (10) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

          (11) make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

          (1)   to cure any ambiguity, mistake, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company's or such Guarantor's obligations under the Indenture, the Notes or any Guarantee;

          (4)   to make any change that would provide any additional rights or benefits to the holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such holder;

          (5)   to secure the Notes;

          (6)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

          (7)   to add a Guarantee of the Notes;

          (8)   to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

          (9)   to conform the text of the Indenture, Notes or Guarantees, if any, to any provision of this "Description of the Notes"; or

          (10) in the event that PIK Notes are issued in certificated form, to make appropriate amendments to the Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (1)   either:

            (a)   all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

          (3)   the Company has paid or caused to be paid all sums payable by it under the Indenture; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

        The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "8 1/2% Senior Notes" means the $325,000,000 aggregate principal amount of 8 1/2% Senior Notes issued by Yankee Candle due 2015 and any related guarantees.

        "9 3/4% Senior Subordinated Notes" means the $200,000,000 aggregate principal amount of 9 3/4% Senior Subordinated Notes issued by Yankee Candle due 2017 and any related guarantees.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

        "Acquisition Agreement" means that certain agreement and plan of merger dated as of October 24, 2006 between the Yankee Acquisition Corp., Yankee Holdings Corp. and Yankee Candle, as amended, modified and/or supplemented from time to time in accordance with the terms thereof.

        "Acquisition Transactions" means (i) the transactions contemplated by the Acquisition Agreement, (ii) the entry into the Credit Agreement and incurrence of Indebtedness thereunder on February 6, 2007 by Yankee Candle and the guarantors thereunder, (iii) the issuance of the Yankee Notes and the provision of guarantees by the guarantors thereunder, (iv) the refinancing of certain existing indebtedness of Yankee Candle, (v) the payment of fees and expenses related to each of the foregoing and (vi) all other transactions relating to any of the foregoing in each case, as contemplated pursuant to the terms of the Acquisition Agreement.

        "Acquisition Transaction Expenses" means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Acquisition Transactions.

        "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any Note on any applicable redemption date, the excess of:

          (a)   the present value at such redemption date of (i) the redemption price at February 15, 2012 (such redemption price being set forth under "—Optional Redemption") plus (ii) all required interest payments due on the Notes through February 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

          (b)   the then outstanding principal amount of the Notes.

        "Asset Sale" means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

          (1)   a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

          (2)   the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under "Certain Covenants—Merger, Consolidation or Sale of Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

          (3)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under "Certain Covenants—Restricted Payments" or the granting of a Lien permitted by the covenant contained under "Certain Covenants—Liens";

          (4)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $15 million;

          (5)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

          (6)   the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

          (7)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (8)   foreclosures on assets or transfers by reason of eminent domain;

          (9)   disposition of an account receivable in connection with the collection or compromise thereof;

          (10) a Sale and Lease-Back Transaction relating to a retail store acquired, constructed or developed by the Company or any Restricted Subsidiary after the Issue Date entered into within 18 months of the date of consummation of the acquisition or completion of the construction or development, as the case may be;

          (11) sales of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

          (12) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and

          (13) a transfer of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

        "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns," "Beneficially Owned" and "Beneficial Ownership" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the board of directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Stock" means:

          (1)   in the case of a corporation, capital stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, "The Effect of Lessee Involvement in Asset Construction," which will ultimately be treated as operating leases upon a Sale and Lease-Back Transaction).

        "Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Company or any other Guarantor described in the definition of "Contribution Indebtedness."

        "Cash Equivalents" means:

          (1)   U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

          (3)   certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $250 million;

          (4)   repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody's or P-1 from S&P;

          (6)   readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 12 months or less from the date of acquisition;

          (7)   instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

          (8)   investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

          (2)   the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities, including, without limitation, Parent;

          (3)   the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of Continuing Directors; or

          (4)   the Company ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) directly or indirectly 100% of the issued and outstanding Capital Stock of Yankee Candle or Yankee Holding Corp. (except to the extent Yankee Candle or Yankee Holding Corp., as applicable, is merged with or into the Company or each other in accordance with the terms of the Indenture).

        "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Consolidated Depreciation and Amortization Expense" means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, non-cash interest payments, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received or receivable in cash for such period; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

          (1)   any extraordinary (net of any tax effect), unusual or nonrecurring gains, losses, costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses, fees and expenses incurred or paid by the Company or any Restricted Subsidiary in connection with this offering of the Notes and Acquisition Transaction Expenses) shall be excluded;

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

          (3)   any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

          (4)   the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss in cash with respect to such period;

          (5)   solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of "Certain Covenants—Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than Yankee Holding Corp., Yankee Candle and its Restricted Subsidiaries) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, subject to the exclusion contained in clause (3) above, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein;

          (6)   non-cash compensation charges or expenses, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

          (7)   any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness shall be excluded;

          (8)   the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with the Acquisition Transactions or any other acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS Nos. 141, 142 or 144 or any successor provisions (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

          (9)   any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133 or any successor provision) shall be excluded; and

          (10) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant contained under "—Certain Covenants—Restricted Payments" only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under "—Certain Covenants—Restricted Payments."

        "Consolidated Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries or Foreign Subsidiaries, as the case may be, in each case as shown on the most recent balance sheet.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Continuing Directors" means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election or (y) designated or appointed by a Permitted Holder.

        "Contribution Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than two times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date; provided that:

          (1)   if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of the Company or such Restricted Subsidiary, as applicable, the amount of such excess shall be (A) Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

          (2)   such cash contribution amount is not applied to make Restricted Payments.

        "Credit Agreement" means that certain credit agreement, dated as of February 6, 2007, among Yankee Candle, Yankee Holding Corp., Lehman Commercial Paper Inc., as Administrative Agent, Merrill Lynch Capital Corporation, as Syndication Agent, the lenders party thereto and certain other parties specified therein, providing for $650 million of term loans and $125 million of revolving credit borrowings (including the issuance of letters of credit), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock").

        "Credit Facilities" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced, including refinancing with Debt Issuances, in whole or in part and without limitation as to amounts, terms, conditions, covenants and other provisions, from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock of the Company), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under "—Certain Covenants—Restricted Payments."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

          (1)   the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

          (2)   Consolidated Interest Expense of such Person for such period plus amounts excluded from Consolidated Interest Expense to the extent the same were deducted in the definition thereof to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income, plus

          (3)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income, plus

          (4)   any fees, expenses or charges incurred in connection with the offering of the Notes, any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated), and, in each case, deducted in such period (and not added back) in computing Consolidated Net Income, plus

          (5)   the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

          (6)   any other non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP), plus

          (7)   the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement (as in effect on the Issue Date), plus

          (8)   Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, less

          (9)   non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

          (1)   contributions to its common equity capital; and

          (2)   the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock);

in each case designated as Excluded Contributions pursuant to an Officers' Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under "—Certain Covenants—Restricted Payments."

        "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, including the Yankee Notes.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

        If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

        If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in each case, such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any

Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

        Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States in effect on the date of the Indenture, except for any reports required to be delivered under the covenant "—Reports", which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this Description of the Notes, the term "consolidated" with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

        "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, "guarantee" shall have a corresponding meaning.

        "Guarantee" means any guarantee of the obligations of the Company under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

        "Guarantor" means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date, there will be no Guarantors.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (2)   other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

        "Indebtedness" means, with respect to any Person,

          (a)   any indebtedness (including principal and premium) of such Person, whether or not contingent:

              (i)  in respect of borrowed money,

             (ii)  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

            (iii)  representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations (which, for the avoidance of doubt, shall include any Capitalized Lease Obligation incurred in connection with a Sale and Lease-Back Transaction)), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, or

            (iv)  representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (b)   Disqualified Stock of such Person,

          (c)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

          (d)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, "The Effect of Lessee Involvement in Asset Construction," shall be deemed not to constitute Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such

Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under "—Certain Covenants—Restricted Payments."

        For purposes of the definition of "Unrestricted Subsidiary" and the covenant described above under "—Certain Covenants—Restricted Payments," (i) "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

        "Issue Date" means February 9, 2011.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Agreement" means the Management Services Agreement dated as of February 6, 2007, by and among Yankee Holding Corp. and the Sponsor, as in effect on the Issue Date or otherwise amended, modified, supplemented or replaced.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock,

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Offering Memorandum" means the final offering memorandum dated February 4, 2011, covering the offer and sale of the Old Notes

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

        "Parent" means Yankee Candle Investments LLC, a Delaware limited liability company.

        "Permitted Business" means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

        "Permitted Debt" is defined under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Permitted Holders" means (i) the Sponsor, (ii) any Person who is an Officer on the Issue Date; provided that if such Officers beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any "group" (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such "group" and without giving effect to the existence of such "group" or any other "group," such Persons specified in (i), (ii) or (iii) (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such "group."

  "Permitted Investments" means

          (1)   any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

          (2)   any Investment in cash and Cash Equivalents;

          (3)   any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (4)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (5)   any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

          (6)   loans and advances to employees and any guarantees made in the ordinary course of business, but in any event not in excess of $5 million in the aggregate outstanding at any one time;

          (7)   any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (8)   Hedging Obligations permitted under clause (9) of the definition of "Permitted Debt";

          (9)   loans and advances to officers, directors and employees for business- related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

          (10) any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed the greater of (x) $50 million and (y) 3% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

          (11) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (b) of the first paragraph under the covenant described under "Certain Covenants—Limitation on Restricted Payments";

          (12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and performance guarantees consistent with past practice and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the covenant described in "Certain Covenants—Liens";

          (13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

          (14) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

          (15) Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition; and

          (16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain Covenants—Transactions with Affiliates", except transactions permitted by clauses (2), (6), (8), (10), (12) or (13).

        "Permitted Liens" means the following types of Liens:

          (1)   deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

          (2)   Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers' acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

          (3)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (4)   Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (5)   Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

          (6)   Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (7)   Liens in favor of the Company or any Restricted Subsidiary;

          (8)   Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes taken as a whole and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

          (9)   Liens on Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" incurred in connection with any Qualified Securitization Financing incurred pursuant to clause (17) of the definition of "Permitted Debt";

          (10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or the failure to pay would not result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

          (11) judgment liens in respect of judgments that do not constitute an Event of Default;

          (12) pledges, deposits or security under workmen's compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

          (13) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

          (14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

          (15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

          (16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

          (17) banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

          (18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (19) (A) other Liens securing Indebtedness for borrowed money or other obligations with a principal amount not exceeding $50 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such

  Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

          (20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

          (23) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

          (24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (25) Liens to secure Indebtedness incurred pursuant to clause (20) of the definition of "Permitted Debt";

          (26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

          (27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

          (28) landlords' and lessors' Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

          (29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

          (30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

          (31) Liens on the Capital Stock of Unrestricted Subsidiaries.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

        "Purchase Money Note" means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

        "Qualified Securitization Financing" means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under a Credit Facility and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, among the Issuers and Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives to the initial purchasers relating to the Notes.

        "Related Party" means (a) with respect to Madison Dearborn Partners, LLC, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b) (i) above or any combination of these identified relationships.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

        "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "Secured Indebtedness" means any Indebtedness secured by a Lien permitted to be incurred under the Indenture.

        "Secured Indebtedness Leverage Ratio" means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the "Secured Leverage Calculation Date"), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of "Fixed Charge Coverage Ratio," including any pro forma calculations to EBITDA (including for acquisitions).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Securitization Assets" means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

        "Securitization Fees" means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

        "Securitization Financing" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

        "Securitization Repurchase Obligation" means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Securitization Subsidiary" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Sponsor" means Madison Dearborn Partners, LLC and its Affiliates.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to Guarantors of the Notes, if any, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2012; provided, however, if such United States Treasury is not listed, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) except that if the period from such redemption date to February 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unitholders Agreement" means the Unitholders Agreement to be entered into on our about February 8, 2011 by and among the Sponsor, the Company and certain other unitholders signatory thereto.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under "—Certain Covenants—Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by the Company pursuant to the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with such Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two business days prior to such determination.

        Except as described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

  "U.S. Government Securities" means securities that are

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U. S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

        "Yankee Candle" means The Yankee Candle Company, Inc. a Massachusetts corporation.

        "Yankee Notes" means the 8 1/2% Senior Notes and the 9 3/4% Senior Subordinated Notes.

BOOK-ENTRY, DELIVERY AND FORM

        Except as described below, the Exchange Notes will be initially represented by one or more global bonds ("Global Bonds") in fully registered form without interest coupons. The Global Bonds will be deposited with HSBC Bank USA, National Association (the "Trustee"), as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the indenture governing the notes. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders of Exchange Notes may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture governing the notes.

        Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

        So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for the purposes of receiving payment on the Exchange Notes, receiving notices and for all other purposes under the indenture governing the notes. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered the holders of such Global Bond for any purposes under the indenture governing the notes. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Notes under the indenture governing the notes. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Notes or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Notes is entitled to give or take under the indenture governing the notes, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

        DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Notes as to which such participant or participants has or have been given such direction.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the Exchange Offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the United States dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

  •
  any state, local or non-United States tax consequences.

        The discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

        The exchange of your Old Notes for Exchange Notes in the Exchange Offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the Exchange Offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

        The preceding discussion of certain United States federal income tax considerations of the Exchange Offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

        We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until 90 days after the date of this prospectus, all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions; or

  •
  through the writing of options on the Exchange Notes or a combination of such methods of resale.

        These resales may be made:

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An "underwriter" within the meaning of the Securities Act includes:

  •
  any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer; or

  •
  any broker or dealer that participates in a distribution of such Exchange Notes.

        Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of not less than 180 days after the expiration of the Exchange Offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the Exchange Offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

        Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The holders of Old Notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the Exchange Notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

 LEGAL MATTERS

        The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership which includes professional corporations). Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in one or more of the investment funds affiliated with Madison Dearborn.

EXPERTS

        The consolidated financial statements of the Company as of January 1, 2011 and January 2, 2010 and the related consolidated statements of operations, changes in members' equity, and cash flows for the fifty-two weeks ended January 1, 2011 and January 2, 2010 and the fifty-three weeks ended January 3, 2009 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Yankee Holdings makes its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and related amendments, available free of charge through our website at www.yankeecandle.com as soon as reasonably practicable after we electronically file such material with (or furnish such material to) the SEC. The information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also access and read Yankee Holdings' SEC filings through the SEC's Internet site at www.sec.gov. This site contains reports and other information that Yankee Holdings files electronically with the SEC. You may also read and copy any document filed at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        Immediately following this offering, the Issuers will not be subject to periodic reporting and other informational requirements of the Exchange Act. Under the terms of the indenture governing the notes, we will agree that, whether or not we are required to do so by the rules and regulations of the SEC, and following the earlier of completion of the exchange offer and shelf registration statement referred to above under "Description of Notes," and for so long as any of the notes remain outstanding, we will file annual, quarterly and current reports and other information with the SEC.

        We will provide you without charge a copy of the notes, the indentures, the registration rights agreement or certain other agreements that we have entered or will enter into in connection with the offering. You may request copies of these documents by contacting us at the address below. While any notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to The Yankee Candle Company, Inc., c/o the Chief Financial Officer, 16 Yankee Candle Way, South Deerfield, MA 01373 (413) 665-8306.

YCC HOLDINGS LLC AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balances Sheets as of January 1, 2011 and January 2, 2010	F-3
Consolidated Statements of Operations for the fifty-two weeks ended January 1, 2011 and January 2, 2010 and the fifty-three weeks ended January 3, 2009	F-4
Consolidated Statements of Changes in Members' Equity for the fifty-two weeks ended January 1, 2011 and January 2, 2010 and the fifty-three weeks ended January 3, 2009	F-5
Consolidated Statements of Cash Flows for the fifty-two weeks ended January 1, 2011 and January 2, 2010 and the fifty-three weeks ended January 3, 2009	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of
YCC Holdings LLC
South Deerfield, Massachusetts

        We have audited the accompanying consolidated balance sheets of YCC Holdings LLC and subsidiaries (the "Company") as of January 1, 2011 and January 2, 2010, and the related consolidated statements of operations, changes in members' equity, and cash flows for each of the three years in the period ended January 1, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of YCC Holdings LLC and subsidiaries as of January 1, 2011 and January 2, 2010, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
April 14, 2011

YCC HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	January 1, 2011	January 2, 2010
ASSETS
CURRENT ASSETS:
Cash	$12,713	$9,095
Accounts receivable, net	46,937	43,928
Inventory	67,387	59,530
Prepaid expenses and other current assets	10,813	12,094
Deferred tax assets	11,642	11,208

TOTAL CURRENT ASSETS	149,492	135,855
PROPERTY AND EQUIPMENT—NET	118,786	124,768
MARKETABLE SECURITIES	1,182	1,168
GOODWILL	643,570	643,570
INTANGIBLE ASSETS	281,749	294,201
DEFERRED FINANCING COSTS	14,271	18,731
OTHER ASSETS	650	787

TOTAL ASSETS	$1,209,700	$1,219,080

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,291	$21,648
Accrued payroll	12,669	15,613
Accrued interest	17,509	17,844
Accrued income taxes	18,840	—
Accrued purchases of property and equipment	2,269	1,901
Current portion of capital leases	667	—
Other accrued liabilities	45,508	43,705

TOTAL CURRENT LIABILITIES	123,753	100,711
DEFERRED COMPENSATION OBLIGATION	1,322	1,369
DEFERRED TAX LIABILITIES	99,432	91,706
LONG-TERM DEBT	901,125	989,125
DEFERRED RENT	11,535	10,643
CAPITAL LEASES, NET OF CURRENT PORTION	1,677	—
OTHER LONG-TERM LIABILITIES	848	2,283
COMMITMENTS AND CONTINGENCIES (Note 16)
MEMBERS' EQUITY:
Class A, B and C common units	419,885	419,816
Accumulated deficit	(346,516)	(388,425)
Accumulated other comprehensive loss	(3,361)	(8,148)

Total members' equity	70,008	23,243

TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,209,700	$1,219,080

See notes to consolidated financial statements

YCC HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Fifty-two Weeks Ended January 1, 2011	Fifty-two Weeks Ended January 2, 2010	Fifty-three Weeks Ended January 3, 2009
SALES	$733,717	$681,064	$689,146
COST OF SALES	307,103	276,793	291,445

GROSS PROFIT	426,614	404,271	397,701

OPERATING EXPENSES:
Selling expenses	212,580	198,116	196,098
General and administrative expenses	62,609	69,598	53,485
Restructuring charges	829	1,881	393
Goodwill and intangible asset impairments	—	—	452,427

Total operating expenses	276,018	269,595	702,403

INCOME (LOSS) FROM OPERATIONS	150,596	134,676	(304,702)
OTHER (INCOME) EXPENSE:
Interest income	—	(13)	(38)
Interest expense	75,648	86,058	94,956
Gain on extinguishment of debt	—	—	(2,131)
Other expense	8,972	8,019	1,623

Total other expense	84,620	94,064	94,410

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	65,976	40,612	(399,112)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	23,688	16,544	(13,036)

INCOME (LOSS) FROM CONTINUING OPERATIONS	42,288	24,068	(386,076)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(379)	(7,696)	(23,248)

NET INCOME (LOSS)	$41,909	$16,372	$(409,324)

See notes to consolidated financial statements

YCC HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
(dollars in thousands)

	Class A		Class B		Class C			Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)
							Series A, B and C Common Units			Comprehensive Income (Loss)
	Units	Amount	Units	Amount	Units	Amount					Total
BALANCE, December 29, 2007	4,271,715	$417,383	403,185	$1,075	475	$1	418,459	$4,527	$(6,381)		$416,605
Issuance of common units	222	24	—	—	—	—	24	—	—		24
Issuance of restricted units	—	—	—	—	40,873	—	—	—	—		—
Repurchases of units	—	—	(8,065)	(129)	—	—	(129)	—	—		(129)
Equity-based compensation expense		—		781		111	892	—	—		892
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(409,324)	—	$(409,324)	(409,324)
Foreign currency translation	—	—	—	—	—	—	—	—	(3,887)	(3,887)	(3,887)
Unrealized loss on interest rate swap, net of tax	—	—	—	—	—	—	—	—	(7,002)	(7,002)	(7,002)

Comprehensive loss										$(420,213)

BALANCE, JANUARY 3, 2009	4,271,937	417,407	395,120	1,727	41,348	112	419,246	(404,797)	(17,270)		(2,821)
Issuance of common units	1,255	80	—	—	—	—	80	—	—		80
Issuance of restricted units	—	—	—	—	57,644	—	—	—	—		—
Repurchases of units	(4,469)	(360)	(32,040)	(7)	(1,428)	—	(367)	—	—		(367)
Equity-based compensation expense		—		687		170	857	—	—		857
Comprehensive income:
Net income	—	—	—	—	—	—	—	16,372	—	$16,372	16,372
Foreign currency translation	—	—	—	—	—	—	—	—	2,351	2,351	2,351
Unrealized loss on interest rate swap, net of tax	—	—	—	—	—	—	—	—	6,771	6,771	6,771

Comprehensive income										$25,494

BALANCE, JANUARY 2, 2010	4,268,723	417,127	363,080	2,407	97,564	282	419,816	(388,425)	(8,148)		23,243
Issuance of common units	286	40	—	—	—	—	40	—	—		40
Issuance of restricted units	—	—	—	—	44,712	—	—	—	—
Repurchases of units	(1,781)	(211)	(29,612)	(410)	(55,450)	(312)	(933)	—	—		(933)
Equity-based compensation expense		—		640		322	962	—	—		962
Comprehensive income:
Net income	—	—	—	—	—	—	—	41,909	—	$41,909	41,909
Foreign currency translation	—	—	—	—	—	—	—	—	(462)	(462)	(462)
Unrealized loss on interest rate swap, net of tax	—	—	—	—	—	—	—	—	5,249	5,249	5,249

Comprehensive income										$46,696

BALANCE, JANUARY 1, 2011	4,267,228	$416,956	333,466	$2,637	86,826	$292	$419,885	$(346,516)	$(3,361)		$70,008

See notes to consolidated financial statements

YCC HOLDINGS LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fifty-two Weeks Ended January 1, 2011	Fifty-two Weeks Ended January 2, 2010	Fifty-three Weeks Ended January 3, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$41,909	$16,372	$(409,324)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on extinguishment of debt	—	—	(2,131)
Realized loss on derivative contracts	9,166	6,300	—
Depreciation and amortization	42,978	46,778	46,995
Unrealized (gain) loss on marketable securities	(83)	(213)	235
Equity-based compensation expense	962	857	892
Deferred taxes	3,931	12,312	(19,056)
Loss on disposal and impairment of property and equipment	213	1,132	448
Non-cash adjustments related to restructuring	10	(816)	12,050
Goodwill and intangible asset impairments	—	1,182	462,616
Marketable securities	22	(481)	(516)
Changes in assets and liabilities
Accounts receivable, net	(3,482)	(3,927)	10,333
Inventory	(8,450)	4,522	4,161
Prepaid expenses and other assets	(617)	2,110	(67)
Accounts payable	4,682	(1,252)	1,516
Income taxes	18,175	(6,321)	(9,401)
Accrued expenses and other liabilities	989	12,078	(10,110)

NET CASH PROVIDED BY OPERATING ACTIVITIES	110,405	90,633	88,641

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(17,651)	(17,965)	(18,522)
Proceeds from sale of property and equipment	202	—	—
Payment of contingent consideration related to business acquisitions	—	—	(225)

NET CASH USED IN INVESTING ACTIVITIES	(17,449)	(17,965)	(18,747)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of units	40	80	24
Repurchase of units	(933)	(367)	(129)
Borrowings under Credit Facility	76,000	72,421	100,500
Repayment of borrowings	(164,000)	(266,421)	(45,005)
Principal payments on capital lease obligations	(349)	—	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(89,242)	(194,287)	55,390

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(96)	137	(334)
NET INCREASE (DECREASE) IN CASH	3,618	(121,482)	124,950
CASH, BEGINNING OF PERIOD	9,095	130,577	5,627

CASH, END OF PERIOD	$12,713	$9,095	$130,577

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest	$71,016	$80,362	$90,229

Income taxes	$1,345	$5,610	$5,735

Net change in accrued purchases of property and equipment	$(368)	$2,378	$(1,461)

Capital lease obligations	$2,694	$—	$—

See notes to consolidated financial statements

YCC HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FIFTY-TWO WEEKS ENDED JANUARY 1, 2011 AND JANUARY 2, 2010,
AND THE FIFTY-THREE WEEKS ENDED JANUARY 3, 2009

1. NATURE OF BUSINESS

        YCC Holdings LLC and subsidiaries ("Yankee Candle", "Holdings" or "the Company") is a leading designer, manufacturer and branded marketer of premium scented candles in the giftware industry. The strong brand equity of the Yankee Candle brand, coupled with its vertically integrated multi-channel business model, have enabled the Company to be a market leader in the premium scented candle market for many years. The Company designs, develops, manufactures, and distributes the majority of the products it sells which allows the Company to offer distinctive, trend-appropriate products for every season, every customer, and every room in your home. The Company has a 41-year history of offering its distinctive products and marketing them as affordable luxuries for everyone on your list. The Company offers a broad assortment of highly scented candles, innovative home fragrance products, and candle related home décor accessories in a variety of compelling fragrances, colors, styles, and price points.

        The Company sells its products through several channels including wholesale customers who operate approximately 20,200 locations in North America, 515 Company-owned and operated Yankee Candle retail stores in 44 states as of January 1, 2011, a direct mail catalog, an Internet web site (www.yankeecandle.com) and our subsidiary Yankee Candle Company (Europe) LTD, which has an international wholesale customer network of approximately 5,000 locations and distributors covering 47 countries.

        In the accompanying consolidated statement of operations we have reclassified $0.1 million from general and administrative expenses to sales and marketing for the fifty-two weeks ended January 2, 2010.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION—On February 6, 2007, The Yankee Candle Company, Inc. merged (the "Merger") with an affiliate of Madison Dearborn Partners, LLC ("MDP" or "Madison Dearborn"). In connection with the Merger, Holdings acquired all of the outstanding capital stock of the Company for $1,413,527 in cash. Holdings is owned by an affiliate of MDP and certain members of senior management. Holdings owns 100% of the stock of Yankee Holding Corp., which in turn owns 100% of the stock of The Yankee Candle Company, Inc.

        The Company's fiscal year is the fifty-two or fifty-three weeks ending the Saturday closest to December 31. Fiscal 2010 consists of the fifty-two weeks ended January 1, 2011, fiscal 2009 consists of the fifty-two weeks ended January 2, 2010 and fiscal 2008 consists of the fifty-three weeks ended January 3, 2009.

        PRINCIPLES OF CONSOLIDATION—The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

        ACCOUNTING ESTIMATES—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        SALES RECOGNITION—The Company sells its products both directly to retail customers and through wholesale channels. Merchandise sales are recognized upon transfer of ownership, including passage of title to the customer and transfer of the risk of loss related to those goods. In the wholesale segment, products are shipped "free on board" shipping point. Revenue is recognized at the time the product is received by the customer, unless the customer doesn't bear the risk of loss, due to the Company's practice of absorbing risk of loss in the event of damaged or lost shipments. In the retail segment, transfer of title takes place at the point of sale (i.e., at our retail stores). There are no situations, either in the wholesale or retail segments, where legal risk of loss does not transfer immediately upon receipt by customers. Although the Company does not provide a contractual right of return, in the course of arriving at practical business solutions to various claims, the Company has allowed sales returns and allowances. In these situations, customer claims for credit or return due to damage, defect, shortage or other reason must be pre-approved by the Company before credit is issued or such product is accepted for return. Such returns have not precluded sales recognition because the Company has a long history with such return activity, which is used in estimating a reserve. This accrual, however, is subject to change if actual returns differ from historical and expected return rates. In the wholesale segment, the Company has included an allowance in its financial statements representing its estimated obligation related to promotional marketing activities. In addition to returns, the Company bears credit risk relative to wholesale customers. The Company has provided an allowance for bad debts in the financial statements based on estimates of the creditworthiness of customers. However, this allowance is also subject to change. Changes in the estimates could affect operating results.

        The Company sells gift cards to customers in both Yankee Candle and other third party retail stores and through catalog and Internet operations. The gift cards do not have an expiration date. At the point of sale of a gift card, the Company records deferred revenue. The Company recognizes income from gift cards when the gift card is redeemed by the customer. Gift card breakage income is recorded based on the Company's historical redemption pattern (which is subject to change if or when actual patterns of redemptions change). Based on historical information, the Company determined that redemptions decreased to a de minimis amount 36 months after issuance and that approximately 8% of the gift card's value will never be redeemed. Gift card breakage income is recorded monthly in proportion to the actual redemption of gift cards in that month based on the Company's historical redemption pattern. Gift card breakage income is included in sales in the consolidated statements of operations.

        SHIPPING AND HANDLING COSTS—The Company classifies shipping and handling costs associated with moving merchandise to our retail and wholesale facilities in costs of sales on the consolidated statements of operations.

        CASH AND CASH EQUIVALENTS—The Company considers all short-term investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company had no cash equivalents as of January 1, 2011 and January 2, 2010. The Company's cash includes interest-bearing and non-interest bearing accounts.

        INVENTORY—The Company values its inventories using the first-in first-out ("FIFO") basis. Inventory quantities on hand are regularly reviewed, and where necessary provisions for excess and obsolete inventory are recorded based primarily on the Company's forecast of product demand and production requirements.

        PROPERTY AND EQUIPMENT—Property and equipment are stated at cost and are depreciated on the straight-line method based on the estimated useful lives of the various assets. The estimated useful lives are as follows:

Years
Buildings and improvements	5-40
Computer equipment	2-6
Furniture and fixtures	5-10
Equipment	2-10
Vehicles	3-5

        Leasehold improvements are amortized using the straight-line method over the lesser of the estimated life of the improvement or the remaining life of the lease. Expenditures for normal maintenance and repairs are charged to expense as incurred.

        MARKETABLE SECURITIES—The Company classifies the marketable securities held in its deferred compensation plan as trading securities under the Investments—Debt and Equity Securities Topic of the Accounting Standards Codification ("ASC"). In accordance with the provisions of this topic, the investment balance is stated at fair market value, which is based on third party market quotes. Unrealized gains and losses are reflected in earnings; realized gains and losses are also reflected in earnings and are computed using the specific-identification method. The assets held in the deferred compensation plan reflect amounts due to employees, but are available for general creditors of the Company in the event the Company becomes insolvent. The Company has recorded the investment balance as a non-current asset and a long-term liability entitled "deferred compensation obligation" on the consolidated balance sheets.

        The marketable securities held in this plan consist of investments in mutual funds at January 1, 2011 and January 2, 2010. Unrealized gains included in operations during the fifty-two weeks ended January 1, 2011 and January 2, 2010 were $0.1 million and $0.2 million, respectively. Unrealized losses included in operations during the fifty-three weeks ended January 3, 2009 were $0.2 million. Realized gains (losses) recorded during the fifty-two weeks ended January 1, 2011 and January 2, 2010, and the fifty-three weeks ended January 3, 2009 were $48 thousand, $8 thousand and $(3) thousand, respectively. Unrealized and realized gains and losses are recorded in other income (expense).

        SEGMENT REPORTING—The Company has segmented its operations in a manner that reflects how its chief operating decision-maker (the "CEO") currently reviews the results of the Company and its subsidiaries' businesses. The Company has two reportable segments—retail and wholesale. The identification of these segments results from management's recognition that while the product sold is similar, the type of customer for the product and services and methods used to distribute the product are different.

        The CEO evaluates both the Company's retail and wholesale operations based on an "operating earnings" measure. Our wholesale operations is made up of wholesale and International reporting units. These reporting units have been aggregated into one reporting segment in accordance with ASC 350. Such measure gives recognition to specifically identifiable operating costs such as cost of sales and selling expenses. Administrative charges are generally not allocated to specific operating segments and are accordingly reflected in the unallocated/corporate/other reconciliation to the total consolidated results. The effects of purchase accounting adjustments related to the Merge are not included in segment operations below, consistent with internal reports used by the CEO. These amounts are also included in the unallocated/corporate/other column. Other components of the consolidated statements of operations, which are classified below operating income, are also not allocated to segments. The Company does not account for or report assets, capital expenditures or depreciation and amortization by segment to the CEO.

        GOODWILL AND INTANGIBLE ASSETS—The Company accounts for goodwill and intangible assets in accordance with the Intangibles, Goodwill and Other Topic of the ASC. Under this guidance, goodwill and certain intangible assets with indefinite lives are not amortized but are subject to an annual impairment test. For goodwill, the annual impairment evaluation compares the fair value of each of the Company's reporting units to their respective carrying values.

        IMPAIRMENT OF OTHER LONG-LIVED ASSETS—The Company reviews the recoverability of its other long-lived assets (property and equipment and customer lists) when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. This review is based on the Company's ability to recover the carrying value of the assets from expected undiscounted future cash flows. If an impairment is indicated, the Company measures the loss based on the fair value of the asset using various valuation techniques. If an impairment loss exists, the amount of the loss is recorded in the consolidated statements of operations.

        RESTRUCTURING CHARGES—The Company accounts for its restructuring plans in accordance with the ASC Topic Exit or Disposal Cost Obligations. Under this guidance a liability for costs associated with an exit or disposal activity is recognized and measured at fair value when the liability is incurred.

        ADVERTISING—The Company expenses advertising costs as they are incurred. Advertising expense was $15.6 million and $12.8 million for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively. For the fifty-three weeks ended January 3, 2009 the Company recognized $15.4 million in advertising expenses.

        INCOME TAXES—The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized.

        FAIR VALUE OF FINANCIAL INSTRUMENTS—The Company follows the guidance prescribed by the Fair Value Measurements and Disclosures Topic of the ASC. The Fair Value Measurements and Disclosures Topic defines fair value and provides a consistent framework for measuring fair value under GAAP, including financial statement disclosure requirements. As specified under this Topic, valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect market assumptions.

        FOREIGN OPERATIONS—Assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rate on the balance sheet date. The results of foreign subsidiary operations are translated using average rates of exchange during each reporting period. Gains and losses upon translation are deferred and reported as a component of other comprehensive income (loss). Foreign currency transaction gains or losses, whether realized or unrealized, are recorded directly in the consolidated statements of operations and are immaterial.

RECENT ACCOUNTING PRONOUNCEMENTS

  Fair Value Measurements and Disclosures

        In January 2010, the Financial Accounting Standards Board ("FASB") issued authoritative guidance that expands the required disclosures about fair value measurements. This guidance provides for new disclosures requiring the Company to (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separately information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements. This guidance also provides clarification of existing disclosures requiring the Company to (i) determine each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and (ii) for each class of assets and liabilities, disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the presentation of purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements, which was effective for interim and annual reporting periods beginning after December 15, 2010. Accordingly, the Company adopted this guidance as of January 3, 2010, with the exception of the guidance related to the presentation of purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements, which will be effective for the Company for the first quarter of fiscal 2011. The Company does not anticipate that the additional disclosure requirements will have a material impact on the Company's consolidated financial statements.

3. DISCONTINUED OPERATIONS

        On July 14, 2009, the Board of Directors of Yankee Holding Corp. (the "Board of Directors") approved a decision to discontinue the Company's Aroma Naturals division and explore different strategic alternatives, including a potential sale. Accordingly, the results of operations of the Aroma Naturals division, including impairment charges related to the write-off of its intangible assets and goodwill, lease and severance obligations are classified as discontinued operations for all periods presented. On October 21, 2009, the Company sold certain assets associated with the Aroma Naturals division for proceeds that were not material. In addition, as of July 4, 2009, the Company had closed all of the Illuminations stores and discontinued the related Illuminations consumer direct business. Accordingly, the Company has classified the results of operations of the Illuminations division as discontinued operations for all periods presented. The discontinued operations of both the Illuminations and Aroma Naturals businesses are as follows (in thousands):

	Fifty-two Weeks Ended January 1, 2011	Fifty-two Weeks Ended January 2, 2010	Fifty-three Weeks Ended January 3, 2009
Sales	$—	$9,793	$24,597

Loss from discontinued operations	$(615)	$(12,639)	$(31,969)
Benefit from income taxes	(236)	(4,943)	(8,721)

Loss from discontinued operations, net of income taxes	$(379)	$(7,696)	$(23,248)

        For the fifty-two weeks ended January 1, 2011 the loss from discontinued operations includes a restructuring charge of $0.4 million related to lease termination costs. For the fifty-two weeks ended January 2, 2010 the loss from discontinued operations includes a restructuring charge of $8.4 million related to the impairment of Aroma Naturals' long-lived assets and lease termination and employee severance costs. For the fifty-three weeks ended January 3, 2009, the loss from discontinued operations includes restructuring charges of $13.5 million, including an impairment charge of $10.2 million related to Aroma Naturals' goodwill and tradename resulting from the Company's annual impairment analysis.

4. EQUITY-BASED COMPENSATION

        Effective as of the closing of the Merger, all of the prior equity plans of the Predecessor Company ceased to be effective and all existing equity grants and awards were paid out.

  Class A Common Units

        At the time of the Merger, an affiliate of Madison Dearborn purchased 4,233,353 Class A common units and certain eligible members of senior management of Yankee Holding Corp. (the "Management Investors") purchased 40,933 Class A common units for $101.22 per unit. The Class A common units are not subject to vesting. The Class A common units are first entitled to a return of capital. Then the class B common units are entitled to a return of capital. Thereafter, all A, B and C units participate in any residual distributions on a pro rata basis.

  Class B Common Units

        Class B common units, and commencing in October 2007 Class C common units, constitute the Company's long-term equity incentive program. At the time of the Merger, the Board of Managers of the Company (the "Board of Managers") authorized 474,897 shares of Class B common units of which the Management Investors purchased 427,643 Class B common units for $1 per share, the estimated fair value as of such date. The number of authorized Class B common units is reduced by subsequent Class B issuances and any Class C common units and the aggregate of Class B and Class C issuances cannot exceed the 474,897 shares authorized. As of January 1, 2011, an aggregate of 54,604 Class B and Class C common units were available for issuance.

        The Class B common units are subject to a five-year vesting period, with 10% of the units vesting immediately upon the date of purchase and the remainder vesting daily beginning on the sixth month anniversary of the purchase date, continuing over the subsequent 54 month period. If any Management Investor dies or becomes permanently disabled, such Management Investor will be credited with an additional 12 months of vesting for his or her Class B common units. All unvested Class B common units will vest upon a sale of all or substantially all of the Company so long as the employee holding such units continues to be an employee of the Company at the closing of the sale. Holdings or MDP has the right to repurchase unvested class B units for $1 per unit upon a termination of employment.

  Class C Common Units

        In October 2007, the Board of Managers approved the creation of a new class of equity interest, Class C common units, for issuance under the Company's long-term equity incentive program. Class C units are issued for no consideration. Class C common units typically have the same vesting provisions as Class B common units. Unvested Class C common units are forfeited in the event of a termination of employment. Recipients of Class C common units are required to simultaneously purchase a corresponding number of Class A common units, at then fair market value of the Class A common units.

  Voting Rights and Transfers

        Holders of Class A common units, vested Class B common units and vested Class C common units are entitled to one vote per unit, on all matters voted on by the members. All Class A common units, vested Class B common units and vested Class C common units' votes count the same.

        Class A, Class B and Class C common units are all subject to various restrictions on transfer and other conditions, all as more fully set forth in the equity agreements. Holdings may issue additional units subject to the terms and conditions of certain of the equity agreements.

        A summary of the Company's nonvested common units as of January 1, 2011, and the activity for the fifty-two weeks ended January 1, 2011 and January 2, 2010 is presented below (in thousands):

	Class A Common Units	Weighted Average Calculated Value	Class B Common Units	Weighted Average Calculated Value	Class C Common Units	Weighted Average Calculated Value
Nonvested at January 2, 2010	—	—	152,136	$9.39	75,037	$11.56
Granted	325	—	—	—	44,712	34.34
Forfeited	—	—	(11,385)	9.39	(37,684)	13.23
Vested	(325)	—	(67,458)	9.39	(19,318)	17.77

Nonvested at January 1, 2011	—	—	73,293	9.39	62,747	23.16

Nonvested at January 3, 2009	—	—	244,204	$9.39	33,558	$13.77
Granted	1,255	—	—	—	57,644	8.37
Forfeited	—	—	(19,103)	9.39	(1,094)	13.72
Vested	(1,255)	—	(72,965)	9.39	(15,071)	12.05

Nonvested at January 2, 2010	—	—	152,136	9.39	75,037	11.56

        During the fifty-two weeks ended January 1, 2011, the Company repurchased 1,781 Class A common units, 18,227 vested Class B common units and 17,766 vested Class C common units, totaling $0.9 million. The weighted average calculated value for equity awards vested during the fifty-two weeks ended January 1, 2011, January 2, 2010 and the fifty-three weeks ended January 3, 2009 was $11.25, $9.85 and $9.77, respectively. The Company anticipates that all of its nonvested common units will vest.

        The total estimated fair value of equity awards vested during the fifty-two weeks ended January 1, 2011 and January 2, 2010 was $1.0 million and $0.9 million, respectively. The total estimated fair value of equity awards vested during the fifty-three weeks ended January 3, 2009 was approximately $0.9 million. Equity-based compensation expense for the fifty-two weeks ended January 1, 2011 and January 2, 2010 was $1.0 million and $0.9 million, respectively. Equity-based compensation expense for the fifty-three weeks ended January 3, 2009 was $0.9 million.

        As of January 1, 2011, there was approximately $2.1 million of total unrecognized compensation cost related to Class B and Class C common unit equity awards and there is no unrecognized expense related to the Class A common unit equity awards. This cost is expected to be recognized over the remaining vesting period, of approximately 60 months (January 2011—December 2015).

        Presented below is a summary of assumptions for the indicated periods. There were 325 Class A grants, 44,712 Class C grants and no Class B grants for the fifty-two weeks ended January 1, 2011. There were 1,255 Class A grants, 57,644 Class C grants and no Class B grants for the fifty-two weeks ended January 2, 2010. There were 222 Class A grants, 40,873 Class C grants and no Class B grants for the fifty-three weeks ended January 3, 2009.

Assumptions	Fifty-Two Weeks Ended January 1, 2011 Option Pricing Method Black-Scholes	Fifty-Two Weeks Ended January 2, 2010 Option Pricing Method Black-Scholes	Fifty-Three Weeks Ended January 3, 2009 Option Pricing Method Black-Scholes
Weighted average calculated value of awards granted	$34.34	$8.37	$13.72
Weighted average volatility	39.8%	38.6%	29.1%
Weighted average expected term (in years)	5.0	5.0	3.9
Dividend yield	—	—	—
Weighted average risk-free interest rate	2.6%	2.2%	2.2%
Weighted average expected annual forfeitures	—	—	—

        With respect to the Class B and Class C common units, since the Company is no longer publicly traded, the Company based its estimate of expected volatility on the median historical volatility of a group of eight comparable public companies. The historical volatilities of the comparable companies were measured over a 5-year historical period. The expected term of the Class B and Class C common units granted represents the period of time that the units are expected to be outstanding and is assumed to be approximately 5 years based on management's estimate of the time to a liquidity event. The Company does not expect to pay dividends, and accordingly, the dividend yield is zero. The risk free interest rate reflects a five-year period commensurate with the expected time to a liquidity event and was based on the U.S. Treasury yield curve.

5. INVENTORY

        The components of inventory were as follows (in thousands):

	January 1, 2011	January 2, 2010
Finished goods	$58,153	$52,765
Work-in-process	362	375
Raw materials and packaging	8,872	6,390

	$67,387	$59,530

6. PROPERTY AND EQUIPMENT

        The components of property and equipment were as follows (in thousands):

	January 1, 2011	January 2, 2010
Land and improvements	$8,662	$8,240
Buildings and improvements	108,090	102,782
Computer equipment	33,273	27,412
Furniture and fixtures	37,616	35,140
Equipment	25,885	23,676
Vehicles	764	49
Construction in progress	5,295	4,330

Total	219,585	201,629
Less: accumulated depreciation and amortization	(100,799)	(76,861)

	$118,786	$124,768

        Depreciation and amortization expense related to property and equipment was $26.2 million and $27.6 million for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively. For the fifty-three weeks ended January 3, 2009, $29.3 million was recognized in depreciation and amortization expense related to property and equipment. For both of the fifty-two weeks ended January 1, 2011 and January 2, 2010, $0.2 million of interest was capitalized. In addition, for the fifty-three weeks ended January 3, 2009, $0.2 million of interest was capitalized.

7. FAIR VALUE MEASUREMENTS

        The Company follows the guidance prescribed by the Fair Value Measurements and Disclosures Topic of the ASC. The Fair Value Measurements and Disclosures Topic defines fair value and provides a consistent framework for measuring fair value under GAAP, including financial statement disclosure requirements. As specified under this Topic, valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect market assumptions. The Fair Value Measurements and Disclosures Topic classifies these inputs into the following hierarchy:

        Level 1 Inputs—Quoted prices for identical instruments in active markets.

        Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

        Level 3 Inputs—Instruments with primarily unobservable value drivers.

        The following tables represent the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of January 1, 2011 and January 2, 2010 (in thousands):

	Fair Value Measurements on a Recurring Basis as of January 1, 2011
	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$1,182	$—	$—	$1,182
Interest rate swap agreements	—	1,030	—	1,030

Total Assets	$1,182	$1,030	$—	$2,212

Liabilities
Interest rate swap agreements	$—	$18,011	$—	$18,011

Total Liabilities	$—	$18,011	$—	$18,011

	Fair Value Measurements on a Recurring Basis as of January 2, 2010
	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$1,168	$—	$—	$1,168
Interest rate swap agreements	—	2,489	—	2,489

Total Assets	$1,168	$2,489	$—	$3,657

Liabilities
Interest rate swap agreements	$—	$18,927	$—	$18,927

Total Liabilities	$—	$18,927	$—	$18,927

        The Company holds marketable securities in its deferred compensation plan. The marketable securities consist of investments in mutual funds and are recorded at fair value based on third party quotes. The Company uses an income approach to value the asset and liability for its interest rate swaps using a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contract using current market information as of the reporting date such as the one month LIBOR curve and the creditworthiness of the Company and its counterparties.

        The following table represents the fair values for the assets measured on a non-recurring basis as of January 2, 2010 and the total losses recognized for the fifty-two weeks ended January 2, 2010. There was no loss recognized for the fifty-two weeks ended January 1, 2011 or the fifty-three weeks ended January 3, 2009 related to assets measured on a non-recurring basis (in thousands):

	Fair Value Measurements on a Non-Recurring Basis as of January 2, 2010
	Level 1	Level 2	Level 3	Total	Total Losses
Assets
Aroma Naturals intangible assets and goodwill(1)	$—	$—	$—	$—	$(1,182)

Total Assets	$—	$—	$—	$—	$(1,182)

(1)
In conjunction with the decision to discontinue the Aroma Naturals division, the Company performed an impairment analysis on the Aroma Naturals tradename, customer list and goodwill and determined that these assets were fully impaired. As a result, during 2009, the Company fully impaired and wrote-off the Aroma Naturals tradename, customer list and goodwill. These charges are included in loss from discontinued operations, net of income taxes in the accompanying consolidated statement of operations.

  Financial Instruments Not Measured at Fair Value

        The Company's long-term debt is recorded at historical amounts. The Company estimates the fair value of its long-term debt based on current quoted market prices. At January 1, 2011, the carrying value of the Company's senior notes, senior subordinated and senior secured term loan was $901.1 million compared to a fair value of $918.2 million. At January 2, 2010, the carrying value of the Company's senior notes, senior subordinated and senior secured term loan was $978.1 million compared to a fair value of $941.0 million. It is impracticable for the Company to estimate the fair value of its Revolving Facility.

8. GOODWILL AND INTANGIBLE ASSETS

  Goodwill

        In connection with the Merger, the Company recorded goodwill in the amount of $1,019.8 million. This goodwill was allocated to retail in the amount of $355.0 million and wholesale in the amount of $664.8 million. We did not allocate goodwill to the international reporting unit based upon the historical international net assets at the time of the Merger amounting to less than 2% of total company net assets. Subsequent to the Merger an additional $0.2 million of goodwill was recorded in relation to an additional purchase price payment related to the Aroma Naturals acquisition.

        Changes in the carrying amount of goodwill by reportable segment were as follows (in thousands):

	Retail	Wholesale	Total
Balance at January 3, 2009
Goodwill	$354,587	$664,430	$1,019,017
Accumulated impairment losses	(68,286)	(306,930)	(375,216)

	286,301	357,500	643,801
Impairment of Aroma Naturals	—	(231)	(231)

Balance at January 2, 2010
Goodwill	354,587	664,430	1,019,017
Accumulated impairment losses	(68,286)	(307,161)	(375,447)

	286,301	357,269	643,570

Balance at January 1, 2011
Goodwill	354,587	664,430	1,019,017
Accumulated impairment losses	(68,286)	(307,161)	(375,447)

	$286,301	$357,269	$643,570

  Annual Impairment Testing

        The Company performs its annual goodwill and indefinite lived intangible assets impairment testing at the reporting unit level. For the impairment testing as of November 6, 2010, and November 7, 2009, the Company had identified three reporting units: retail, wholesale and international.

        Fair values of the reporting units are derived through a combination of market-based and income-based approaches, each of which were weighted at 50% for the impairment test performed as of November 6, 2010 and November 7, 2009. The market-based approach estimates fair value by applying multiples of potential earnings, such as EBITDA and revenue, of publicly traded comparable companies. The Company believes this approach is appropriate because it provides a fair value using multiples from companies with operations and economic characteristics similar to our reporting units.

The income-based approach is based on projected future debt-free cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. The Company believes this approach is appropriate because it provides a fair value estimate based upon the reporting units expected long-term operations and cash flow performance. The income-based approach is based on a reporting unit's future projections of operating results and cash flows. These projections are discounted to present value using a weighted average cost of capital for market participants, who are generally thought to be industry participants.

        The Company completed its annual impairment testing of goodwill and indefinite lived intangible assets as of November 6, 2010, and November 7, 2009, and determined that the fair value of each reporting unit exceeded its carrying value. The Company completed its 2008 annual impairment testing of goodwill and indefinite-lived intangible assets as of November 1, 2008. Based on the first step of the Company's 2008 annual assessment it was determined that the carrying value of each of the reporting units exceeded its fair value, indicating that goodwill and intangible assets were impaired. This was primarily driven by a decline in the estimated future discounted cash flows for each reporting unit. The then adverse economic market conditions were the primary driver for the decline in the estimated future discounted cash flows. As a result of the annual impairment testing of goodwill and indefinite lives intangible assets as of November 1, 2008, the Company recorded an impairment charge of $452.4 million, consisting of $366.3 million for goodwill and $86.1 million for tradenames. In addition, the Company recorded an impairment charges of $10.2 million, consisting of $8.9 million for goodwill and $1.3 million for tradenames, related to its Aroma Naturals reporting unit. The Aroma Naturals impairment charge is reported in discontinued operations.

  Intangible Assets

        At January 1, 2011 and January 2, 2010, the carrying amount and accumulated amortization of intangible assets consisted of the following (in thousands):

	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
January 1, 2011
Indefinite life:
Tradenames	N/A	$267,755	$—	$267,755

Finite-lived intangible assets:
Customer lists	5	63,650	(50,234)	13,416
Favorable lease agreements	5	2,330	(1,755)	575
Other	3	36	(33)	3

Total finite-lived intangible assets		66,016	(52,022)	13,994

Total intangible assets		$333,771	$(52,022)	$281,749

January 2, 2010
Indefinite life:
Tradenames	N/A	$267,755	$—	$267,755

Finite-lived intangible assets:
Customer lists	5	63,675	(38,048)	25,627
Favorable lease agreements	5	2,330	(1,516)	814
Other	3	36	(31)	5

Total finite-lived intangible assets		66,041	(39,595)	26,446

Total intangible assets		$333,796	$(39,595)	$294,201

        In conjunction with the 2009 decision to discontinue the Aroma Naturals business the Company performed an impairment analysis on the Aroma Naturals tradename, customer list and goodwill and determined that these assets were fully impaired. As a result, during 2009 the Company fully impaired and wrote-off of the Aroma Naturals tradename, customer list and goodwill, totaling $10.2 million. These impairment charges are reflected in discontinued operations.

        Total amortization expense from finite-lived intangible assets was $12.4 million and $13.8 million for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively. Total amortization expense from finite-lived intangible assets was $14.0 million for the fifty-three weeks ended January 3, 2009. The intangible assets are amortized on a straight line basis. Favorable lease agreements are amortized over the remaining lease term of each respective lease.

        Aggregate amortization expense related to intangible assets at January 1, 2011 in each of the next five fiscal years and thereafter is expected to be as follows (in thousands):

2011	$12,294
2012	1,436
2013	200
2014	61
2015	3

Total	$13,994

  Annual Impairment Testing

        The Company completed its annual impairment testing of the indefinite-lived intangible asset for tradenames as of November 6, 2010 and November 7, 2009, and determined that the fair value of its tradename exceeded its carrying value.

9. CONCENTRATION OF CREDIT RISK

        The Company maintains cash balances at several financial institutions. At January 1, 2011 accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250 thousand. Uninsured balances aggregated $2.6 million and $7.5 million at January 1, 2011 and January 2, 2010, respectively.

        The Company extends credit to its wholesale customers. No single customer accounted for more than 10% of total sales for any period presented herein.

10. LONG-TERM DEBT

        Long-term debt consisted of the following at January 1, 2011 and January 2, 2010 (in thousands):

	January 1, 2011	January 2, 2010
Senior secured revolving credit facility	$—	$11,000
Senior secured term loan facility	388,125	465,125
Senior notes due 2015	325,000	325,000
Senior subordinated notes due 2017	188,000	188,000

Total	901,125	989,125
Less current portion	—	—

Long-term debt	$901,125	$989,125

  Senior Secured Credit Facility

        The Yankee Candle Company, Inc.'s senior secured credit facility (the "Credit Facility") consists of a $650.0 million senior secured term loan facility ("Term Facility") maturing on February 6, 2014 and a $125.0 million senior secured revolving credit facility ("Revolving Facility"), which expires on February 6, 2013. Amounts repaid under the Credit facility can not be reborrowed.

        All borrowings under the Credit Facility bear interest at a rate per annum equal to an applicable margin, plus, at the option of The Yankee Candle Company, Inc. ("YCC"), (i) the higher of (a) the prime rate (as set forth on the British Banking Association Telerate Page 5) and (b) the federal funds effective rate, plus one-half percent (0.50%) per annum or (ii) the Eurodollar rate, and resets periodically. In addition to paying interest on outstanding principal under the senior secured credit facility, YCC is required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum. As of January 1, 2011, the weighted average combined interest rate on the Term Facility and the Revolving Facility was 2.29%.

        Subject to certain exceptions, the Credit Facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and 50% (subject to step downs) from excess cash flow, as defined, for each fiscal year must be used to pay down outstanding borrowings. The calculation to determine if YCC has excess cash flow per the Credit Facility is prepared on an annual basis at the end of each fiscal year. During the fourth quarter of 2010, YCC repaid $77.0 million of the Term Facility which affects the computation of potential excess cash flow payments. There was no excess cash flow payment required as of January 1, 2011.

        The Credit Facility contains a financial covenant which requires that YCC maintain at the end of each fiscal quarter, commencing with the quarter ended January 1, 2011 through the quarter ending October 1, 2011, a consolidated total secured debt (net of cash and cash equivalents not to exceed $30.0 million) to consolidated EBITDA ratio of no more than 3.25 to 1.00. The consolidated total secured debt to consolidated EBITDA ratio will change to no more than 2.75 to 1.00 for the fourth quarter ending December 31, 2011. As of January 1, 2011, YCC's actual secured leverage ratio was 1.95 to 1.00, as calculated in accordance with the Credit Facility. As of January1, 2011, total secured debt was $377.8 million (net of $12.7 million of cash). Under the Credit Facility, EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Merger, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to our common equity.

        As of January 1, 2011, YCC had an outstanding letter of credit of $1.6 million under the Revolving Facility, leaving $123.4 million in availability under the Revolving Facility. A portion of the Revolving Facility is available for the issuances of letters of credit and the making of swingline loans, and any such issuance of letters of credit or making of a swingline loan will reduce the amount available under the Revolving Facility. YCC has an agreement, whereby it is required to maintain a compensating balance of 8.0% of the outstanding letters of credit and swingline loans. As of January 1, 2011, YCC was not required to maintain a cash balance related to this compensating balance requirement.

  Senior Notes and Senior Subordinated Notes

        YCC's senior notes due 2015 bear interest at a per annum rate equal to 8.50%. Interest is paid every six months on February 15 and August 15. The senior subordinated notes due 2017 bear interest at a per annum rate equal to 9.75%. Interest is paid every six months on February 15 and August 15. The senior notes mature on February 15, 2015 and the senior subordinated notes mature on February 15, 2017.

        The indentures governing the senior notes and senior subordinated notes restrict the ability of Yankee Holdings Corp., YCC and most or all of YCC's subsidiaries to: incur additional debt; pay dividends or make other distributions on the Company's capital stock or repurchase capital stock or subordinated indebtedness; make investments or other specified restricted payments; create liens; sell assets and subsidiary stock; enter into transactions with affiliates; and enter into mergers, consolidations and sales of substantially all assets.

        Obligations under the senior notes are guaranteed on an unsecured senior basis and obligations under the senior subordinated notes are guaranteed on an unsecured senior subordinated basis, by Yankee Holding Corp and YCC's existing and future domestic subsidiaries. If YCC cannot make any payment on either or both series of notes, the guarantors must make the payment instead.

        In the event of certain change in control events specified in the indentures governing these notes, YCC must offer to repurchase all or a portion of such notes at 101% of the principal amount of the such notes on the date of purchase, plus any accrued and unpaid interest to the date of repurchase.

        During the fifty-three weeks ended January 3, 2009, YCC paid $9.5 million, plus accrued interest of $0.4 million to repurchase $12.0 million of the senior subordinated notes in the open market. In connection with this repurchase, YCC recorded a gain of $2.1 million, net of deferred financing costs written off in the amount of $0.4 million. The repurchase was authorized by YCC's Board of Directors.

11. DERIVATIVE FINANCIAL INSTRUMENTS

        The Company follows the guidance under the Derivatives and Hedging Topic of the ASC, which establishes accounting and reporting standards for derivative instruments. Specifically, the guidance requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders' equity as accumulated other comprehensive income (loss) ("OCI") or net income (loss) depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

  Interest Rate Swaps

        YCC uses interest rate swaps to eliminate the variability of a portion of cash flows associated with the forecasted interest payments on its Term Facility. This is achieved through converting a portion of the floating rate Term Facility to a fixed rate by entering into pay-fixed interest rate swaps. During the second quarter of 2009 YCC changed the interest rate election on its Term Facility from the three-month LIBOR rate to the one-month LIBOR rate. As a result, YCC's existing interest rate swaps were de-designated as cash flow hedges and YCC no longer accounts for these instruments using hedge accounting. Accordingly, changes in fair value are now recognized in the consolidated statements of operations as a component of other income (expense). The unrealized loss of $21.7 million which was included in OCI on the date YCC changed its interest rate election is being amortized to other expense over the remaining term of the respective interest rate swap agreements. The unamortized amount as of January 1, 2011, was $1.2 million.

        Simultaneous with the designations, YCC entered into new interest rate swap agreements to further reduce the variability of cash flows associated with the forecasted interest payments on its Term Facility. These swaps are not designated as cash flow hedges and, are measured at fair value with changes in fair value recognized in the consolidated statements of operations as a component of other income (expense).

        As a result of these transactions, YCC effectively converted its Term Facility, which is floating-rate debt, to a blended fixed-rate up to the aggregate amortizing notional value of the swaps by having YCC pay fixed-rate amounts in exchange for the receipt of the floating-rate interest payments. As of

January 1, 2011, the aggregate notional value of the swaps was $362.7 million, or 93.4% of the amount outstanding on its Term Facility, resulting in a blended fixed rate of 3.26%. Under the terms of these agreements, a monthly net settlement is made for the difference between the average fixed rate and the variable rate based upon the one-month LIBOR rate on the aggregate notional amount of the interest rate swaps. One of YCC's original interest rate swaps terminated in March 2010 and the remaining original swap agreement terminated in March 2011.

        During the second and third quarters of 2009, YCC entered into forward starting, amortizing, interest rate swaps in the aggregate notional amount of $320.7 million with a blended fixed rate of 3.49% to eliminate the variability in future interest payments on the Term Facility by having YCC pay fixed-rate amounts in exchange for receipt of floating-rate interest payments. The effective date of the forward starting swaps is March 31, 2011 after the original swaps terminate. These forward starting swaps are not designated as cash flow hedges and, are measured at fair value with changes in fair value recognized in the consolidated statements of operations as a component of other income (expense). The forward starting swap agreements terminate in March 2013.

  Diesel Hedge Contract

        In November 2008, the Company entered into an agreement with a financial institution to hedge a portion of its diesel fuel requirements. The diesel hedge agreement expired as of December 31, 2009. During the fifty-two weeks ended January 2, 2010, the diesel hedge was recorded at fair value with the changes in fair value recognized in the consolidated statements of operations as a component of other income (expense).

        The fair values of the Company's derivative instruments as of January 1, 2011 and January 2, 2010, were as follows (in thousands):

	Fair Values of Derivative Instruments Asset Derivatives
	Balance Sheet Location	January 1, 2011	January 2, 2010
Derivatives not designated as hedging instruments
Interest rate swap agreements	Prepaid expenses and other current assets	$1,030	$2,489

Total Derivative Assets		$1,030	$2,489

	Fair Value of Derivative Instruments Liability Derivatives
	Balance Sheet Location	January 1, 2011	January 2, 2010
Derivatives not designated as hedging instruments
Interest rate swap agreements	Other accrued liabilities	$18,011	$18,927

Total Derivative Liabilities		$18,011	$18,927

        The effect of derivative instruments on the consolidated statement of operations for the fifty-two weeks ended January 1, 2011 and January 2, 2010, was as follows (in thousands):

		Amount of Realized Loss (Income) Recognized on Derivatives
	Location of Realized Loss Recognized on Derivatives	Fifty-Two Weeks Ended January 1, 2011	Fifty-Two Weeks Ended January 2, 2010
Derivatives not designated as hedging instruments
Interest rate swap agreements	Other expense	$9,166	$6,646
Diesel hedge contract	Other expense	—	(346)

Total		$9,166	$6,300

		Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)
	Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)
		Fifty-Two Weeks Ended January 1, 2011	Fifty-Two Weeks Ended January 2, 2010
Cash Flow Hedges
Interest rate swap agreements	Interest expense	$—	$3,727
	Other expense	8,623	11,933

Total		$8,623	$15,660

		Amount of Loss Recognized in OCI on Derivative (Effective Portion)
		Fifty-Two Weeks Ended January 1, 2011	Fifty-Two Weeks Ended January 2, 2010
Cash Flow Hedges
Interest rate swap agreements		$—	$4,538

Total		$—	$4,538

12. INCOME TAXES

        The provision for (benefit from) income tax expense consists of the following (in thousands):

	Fifty-Two Weeks Ended January 1, 2011	Fifty-Two Weeks Ended January 2, 2010	Fifty-Three Weeks Ended January 3, 2009
Federal:
Current	$17,434	$3,406	$5,958
Deferred	3,554	11,051	(17,407)

Total federal	20,988	14,457	(11,449)

State:
Current	2,122	826	460
Deferred	285	1,261	(2,047)

Total state	2,407	2,087	(1,587)

Foreign:
Current	201	—	—
Deferred	92	—	—
Total foreign	293	—	—

Total income tax provision (benefit)	$23,688	$16,544	$(13,036)

        In connection with the recapitalization of the Company in 1998, an election was made for federal and state income tax purposes to value the assets and liabilities of the Company at fair value. As a result of such election, there is a difference between the financial reporting and tax bases of the Company's assets and liabilities. This difference was accounted for by recording a deferred tax asset of approximately $175.7 million with a corresponding credit to additional paid-in capital. The deferred tax asset is being realized as these differences, including tax goodwill, are deducted, principally over a period of 15 years. In the opinion of management, the Company will have sufficient profits in the future to realize the deferred tax asset.

        The tax effect of significant items comprising the Company's net deferred tax assets (liabilities) are as follows (in thousands):

	January 1, 2011		January 2, 2010
	Current	Non-current	Current	Non-current
Deferred tax assets:
Basis differential as a result of the 1998 recapitalization	$—	$26,379	$—	$38,204
Interest rate swaps	6,655	—	6,444	—
Foreign net operating loss carryforwards	—	204	—	20
Deferred compensation arrangements	518	—	537	—
Employee benefits	5	—	19	—
Other	4,464	1,818	4,208	1,888
Deferred tax liabilities:
Fixed assets	—	(16,530)	—	(17,909)
Intangible assets	—	(111,303)	—	(113,909)

	$11,642	$(99,432)	$11,208	$(91,706)

        A reconciliation of the statutory federal income tax rate and the effective rate of the provision for (benefit from) income taxes consists of the following:

	Fifty-Two Weeks Ended January 1, 2011	Fifty-Two Weeks Ended January 2, 2010	Fifty-Three Weeks Ended January 3, 2009
Statutory federal income tax rate	35.0%	35.0%	(35.0)%
State income taxes net of federal benefit	3.3	4.6	(4.1)

Combined federal and state statutory income tax rates	38.3	39.6	(39.1)
Goodwill impairment	—	—	35.9
Domestic production activities deduction	(2.7)	(0.7)	(0.2)
Non-deductible stock compensation expense	0.5	0.7	0.1
Other	(0.2)	1.1	—

	35.9%	40.7%	(3.3)%

        Yankee Holding Corp. files income tax returns in the U.S. federal jurisdiction, various states, the United Kingdom and Germany. The Company's earliest open U.S. federal tax year, United Kingdom tax year and Germany tax year is 2007, 2008 and 2009, respectively.

        The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in the provision for income taxes.

        As of January 1, 2011, the Company had uncertain tax positions of $0.8 million and accrued interest and penalties of $42 thousand. As of January 1, 2011, the amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $0.8 million. As of January 2, 2010, the Company had uncertain tax positions of $2.1 million and accrued interest and penalties of $0.1 million.

        A reconciliation of the beginning and ending amount of the uncertain tax positions is as follows (in thousands):

	Fifty-Two Weeks Ended January 1, 2011	Fifty-Two Weeks Ended January 2, 2010	Fifty-Three Weeks Ended January 3, 2009
Balance—beginning of period	$2,147	$2,370	$3,571
Increases related to prior periods	106	126	1,491
Increases related to current period	344	—	106
Decreases due to settlements with authorities	(1,691)	—	(2,262)
Decreases due to lapse of statutes	(100)	(349)	(536)

Balance—end of period	$806	$2,147	$2,370

13. PROFIT SHARING PLAN

        The Company maintains a profit sharing plan (the "Plan") under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). During 2010, 2009 and 2008, under the Plan the Company made discretionary matching contributions, which were determined annually based on a percentage of the employee's pretax contributions. Matching contributions were subject to a cap based on a percentage of the employee's eligible compensation, as defined in the Plan. Effective April 9, 2009, the Compensation Committee changed the Company discretionary contribution from a weekly match of 50% of the first 4% of eligible compensation to a weekly match of 25% of the first 4% of eligible compensation, with an additional discretionary match of 25% of the first 4% of eligible compensation to be made at the end of the year at the discretion of the Company's Compensation Committee.

        Employer matching contributions amounted to $0.7 million and $0.8 million for the fifty-two weeks ended January 1, 2011 and January 2, 2010, respectively. For the fifty-three weeks ended January 3, 2009 employer matching contributions were $1.4 million.

14. EXECUTIVE DEFERRED COMPENSATION PLAN

        The Company has an executive deferred compensation agreement with certain key employees. Under this agreement, the Company at its election may match certain elective salary deferrals of eligible employees' compensation up to a maximum of $20 thousand per employee per year.

        For the fifty-two weeks ended January 1, 2011 and January 2, 2010 employer contributions totaled $0.1 million and $0.2 million, respectively. For the fifty-three weeks ended January 3, 2009, employer contributions totaled $0.2 million. Benefits paid to retired or terminated employees for the fifty-two weeks ended January 1, 2011 and January 2, 2010 totaled $0.3 million and zero, respectively. There were no benefits paid to retired or terminated employees for the fifty-three weeks ended January 3, 2009.

15. RESTRUCTURING CHARGES

  Fiscal 2010

        During the fifty-two weeks ended January 1, 2011, the Company recorded restructuring charges of $1.2 million primarily related to the elimination of a facility and certain employee positions as a result of the restructuring of the Company's shipping and warehouse operations. Included in the restructuring charge was $0.6 million of occupancy related costs, primarily consisting of lease termination costs, and $0.6 million primarily related to employee severance costs.

        As of January 1, 2011, the Company has incurred aggregate restructuring charges of $23.9 million, including $12.4 million, $10.3 million, and $1.2 million recorded during 2008, and the fifty-two weeks ended January 2, 2010 and January 1, 2011, respectively. As of January 1, 2011, the occupancy related restructuring accrual primarily relates to lease termination buyout agreements for the Illuminations retail stores. The lease related to the Illuminations corporate headquarters in Petaluma, California expires in March 2013. This lease will be paid through March 2013 unless the Company is able to structure a buyout agreement with the landlord.

  Fiscal 2009

        During the fifty-two weeks ended January 2, 2010, the Company recorded restructuring charges of $10.3 million. Included in the restructuring charge was $6.5 million of occupancy related costs, primarily consisting of lease termination costs, $1.4 million primarily related to employee severance costs, $1.2 million related to the impairment of the Aroma Naturals customer list, tradename and goodwill and $1.3 million of other restructuring costs.

  Fiscal 2008

        During fiscal 2008, the Company initiated a restructuring plan designed to close three underperforming Illuminations stores and move the Illuminations corporate headquarters from Petaluma, California to the Company's South Deerfield, Massachusetts headquarters. In connection with this restructuring plan, a charge of $1.5 million was recorded in 2008. Included in the restructuring charge was $0.6 million related to lease termination costs, $0.5 million related to non-cash fixed assets write-offs and other costs, and $0.4 million in employee related costs. As of March 29, 2008 the three underperforming stores had been closed.

        During 2008, we initiated a restructuring plan involving the closing of the Company's remaining 28 Illuminations retail stores and the discontinuance of the related Illuminations consumer direct business, the closing of one underperforming Yankee Candle retail store, and limited reductions in the Company's corporate and administrative workforce. As of July 4, 2009, the Company had closed all of its Illuminations stores and had discontinued the Illuminations consumer direct business. In addition, on July 14, 2009, the Board of Directors approved a decision to discontinue the Company's Aroma

Naturals division and explore different strategic alternatives, including a potential sale. On October 21, 2009, the Company sold certain assets associated with the Aroma Naturals division. In conjunction with the decision to discontinue the Aroma Naturals division the Company performed an impairment analysis on the Aroma Naturals tradename, customer list and goodwill and determined that these assets were fully impaired. Accordingly, the results of operations of the Aroma Naturals division, including restructuring charges related to the write-off of its intangible assets and goodwill, lease and severance obligations are classified as discontinued operations for all periods presented.

        During 2008, an additional $12.4 million of restructuring related charges was recorded. Included in the restructuring charge was $0.6 million related to occupancy related costs, primarily consisting of lease termination costs, $7.3 million related to fixed asset write-offs and other costs and the write-off of the Illuminations tradename of $4.5 million. Occupancy related non-cash adjustments represent the reversal and amortization of deferred rent as a result of the lease terminations.

        The following is a summary of restructuring charge activity for the fifty-two weeks ended January 1, 2011 and January 2, 2010, and the fifty-three weeks ended January 3, 2009 (in thousands):

		Fifty-Two Weeks Ended January 1, 2011
	Accrued as of January 2, 2010	Expense	Costs Paid	Non-Cash Charges	Accrued as of January 1, 2011
Continuing Operations
Occupancy related	$17	$210	$(217)	$(10)	$—
Employee related	32	619	(594)	—	57

Total Continuing Operations	49	829	(811)	(10)	57

Discontinued Operations
Occupancy related	2,474	366	(1,817)	—	1,023
Employee related	41	—	(41)	—	—

Total Discontinued Operations	2,515	366	(1,858)	—	1,023

Total Restructuring Charges	$2,564	$1,195	$(2,669)	$(10)	$1,080

		Fifty-Two Weeks Ended January 2, 2010
	Accrued as of January 3, 2009	Expense	Costs Paid	Non-Cash Charges	Accrued as of January 2, 2010
Continuing Operations
Occupancy related	$60	$113	$(157)	$1	$17
Impairment of long-lived assets and other	5	1,112	(1,092)	(25)	—
Employee related	—	656	(624)	—	32

Total Continuing Operations	65	1,881	(1,873)	(24)	49

Discontinued Operations
Occupancy related	981	6,428	(5,783)	848	2,474
Impairment of long-lived assets and other	20	139	(151)	(8)	—
Employee related	—	695	(654)	—	41
Impairment of Aroma Naturals intangible assets and goodwill	—	1,182	—	(1,182)	—

Total Discontinued Operations	1,001	8,444	(6,588)	(342)	2,515

Total Restructuring Charges	$1,066	$10,325	$(8,461)	$(366)	$2,564

	Fifty-Three Weeks Ended January 3, 2009
	Expense	Costs Paid	Non-Cash Charges	Accrued as of January 3, 2009
Continuing Operations
Occupancy related	$(17)	$—	$77	$60
Impairment of long-lived assets and other	410	—	(405)	5

Total Continuing Operations	393	—	(328)	65

Discontinued Operations
Occupancy related	1,250	(349)	80	981
Impairment of long-lived assets and other	7,357	(42)	(7,295)	20
Employee related	350	(350)	—	—
Impairment of Illuminations tradename	4,507	—	(4,507)	—

Total Discontinued Operations	13,464	(741)	(11,722)	1,001

Total Restructuring Charges	$13,857	$(741)	$(12,050)	$1,066

16. COMMITMENTS AND CONTINGENCIES

  Leases

        The Company leases most store locations, its corporate office building, a distribution facility and a number of vehicles. The operating leases, which expire in various years through 2021, contain renewal options ranging from six months to five years and provide for base rentals plus contingent rentals thereafter, which are a function of sales volume. In addition, the Company is required to pay real estate taxes, maintenance and other operating expenses applicable to the leased premises. Furthermore, several leases contain rent escalation clauses, which are accounted for under ASC 840—Leases.

        The aggregate annual future minimum lease commitments under operating leases as of January 1, 2011 are as follows (in thousands):

Operating Leases
2011	$36,840
2012	32,017
2013	27,817
2014	23,525
2015	20,115
Thereafter	50,299

Total minimum lease payments	$190,613

        Rent expense, including contingent rentals, for the fifty-two weeks ended January 1, 2011 and January 2, 2010 was $39.5 million and $37.3 million, respectively. For the fifty-three weeks ended January 3, 2009, rent expense, including contingent rentals was $37.1 million. Included in rent expense were contingent rental payments of approximately $0.5 million, $0.4 million and $0.5 million for fifty-two weeks ended January 1, 2011, and January 2, 2010, and the fifty-three weeks ended January 3, 2009, respectively. Contingent rental payments are based primarily on sales at respective retail locations.

  Contingencies

        In August 2009, in connection with the Linens 'N Things bankruptcy proceedings, Linens Holding Co. and its affiliates ("Linens") filed a lawsuit against the Company in United States Bankruptcy Court in the District of Delaware alleging that pursuant to the United States Bankruptcy Code Linens is entitled to recover from the Company the certain amounts on the basis that they constitute "preferential transfers" under the Code. On April 4, 2011, the bankruptcy court approved a settlement of this matter, under which Yankee Candle will pay $0.2 million.

        In addition, the Company is engaged in various lawsuits, either as plaintiff or defendant. In the opinion of management, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

17. RELATED PARTY TRANSACTIONS

        Upon closing of the Merger, the Company entered into a management services contract with an affiliate of MDP pursuant to which MDP provides the Company with management and consulting services and financial and advisory services on an ongoing basis for a fee of $1.5 million per year, payable in equal quarterly installments, and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. For each of the fifty-two weeks ended January 1, 2011, and January 2, 2010 and the fifty-three weeks ended January 3, 2009, the Company recorded $1.5 million associated with the annual management fee. Under this management services agreement, the Company also agreed to provide customary indemnification.

        In February 2007, CapitalSource Inc., a company in which affiliates of Madison Dearborn hold an approximately 7.5% interest as of January 1, 2011, purchased a portion of the revolving loan under the Revolving Facility. During 2010, the largest amount of principal outstanding under the loan at any one time was $12.4 million. During 2009, the largest amount of principal outstanding under the loan at any one time was $11.5 million. As of January 1, 2011 and January 2, 2010, the principal amount outstanding under this loan was $0.3 million and $0.4 million, respectively. For the fifty-two weeks ended January 1, 2011 and January 2, 2010, we paid $0.2 million and $0.2 million respectively, of interest and fees on this loan.

18. CAPITAL LEASES

        In 2010, the Company entered into capital leases for computer equipment and vehicles. As of January 1, 2011, the recorded value of the leased property under capital leases was $2.7 million and is included in property and equipment in the consolidated balance sheet. Accumulated amortization on the property under capital lease was $0.5 million as of January 1, 2011. The related amortization is included in general and administrative expense.

        Future minimum lease payments under the capital lease obligations as of January 1, 2011 are as follows (in thousands):

2011	$797
2012	593
2013	574
2014	565
2015	34
Thereafter	—
Lessee guarantee of residual value at the end of lease term	102

Total minimum lease payments	2,665
Less amounts representing interest	(321)

Total	$2,344

19. SEGMENTS OF ENTERPRISE AND RELATED INFORMATION

        The Company has segmented its operations in a manner that reflects how its chief operating decision-maker (the "CEO") currently reviews the results of the Company and its subsidiaries' businesses. The Company has two reportable segments—retail and wholesale. The identification of these segments results from management's recognition that while the product sold is similar, the type of customer for the product and services and methods used to distribute the product are different.

        The CEO evaluates both the Company's retail and wholesale operations based on an "operating earnings" measure. Our wholesale operations is made up of our wholesale and International reporting units. These reporting units have been aggregated into one reporting segment in accordance with ASC Topic 350. Such measure gives recognition to specifically identifiable operating costs such as cost of sales and selling expenses. Administrative charges are generally not allocated to specific operating segments and are accordingly reflected in the unallocated/corporate/other reconciliation to the total consolidated results. The effects of purchase accounting adjustments related to the Merge are not included in segment operations below, consistent with internal reports used by the CEO. These amounts are also included in the unallocated/corporate/other column. Other components of the consolidated statements of operations, which are classified below operating income, are also not allocated to segments. The Company does not account for or report assets, capital expenditures or depreciation and amortization by segment to the CEO.

        The following are the relevant data for the fifty-two weeks ended January 1, 2011 and January 2, 2010, and the fifty-three weeks ended January 3, 2009 (in thousands):

Fifty-Two Weeks Ended January 1, 2011	Retail	Wholesale	Unallocated/ Corporate/ Other	Balance per Consolidated Statements of Operations
Sales	$426,325	$307,392	$—	$733,717
Gross profit	281,018	145,940	(344)	426,614
Selling expenses	170,028	28,345	14,207	212,580
Operating income	110,990	117,595	(77,989)	150,596
Interest and other expense, net	—	—	—	84,620

Income from continuing operations before provision for income taxes				$65,976

Fifty-Two Weeks Ended January 2, 2010	Retail	Wholesale	Unallocated/ Corporate/ Other	Balance per Consolidated Statements of Operations
Sales	$401,262	$279,802	$—	$681,064
Gross profit	270,775	133,548	(52)	404,271
Selling expenses	160,334	22,233	15,549	198,116
Operating income	110,441	111,315	(87,080)	134,676
Interest and other expense, net	—	—	—	94,064

Income from continuing operations before provision for income taxes				$40,612

Fifty-Three Weeks Ended January 3, 2009	Retail	Wholesale	Unallocated/ Corporate/ Other	Balance per Consolidated Statements of Operations
Sales	$390,600	$298,545	$—	$689,146
Gross profit	258,324	138,817	560	397,701
Selling expenses	154,696	25,401	16,001	196,098
Operating income	103,628	113,416	(521,746)	(304,702)
Interest and other expense, net	—	—	—	94,410

Loss from continuing operations before provision for income taxes				$(399,112)

        For the fifty-two weeks ended January 1, 2011 and January 2, 2010, and the fifty-three weeks ended January 3, 2009 revenues from the Company's international operations were $76.9 million, $54.7 million and $48.1 million, respectively. Long lived assets of the Company's international operations were approximately $2.4 million and $1.5 million as of January 1, 2011 and January 2, 2010, respectively.

20. WRITE OFF OF RECEIVABLE

        The Company accounts for its loss contingencies in accordance with the Contingencies Topic of the ASC, which requires that an estimated loss is recorded when information available prior to the issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. If the threshold of probable is not met disclosure of the contingency should be made when there is at least a reasonable possibility that a loss has been incurred.

        On May 2, 2008, one of the Company's wholesale customers, Linens 'N Things, filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company had an outstanding pre-petition receivable balance due from Linens 'N Things and is an unsecured creditor with respect to that receivable. During the quarter ended June 28, 2008, the Company determined it was probable that the outstanding pre-petition receivable balance with Linens 'N Things had become impaired and recorded a bad debt provision in the amount of $4.5 million.

21. VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts	Balance at Beginning of Fiscal Year	Charged to Costs and Expenses	Deductions From Reserves	Balance at End of Fiscal Year
Year Ended January 1, 2011:
Allowance for doubtful accounts	$1,882	$387	$(268)	$2,001
Year Ended January 2, 2010:
Allowance for doubtful accounts	$6,238	$382	$(4,738)	$1,882
Year Ended January 3, 2009:
Allowance for doubtful accounts	$2,333	$4,839	$(934)	$6,238

        Amounts charged to deductions from reserves represent the write-off of uncollectible balances.

22. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Thirteen Weeks Ended April 3, 2010	Thirteen Weeks Ended July 3, 2010	Thirteen Weeks Ended October 2, 2010	Thirteen Weeks Ended January 1, 2011
Sales	$140,975	$125,368	$175,750	$291,624
Cost of sales	62,312	55,687	74,103	115,001

Gross profit	78,663	69,681	101,647	176,623
Selling expenses	49,568	48,258	51,842	62,912
General and administrative expenses	16,679	13,952	15,676	16,302
Restructuring charges	800	29	—	—

Income from operations	11,616	7,442	34,129	97,409
Interest expense	19,807	18,462	20,525	16,854
Other expense (income)	4,732	4,751	484	(995)

(Loss) income before (benefit from) provision for income taxes	(12,923)	(15,771)	13,120	81,550
(Benefit from) provision for income taxes	(4,676)	(5,621)	4,247	29,738

(Loss) income from continuing operations	(8,247)	(10,150)	8,873	51,812
Loss from discontinued operations, net of income taxes	(255)	(38)	(49)	(37)

Net (loss) income	$(8,502)	$(10,188)	$8,824	$51,775

	Thirteen Weeks Ended April 4, 2009	Thirteen Weeks Ended July 4, 2009	Thirteen Weeks Ended October 3, 2009	Thirteen Weeks Ended January 2, 2010
Sales	$119,218	$118,853	$168,748	$274,245
Cost of sales	51,767	51,532	71,232	102,261

Gross profit	67,451	67,321	97,516	171,984
Selling expenses	45,240	45,384	48,479	59,014
General and administrative expenses	15,362	15,339	19,158	19,738
Restructuring charges	748	227	906	—

Income from operations	6,101	6,371	28,973	93,232
Interest income	(10)	(1)	(1)	(1)
Interest expense	21,715	21,824	20,740	21,779
Other expense	1,437	39	5,929	614

(Loss) income before (benefit from) provision for income taxes	(17,041)	(15,491)	2,305	70,840
(Benefit from) provision for income taxes	(7,094)	(7,050)	1,045	29,644

(Loss) income from continuing operations	(9,947)	(8,441)	1,260	41,196
Loss from discontinued operations, net of income taxes	(1,542)	(4,081)	(1,995)	(78)

Net (loss) income	$(11,489)	$(12,522)	$(735)	$41,118

23. SUBSEQUENT EVENT

        In February 2011 Holdings formed a wholly-owned subsidiary, Yankee Finance, Inc., for the purpose of issuing in conjunction with Holdings, on a joint and several basis, $315.0 million aggregate principal amount of 10.25%/11.00% Senior Notes due 2016 (the "Notes") pursuant to an Indenture, dated February 9, 2011. Cash interest accrues at a rate of 10.25% per annum, and PIK Interest (defined below) accrues at the cash interest rate plus 0.75%. Holdings is required to pay interest on the Notes (1) for the first interest payment date, entirely in cash and (2) for all subsequent interest payment dates, entirely in Cash Interest, unless the conditions described in the Indenture are satisfied with respect to the related interest period, in which case, interest payable on the Notes for such interest period shall be payable by increasing the principal amount of the Notes or by issuing new Notes for up to the entire amount of the interest payment (in each case, "PIK Interest") to the extent described in the Indenture.

        Holdings is a holding company with no direct operations. Its principal asset is the indirect equity interests it holds in YCC, and all of its operations are conducted through YCC. As a result, Holdings will be dependent upon dividends from YCC to generate the funds necessary to meet its outstanding debt service obligations. YCC did not guarantee the debt nor is YCC obligated to pay dividends to Holdings.

        Holdings used the net proceeds from the Notes to make a distribution to its newly formed parent, Yankee Candle Investments LLC ("Yankee Investments"), who made a distribution to the holders of its Class A common units, together with payments to certain holders of its Class B and Class C common units. Ultimately, distributions and/or payments of $295.5 million and $5.4 million were made to MDP and certain members of the YCC's management and directors, respectively. The amounts paid to management related to the Class B and Class C shares will be reflected as compensation expense of YCC in fiscal 2011. Simultaneously with this transaction, all equity interests in the Company previously held by MDP and certain members of management were exchanged for like interests in Yankee Investments.

$315,000,000

10.25%/11.00% Senior Notes Due 2016

Preliminary Prospectus
               , 2011

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        Until                                         , 2011, all dealers that effect transactions in these securities, whether or not participating in the Exchange Offer may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Indemnification under the governing documents of YCC Holdings.

        The Second Amended and Restated Limited Liability Company Agreement of YCC Holdings (the "YCC LLC Agreement") provides for the indemnification of each member of the YCC Holdings' Board of Managers (the "YCC Board"), each holder of YCC Holdings common units (a "YCC Holder"), each person or entity controlling any member of the YCC Board or any YCC Holder (a "YCC Controlling Person") and each director, officer, principal or employee of a YCC Controlling Person (collectively, "YCC Covered Persons") to the fullest extent permitted under the Delaware Limited Liability Company Act (including indemnification for negligence) against all losses, liabilities and expenses, including attorneys' fees and expenses, arising from claims, actions and proceedings in which such YCC Covered Persons may be involved, as a party or otherwise, by reason of his being or have been a YCC Covered Person. The rights of indemnification provided by the YCC LLC Agreement are in addition to any rights to which any YCC Covered Person may otherwise be entitled by contract or as a matter of law and shall extend to the successors and assigns of each YCC Covered Person. The YCC LLC Agreement provides that each YCC Covered Person is entitled to indemnification by YCC Holdings against expenses as and when incurred (including attorneys' fees and expenses) by such YCC Covered Person upon the delivery by such YCC Covered Person to YCC Holdings of a written undertaking (reasonably acceptable to the YCC Board) to repay such amounts if it is ultimately determined that such YCC Covered Person was not entitled to indemnification under the YCC LLC Agreement. YCC Holdings may also, to the extent authorized from time to time by the YCC Board, grant rights to indemnification and to advancement of expenses to any employee or agent of YCC Holdings to the fullest extent of the indemnification provisions contained in the YCC LLC Agreement with respect to the indemnification and advancement of expenses of the YCC Covered Person.

        The YCC LLC Agreement further provides that with respect to managers and officers affiliated with Madison Dearborn, that such managers and officers may have certain rights to indemnification, advancement of expenses and/or insurance provided by Madison Dearborn or certain of its affiliates (collectively, the "MDP Indemnitors") and that (i) YCC Holdings is the indemnitor of first resort, (ii) YCC Holdings shall be required to advance the full amount of expenses incurred by such YCC Covered Person without regard to any rights such YCC Covered Person may have against the MDP Indemnitors and (iii) that YCC Holdings irrevocably waives, relinquishes and releases the MDP Indemnitors from any and all claims against the MDP Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. YCC Holdings further agrees that no advancement or payment by the MDP Indemnitors on behalf of any YCC Covered Person with respect to any claim for which any YCC Covered Person has sought indemnification from YCC Holdings shall affect the foregoing and the MDP Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any YCC Covered Person against YCC Holdings.

Indemnification under the governing documents of Yankee Finance.

        The Certificate of Incorporation of Yankee Finance provides that a director of Yankee Finance shall not be liable to Yankee Finance or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL").

        The Bylaws of Yankee Finance (the "Yankee Finance Bylaws") provide indemnification to each person who was or is made a party or is threatened to be made a party to or is involved in any action,

suit or proceeding, whether civil, criminal, administrative or investigative (a "Yankee Finance Proceeding") by reason of the fact that he is or was a director or officer of Yankee Finance or is or was serving at the request of Yankee Finance as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (each a "Yankee Finance Covered Person") to the fullest extent permitted by the DGCL against all expense, liability and loss (including attorneys' fees) actually and reasonably incurred by such Yankee Finance Covered Person in connection with any Yankee Finance Proceeding; provided, that except as set forth in the following paragraph, Yankee Finance shall indemnify a Yankee Finance Covered Person in connection with a Yankee Finance Proceeding initiated by such Yankee Finance Covered Person only if such Yankee Finance Proceeding was authorized by the Yankee Finance board of directors. The Yankee Finance Bylaws also provide for the advancement of expenses incurred in defending a Yankee Finance Proceeding prior to its final disposition and that Yankee Finance may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification.

        Any indemnification of a Yankee Finance officer or director or any advancement of expenses shall be made promptly and in any event within 30 days upon the written request of such officer of director. If Yankee Finance fails to respond within 60 days to a written request for indemnity, the Yankee Finance Bylaws provide that Yankee Finance shall be deemed to have approved the request. Alternatively, if Yankee Finance denies a written request for indemnification or the advancement of expenses, in whole or in part, or if payment in full is not made within 30 days, the right to indemnification or advances under the Yankee Finance Bylaws shall be enforceable by the related director or officer in any court of competent jurisdiction and such director or officer shall also be entitled to indemnification for the related enforcement costs and expenses.

        The Yankee Finance Bylaws also provide that Yankee Finance may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Yankee Finance or was serving at Yankee Finance's request as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity whether or not Yankee Finance would have the power to indemnify such person against such liability pursuant to the Yankee Finance Bylaws.

        The rights to indemnification provided under the Yankee Finance Bylaws are not exclusive.

Indemnification under the DGCL

        Yankee Finance is incorporated under the laws of the State of Delaware.

        Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court will deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection therewith. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Delaware Limited Liability Company Act

        YCC Holdings is a limited liability company formed under the laws of the State of Delaware.

        Section 108 of the Delaware Limited Liability Company Act authorizes a lmited liability company to, subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Item 21.    Exhibits and Financial Statement Schedules

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger, dated October 24, 2006, among YCC Holdings LLC, Yankee Acquisition Corp. and The Yankee Candle Company, Inc., filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
3.1	Certificate of Formation of YCC Holdings LLC, filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
3.2	Second Amended and Restated Limited Liability Company Agreement of YCC Holdings LLC, dated as of February 8, 2011, by and among the members identified therein
3.3	Certificate of Incorporation of Yankee Finance, Inc., dated as of January 27, 2011
3.4	Bylaws of Yankee Finance, Inc., adopted February 4, 2011
4.1
Indenture, dated as of February 9, 2011, among YCC Holdings LLC, Yankee Finance, Inc. and HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee, filed with Yankee Holding Corp.'s Form 8-K filed on February 10, 2011 and incorporated herein by reference.
4.2
Registration Rights Agreement, dated as of February 9, 2011, among YCC Holdings LLC, Yankee Finance, Inc. and the initial purchasers named therein, filed with Yankee Holding Corp.'s Form 8-K filed on February 10, 2011 and incorporated herein by reference.
5.1	Opinion of Kirkland & Ellis LLP

EXHIBIT NO.	DESCRIPTION
10.1	Credit Agreement, dated as of February 6, 2007, among Yankee Acquisition Corp., Yankee Holding Corp., The Yankee Candle Company, Inc., the lenders party thereto, Lehman Commercial Paper Inc., Sovereign Bank, Wells Fargo Retail Finance, LLC, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
10.2
Guarantee and Collateral Agreement, dated as of February 6, 2007 among Lehman Commercial Paper Inc., Yankee Holding Corp., Yankee Acquisition Corp., The Yankee Candle Company, Inc., Merrill Lynch Capital Corporation, Sovereign Bank, Wells Fargo Retail Finance, LLC, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
10.3
Term Loan Promissory Note, dated February 6, 2007, by the Borrowers party thereto, in favor of Sovereign Bank, filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
10.4
Term Loan Promissory Note, dated February 6, 2007, by the Borrowers party thereto, in favor of Citizens Bank of Massachusetts, filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
10.5
Term Loan Promissory Note, dated February 6, 2007, by the Borrowers party thereto, in favor of CIT, filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
10.6
Revolving Credit Note, dated February 6, 2007, by the Borrowers party thereto, in favor of Sovereign Bank, filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
10.7
Revolving Credit Note, by the Borrowers party thereto, in favor of Citizens Bank of Massachusetts, filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
†10.8
Amended and Restated Employment Agreement, dated March 4, 2009, between The Yankee Candle Company, Inc. and Craig W. Rydin, filed with Yankee Holding Corp.'s Form 8-K filed on March 5, 2009 (Reg No. 333-141699) and incorporated herein by reference.
†10.9
Employment Agreement dated March 4, 2009, between The Yankee Candle Company, Inc. and Harlan Kent, filed with Yankee Holding Corp.'s Form 8-K filed on March 5, 2009 (Reg No. 333-141699) and incorporated herein by reference.
10.10
Management Services Agreement, dated as of February 6, 2007, by and between the Yankee Candle Company, Inc. and Madison Dearborn Partners V-B, L.P., filed with The Yankee Candle Company's Form S-4 filed on March 30, 2007 (Reg No. 333-141699) and incorporated herein by reference.
†10.11	Form of Executive Severance Agreement, filed as Exhibit 10.1 to The Yankee Candle Company, Inc.'s Form 8-K filed on September 20, 2006 (Reg No. 333-141699), is incorporated herein by reference.
†10.12	Form of Amendment of Executive Severance Agreement, dated December 31, 2008, filed with Yankee Holding Corp.'s Form 10-K filed on April 3, 2009 (Reg No. 333-141699) and incorporated by reference.

EXHIBIT NO.	DESCRIPTION
†10.13	Amended and Restated Executive Deferred Compensation Plan, dated December 23, 2008, filed with Yankee Holding Corp.'s Form 10-K filed on April 3, 2009 (Reg No. 333-141699) and incorporated by reference.
†10.14	Amendment to the Yankee Candle Company, Inc. 401(K) and Profit Sharing Plan, filed with Yankee Holding Corp.'s Form 10-K filed on April 3, 2009 (Reg No. 333-141699) and incorporated by reference.
†10.15
Form of Management Incentive Plan for fiscal year 2009 for participants of Executive Compensation Plan, filed with Yankee Holding Corp.'s Form 8-K filed on April 8, 2009 (Reg No. 333-141699) and incorporated by reference.
†10.16
Form of Indemnification Agreement between The Yankee Candle Company, Inc. and its directors and executive officers, filed as Exhibit 99.3 to The Yankee Candle Company, Inc.'s Form 8-K filed on June 8, 2005 (Reg No. 333-141699) is incorporated herein by reference.
†10.17	Yankee Candle Investments LLC 2011 Incentive Equity Plan
†10.18
Unitholders Agreement, dated February 8, 2011, by and among Yankee Candle Investments LLC, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., and Madison Dearborn Capital Partners V Executive-A, L.P.
†10.19	Form of Class A Unit Exchange Agreement (executive form).
†10.20	Form of Class A Unit Exchange Agreement (director form).
†10.21	Form of Class A Unit Exchange Agreement (management form).
†10.22	Form of Class B Executive Unit Exchange Agreement (executive form).
†10.23	Form of Class B Executive Unit Exchange Agreement (management form).
†10.24	Form of Class C Executive Unit Exchange Agreement (executive form).
†10.25	Form of Class C Executive Unit Exchange Agreement (director form).
†10.26	Form of Class C Executive Unit Exchange Agreement (management form).
21.1	List of subsidiaries
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages to the registration statement)
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of HSBC BANK USA, NATIONAL ASSOCIATION
99.1	Form of Letter of Transmittal
99.2	Letter to DTC participants regarding the Exchange Offer
99.3	Form of letter to beneficial owners of the Old Notes regarding the Exchange Offer

†
Indicates a management contract or compensatory plan or arrangement.

Item 22.    Undertakings

(a)
The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(b)
The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)
The undersigned hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (A)  to include any propsectus required by Section 10(a)(3) of the Securities Act;

            (B)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (C)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   that for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

          (5)   that for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securiites to such purchaser:

            (A)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (B)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

            (C)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

            (D)  any other communications that is an offer in the offering made by the undersigned registrants to the purchaser; and

          (6)   insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or other controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be goverened by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Deerfield, Commonwealth of Massachusetts, on April 14, 2011.

YCC HOLDINGS LLC (Registrant)
By:	/s/ HARLAN KENT Name: Harlan Kent Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Gregory Hunt and James Perley, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ HARLAN KENT Harlan Kent	President and Chief Executive Officer	April 14, 2011
/s/ GREGORY HUNT Gregory Hunt	Treasurer	April 14, 2011
/s/ JAMES PERLEY James Perley	Vice President, Assistant Treasurer and Secretary	April 14, 2011
/s/ SARAH MULLINS Sarah Mullins	Assistant Secretary	April 14, 2011
/s/ CRAIG RYDIN Craig Rydin	Manager	April 14, 2011

Name	Title	Date

/s/ TERRY BURMAN Terry Burman	Manager	April 14, 2011
/s/ TRUDY SULLIVAN Trudy Sullivan	Manager	April 14, 2011
/s/ ROBIN SELATI Robin Selati	Manager	April 14, 2011
/s/ GEORGE PEINADO George Peinado	Manager	April 14, 2011
/s/ RICHARD COPANS Richard Copans	Manager	April 14, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Deerfield, Commonwealth of Massachusetts, on April 14, 2011.

YANKEE FINANCE, INC. (Registrant)
By:	/s/ HARLAN KENT Name: Harlan Kent Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Gregory Hunt and James Perley, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ HARLAN KENT Harlan Kent	President and Chief Executive Officer	April 14, 2011
/s/ GREGORY HUNT Gregory Hunt	Treasurer	April 14, 2011
/s/ JAMES PERLEY James Perley	Vice President, Assistant Treasurer and Secretary	April 14, 2011
/s/ SARAH MULLINS Sarah Mullins	Assistant Secretary	April 14, 2011
/s/ CRAIG RYDIN Craig Rydin	Director	April 14, 2011

Name	Title	Date

/s/ TERRY BURMAN Terry Burman	Director	April 14, 2011
/s/ TRUDY SULLIVAN Trudy Sullivan	Director	April 14, 2011
/s/ ROBIN SELATI Robin Selati	Director	April 14, 2011
/s/ GEORGE PEINADO George Peinado	Director	April 14, 2011
/s/ RICHARD COPANS Richard Copans	Director	April 14, 2011